                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                _______________


                                AMENDMENT NO. 3


                                       to

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                _______________

                             TRUSTMARK CORPORATION
               (Exact name of Registrant as specified in charter)

         MISSISSIPPI                                    6712                                 64-0471500
 (State or other jurisdiction of              (Primary Standard Industrial                 (I.R.S. Employer
 incorporation or organization)               Classification Code Number)                  Identification No.)

                            248 East Capitol Street
                               Jackson, MS 39201
                                 (601) 354-5111
                         (Address, including Zip Code,
                     and telephone, including area code, of
                   Registrant's principal executive offices)

                                 GERARD R. HOST
                             TRUSTMARK CORPORATION
                            248 East Capitol Street
                          Jackson, Mississippi  39201
                                 (601) 949-6651
               (Name, address, including Zip Code, and telephone
               number, including area code, of agent for service)

                          Copies of communications to:


                              ROBERT D. DRINKWATER
                    BRUNINI, GRANTHAM, GROWER & HEWES, PLLC
                                P. O. Drawer 119
                          Jackson, Mississippi  39205
                                 (601) 948-3101
                                      and
                                CRAIG N. LANDRUM
                     WATKINS LUDLAM WINTER & STENNIS, P.A.
                                 P. O. Box 427
                           Jackson, Mississippi 39205
                                 (601) 949-4900


            Approximate date of commencement of proposed sale of the
             securities to the public: As soon as practicable after
               the effective date of this Registration Statement

                        CALCULATION OF REGISTRATION FEE

                    TITLE PROPOSED
                        OF EACH                                         MAXIMUM            PROPOSED
                       CLASS OF                                        OFFERING            MAXIMUM           AMOUNT
                      SECURITIES                   AMOUNT                PRICE            AGGREGATE            OF
                         TO BE                     TO BE                  PER              OFFERING       REGISTRATION
                      REGISTERED               REGISTERED (1)          UNIT (2)           PRICE (2)         FEE (2)
                  -------------------         ---------------         -----------       -------------   ---------------
                  Common Stock                    362,767             $   *             $   *           $   *
                                                                       -------           -------         -------

(1)      Maximum number of shares issuable in connection with the Merger.

(2) Fee based on book value of SCB shares pursuant to Rule 457(f)(2) paid at time of initial filing.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

                                PROXY STATEMENT
                                       OF
                               SMITH COUNTY BANK
                    FOR THE SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON MARCH 11, 1998




                                   PROSPECTUS
                                       OF
                             TRUSTMARK CORPORATION
                      Relating to up to 362,767 shares of
                                  COMMON STOCK



         This Proxy Statement-Prospectus ("Proxy Statement") is being furnished to the holders of shares of the common stock of Smith County Bank ("SCB"), a Mississippi banking corporation, on or about February 6, 1998, in connection with the solicitation of proxies by the Board of Directors of SCB for use at a special meeting of shareholders and any adjournment thereof (the "SCB Special Meeting") to be held on March 11, 1998, at 9:30 o'clock a.m., local time, at the main office of SCB located at 404 Main Street, Taylorsville, MS 39168. At the SCB Special Meeting, the shareholders of SCB will be asked to vote upon the proposed Merger (the "Merger") of SCB with Trustmark National Bank ("Trustmark Bank") under the charter of Trustmark Bank, in connection with which each share of the outstanding common stock of SCB (other than shares held by SCB's shareholders who perfect dissenters' rights and shares owned by Trustmark) will be converted into the right to receive 25.4555 shares of the common stock of Trustmark Corporation ("Trustmark") and cash in lieu of fractional shares. As of February 2, 1998, the closing price of Trustmark's common shares was $48.50. If this share price were to be in effect on the date the Merger is consummated, the total Merger consideration would have a value of $18,518,876 ($1,234.59 per SCB share). Assuming issuance of 362,767 Trustmark shares in connection with the Merger and not considering any other Trustmark shares previously owned by SCB's shareholders, as a consequence of the Merger SCB's shareholders will own approximately 1.05 percent of the issued and outstanding shares of Trustmark.


         This Proxy Statement also constitutes the prospectus of Trustmark relating to up to 362,767 shares of Trustmark common stock to be issued to SCB's shareholders pursuant to the Merger.

         THE TRUSTMARK COMMON SHARES TO BE ISSUED IN CONNECTION WITH THE MERGER ARE NOT DEPOSITS, SAVINGS ACCOUNTS, OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND, ACCORDINGLY, ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                        ------------------------------

         THE SHARES OF TRUSTMARK TO BE ISSUED PURSUANT TO THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        ------------------------------


             The date of this Proxy Statement is February 6, 1998.

                             AVAILABLE INFORMATION

         Trustmark is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). A Registration Statement on Form S-4 under the Securities Act of 1933, as amended, including this Proxy Statement, has been filed by Trustmark with the Commission with respect to the Trustmark common shares to be issued upon consummation of the Merger. For further information pertaining to Trustmark and the shares of Trustmark to which this Proxy Statement relates, reference is made to such Registration Statement, including the Exhibits filed as a part thereof. As permitted by the rules and regulations of the Commission, certain information included in the Registration Statement is omitted from this Proxy Statement. Copies of the Registration Statement, as well as the reports, proxy statements and other information that Trustmark has filed with the Commission can be obtained from the Commission at prescribed rates by addressing a written request for such copies to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C., 20549. In addition, the reports, proxy statements and other information filed by Trustmark with the Commission can be inspected and copied at the public reference facilities referred to above, the Commission's Web site (http://www.sec.gov), and at the regional offices of the Commission at: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661; and New York Regional Office, 7 World Trade Center,
Suite 1300, New York, New York, 10048.   Trustmark's common shares are included
for quotation on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ/NMS") and reports, proxy statements and other information concerning Trustmark are available for inspection and copying at the offices of the National Association of Securities Dealers, 1735 K Street, N.W. Washington, D.C., 20006.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS RELATING TO TRUSTMARK ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST. REQUESTS FOR COPIES OF DOCUMENTS RELATED TO TRUSTMARK SHOULD BE DIRECTED TO TRUSTMARK CORPORATION, 248 EAST CAPITOL STREET, JACKSON, MISSISSIPPI, 39201, ATTN: GERARD R. HOST, TELEPHONE NUMBER (601) 949-6651. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE DATE OF THE SCB SPECIAL MEETING.

         The following documents filed by Trustmark with the Commission under
Section 13 of the Exchange Act are hereby incorporated by reference into this Proxy Statement: (i) Trustmark's Annual Report on Form 10-K for the year ended December 31, 1996; (ii) Trustmark's Proxy Statement in connection with its 1997 Annual Shareholders' Meeting; (iii) Trustmark's Quarterly Reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 1997; and (iv) the description of Trustmark's common stock contained in the registration of Trustmark's common stock on Form 10 (SEC File No.0-3683) filed pursuant to
Section 12 of the Exchange Act, and all amendments thereto.

         All documents filed by Trustmark pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the SCB Special Meeting are hereby incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents.

         No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement, or the solicitation of a proxy, in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Proxy Statement nor any distribution of the securities to which this Proxy Statement relates shall, under any circumstances, create any implication that there has been no change in the affairs of Trustmark since the date hereof.

         This Proxy Statement does not relate to any resales of Trustmark common stock received by any person upon consummation of the Merger, and no person is authorized to make any use of this Proxy Statement in connection with any such resale. However, persons who are not deemed "affiliates" of SCB will be able to freely resell the Trustmark shares received in connection with the Merger without registration and without the use of a resale prospectus. See the heading "Resales of Trustmark Common Shares."

                               TABLE OF CONTENTS


                                                                                                            PAGE
                                                                                                            ----
      AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   ii
      INCORPORATION OF CERTAIN INFORMATION BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . .   ii
      SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
               The Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
               The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
               The SCB Special Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
               Votes Required; Interests of Certain Persons . . . . . . . . . . . . . . . . . . . . . . .   2
               SCB Board of Directors' Recommendation . . . . . . . . . . . . . . . . . . . . . . . . . .   2
               Opinion of SCB's Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
               Opinion of Trustmark's Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . .   3
               Representations, Warranties, Covenants and Conditions  . . . . . . . . . . . . . . . . . .   3
               Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
               Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
               Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
               Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
               Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
               Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
               Dissenters' Rights of Appraisal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
               Resales of Trustmark Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
               Regulatory Authority Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
               Markets and Market Prices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
               Equivalent Per Share Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

      COMPARATIVE PER SHARE DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

      TRUSTMARK CORPORATION AND SUBSIDIARIES
               SELECTED FINANCIAL DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

      SMITH COUNTY BANK SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

      THE SMITH COUNTY BANK SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
               Special Meeting; Voting; Proxies; Revocation . . . . . . . . . . . . . . . . . . . . . . .   9
               Voting Securities and Principal Holders Thereof  . . . . . . . . . . . . . . . . . . . . .   10
               Securities Ownership of Management . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
               Interests of Certain Persons . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

      TRUSTMARK CORPORATION AND TRUSTMARK NATIONAL BANK . . . . . . . . . . . . . . . . . . . . . . . . .   11

      SMITH COUNTY BANK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
               Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
               Market Area and Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
               Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
               Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
               Supplemental Financial Information . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
               Market Prices of and Dividends Paid on SCB Stock . . . . . . . . . . . . . . . . . . . . .   15
               Management's Discussion and Analysis of Financial
                                Condition and Results of Operations . . . . . . . . . . . . . . . . . . .   16

      THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
               Background of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
               SCB's Reasons for Effecting the Merger . . . . . . . . . . . . . . . . . . . . . . . . . .   20
               Opinion of SCB's Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
               Trustmark's Reasons for Effecting the Merger . . . . . . . . . . . . . . . . . . . . . . .   23
               Opinion of Trustmark's Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . .   23

                                                                                                            PAGE
                                                                                                            ----
               The Merger Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
                       Conversion; Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . .    27
                       Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . . .    28
                       Special Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
                       Conditions to Consummation of the Merger . . . . . . . . . . . . . . . . . . . . .    30
                       Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30

      PROCEDURE FOR EXCHANGE OF CERTIFICATES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31

      RIGHTS OF DISSENTING SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32

      FEDERAL INCOME TAX CONSEQUENCES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32

      ACCOUNTING TREATMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33

      RESALES OF TRUSTMARK COMMON SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33

      REGULATORY AUTHORITY APPROVALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34

      COMPARISON OF RIGHTS OF SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
               Board of Directors; Elections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
               Required Vote for Authorization of Certain Actions . . . . . . . . . . . . . . . . . . . .    35
               Amendment of Articles of Incorporation or Charter  . . . . . . . . . . . . . . . . . . . .    36
               Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
               Loans Secured By Issuer's Stock; Other Transactions  . . . . . . . . . . . . . . . . . . .    36
               Voluntary Dissolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
               Dividends and Other Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
               Issuance of Additional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
               Fiduciary Duties of Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . .    37
               Reports to Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37

      LEGAL OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37

      EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38

      INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38

                       Annex A

                                Smith County Bank Financial
                                Statements December 31, 1996, 1995 and 1994

                                Smith County Bank Financial Statements
                                September 30, 1997 and 1996 (unaudited)

                       Annex B

                                Opinion of Chaffe & Associates, Inc

                       Annex C

                                Opinion of Southard Financial

                       Annex D
                                Merger Agreement dated September 9, 1997, and
                                First Amendment to Merger Agreement dated as of December 23, 1997, among Trustmark,
                                Trustmark Bank and Smith County Bank

                                    SUMMARY

     The following summary is not intended to be complete and is qualified in all respects by the more detailed information included in this Proxy Statement, the annexes hereto (which are hereby incorporated herein by reference) and the documents incorporated herein by reference. A complete copy of the Merger Agreement dated September 9, 1997 (the "Original Merger Agreement"), as amended by the First Amendment to Merger Agreement dated as of December 23, 1997 (the "Amendment") (the Original Merger Agreement and the Amendment being collectively referred to as the "Merger Agreement") has been included as Annex D to this Proxy Statement. Shareholders are urged to carefully review the entire Proxy Statement and other documents to which this Proxy Statement refers. All information concerning Trustmark and Trustmark Bank included in this Proxy Statement has been furnished by Trustmark, and all information concerning SCB has been furnished by SCB. Neither Trustmark nor SCB warrants the accuracy or completeness of information relating to any other party.

THE PARTIES

         Trustmark Corporation and Trustmark National Bank

         Trustmark, a Mississippi corporation, is a one-bank holding company which owns 100 percent of the outstanding shares of Trustmark Bank. As of September 30, 1997, Trustmark had total assets of $5.37 billion, net loans of $2.78 billion, total deposits of $3.72 billion and total stockholders' equity of $582 million. Through Trustmark Bank, Trustmark conducts a general commercial banking and trust business. Trustmark Financial Services, Inc., a subsidiary of Trustmark Bank, provides a broad range of securities brokerage services, including the marketing of Trustmark's proprietary mutual funds. Trustmark's principal executive offices are located at 248 East Capitol Street, Jackson, Mississippi, 39201, Telephone Number (601) 354-5111. See the heading "Trustmark Corporation and Trustmark National Bank."

         Smith County Bank

         SCB is a Mississippi state chartered banking institution.   As of
September 30, 1997, SCB had total assets of $97.10 million, net loans of $44.51 million, total deposits of $87.21 million and total stockholders' equity of $9.17 million. SCB conducts a general commercial banking business through five banking facilities located in Taylorsville, Mize, Soso and Raleigh, Mississippi. SCB's principal executive offices are located at 404 Main Street, Taylorsville, MS 39168, Telephone Number (601) 785-6541. See the heading "Smith County Bank."

THE MERGER

         Pursuant to the Merger Agreement SCB will be merged with and into Trustmark Bank, under the charter of Trustmark Bank. As a result of the Merger, other than shares with respect to which shareholders perfect their dissenters' rights of appraisal, each outstanding share of the common stock of SCB issued and outstanding on the Effective Date (the date the Merger is consummated) of the Merger (other than shares held by Trustmark) shall be converted into the right to receive 25.4555 shares (the "Exchange Ratio") of Trustmark common stock (the "Merger Consideration"). SEE THE HEADING "THE MERGER-THE MERGER AGREEMENT."

         Any fractional Trustmark shares which would otherwise be issued as a result of the Merger will not be issued. Instead, cash will be paid to SCB shareholders in lieu of fractional Trustmark shares. See the heading, "The Merger-Merger Agreement."

THE SCB SPECIAL MEETING


         The SCB Special Meeting to consider and vote on the Merger will be held on March 11, 1998, at 9:30 o'clock a.m., local time, at the main office of SCB located at 404 Main Street, Taylorsville, MS 39168. Only holders of record of SCB's common shares at the close of business on February 4,1998 (the "SCB Record Date") will be entitled to notice of and to vote at the SCB Special Meeting. On the SCB Record Date, there were 15,000 shares of SCB common stock outstanding, each of which is entitled to one vote on each matter
to be acted on.   See the heading "The Smith County Bank Special Meeting."


VOTES REQUIRED; INTERESTS OF CERTAIN PERSONS

         Approval of the Merger requires the affirmative vote of two-thirds of the outstanding shares of SCB and Trustmark Bank. Trustmark, which owns 100 percent of the Trustmark Bank shares, intends to vote its shares in favor of the Merger.

         As of January 23, 1998 SCB's directors and executive officers beneficially owned 4,033 (26.89 percent) of the outstanding common shares of SCB. This includes 2,806 (18.7 percent) shares owned by Frank R. Day, Chairman of the Board of Trustmark and 449 shares owned by Friend B. Walker, Jr. whose brother is the President of Trustmark. SCB's directors have agreed to vote the SCB shares owned by them in favor of the Merger.

         Trustmark and certain of its employees, officers, directors, substantial shareholders and their family members are substantial shareholders of SCB. Capitol Street Corporation, which directly and indirectly owns 5.88 percent of the outstanding shares of Trustmark, owns 2,038 (13.59 percent) SCB Shares. Trustmark Corporation owns 749 (4.99 percent) shares and Trustmark National Bank holds 2 shares in a fiduciary capacity. Various other directors, officers and employees of Trustmark own approximately 392 shares (2.6 percent). Various persons who are former employees of or who are otherwise affiliated with Trustmark own approximately 725 (4.8 percent) shares. None of the foregoing persons have agreed to vote their SCB shares in favor of the Merger.

         Since persons affiliated with Trustmark have a significant ownership interest in SCB, Trustmark's obligation to consummate the Merger is conditioned upon Trustmark's receipt of an opinion from Trustmark's financial advisor that the Merger is fair, from a financial point of view, to the shareholders of Trustmark. See the heading "The Merger-Opinion of Trustmark's Financial Advisor." THE OPINION OF TRUSTMARK'S FINANCIAL ADVISOR SHOULD NOT BE RELIED UPON BY SCB'S SHAREHOLDERS AS ANY INDICATION OF THE FAIRNESS OF THE MERGER TO THE SHAREHOLDERS OF SCB.

SCB BOARD OF DIRECTORS' RECOMMENDATION

         The Board of Directors of SCB, which is soliciting proxies in connection with the SCB Special Meeting, unanimously voted to approve the Merger and recommends that SCB's shareholders vote FOR adoption of the Merger Agreement.

         The Board of Directors of SCB believes that the Merger Agreement is in the best interests of SCB's shareholders. The Merger will provide significant value to all SCB shareholders and will enable them to participate in opportunities for growth that the Board believes the Merger makes possible. In recommending the Merger to the shareholders, the Board considered, among other factors, the financial terms of the Merger Agreement, including the consideration to be paid to its shareholders; the liquidity it will afford SCB's shareholders and particularly, Frank R. Day's expressed desire for liquidity; the parties' respective earnings and dividend records, financial conditions, historical stock prices and management; and the likelihood and potential adverse impact of increased competition in the market area if SCB remains an independent bank.

         Frank R. Day is a director of SCB, but abstained in voting on the Merger due to the potential conflict of interest caused by Mr. Day's position with Trustmark. See the heading "The Merger-Background of the Merger" and " SCB's Reasons for Effecting the Merger."

OPINION OF SCB'S FINANCIAL ADVISOR

         SCB retained Southard Financial, a Memphis, Tennessee, financial valuation consulting firm, to render its opinion as to the fairness, from a financial point of view, to the holders of SCB common stock of the consideration to be paid in the Merger (the "SCB Fairness Opinion"). In connection with this engagement, Southard Financial evaluated the financial terms of the Merger, but was not asked to, and did not, recommend a specific Exchange Ratio and did not assist in negotiating the Merger.

         In connection with the Original Merger Agreement Southard Financial provided a written opinion to the SCB Board to the effect that the terms of the Original Merger Agreement were fair, from a financial point of view, to the shareholders of SCB. Following the Amendment, Southard revised and reissued the SCB Fairness Opinion (the "Reissued SCB Fairness Opinion") to the effect that the Merger Agreement, as amended, was fair from a financial point of view, to the shareholders of SCB. The full text of the Reissued SCB Fairness Opinion is attached as Annex C to this Proxy Statement. The summary of the Reissued SCB Fairness Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the Reissued SCB Fairness Opinion.


OPINION OF TRUSTMARK'S FINANCIAL ADVISOR

         Trustmark retained Chaffe & Associates, Inc., New Orleans, Louisiana, to render its opinion as to the fairness, from a financial point of view, to the holders of Trustmark common stock of the consideration to be paid in the Merger. Chaffe was not asked to, and did not, recommend a specific Exchange Ratio and did not assist in negotiating the Merger Agreement.

         In connection with the Original Merger Agreement Chaffe provided its written fairness opinion (the "Trustmark Fairness Opinion") to the Trustmark Board to the effect that the terms of the Original Merger Agreement were fair, from a financial point of view, to the shareholders of Trustmark. Following the Amendment, Chaffe revised and reissued its opinion (the "Reissued Trustmark Fairness Opinion") the full text of which is attached as Annex B to this Proxy Statement. The Reissued Fairness Opinion is to the effect that the terms of the Merger Agreement are fair, from a financial point of view, to the shareholders of Trustmark. The summary of the Reissued Trustmark Fairness Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the Reissued Trustmark Fairness Opinion.


REPRESENTATIONS, WARRANTIES, COVENANTS AND CONDITIONS

         Pursuant to the Merger Agreement, both Trustmark and SCB made certain representations and warranties to the other. The continued truth and accuracy of those representations and warranties is a condition to consummation of the Merger.

         Trustmark's and Trustmark Bank's obligations to consummate the Merger are additionally subject to, among other things: (i) the approval of the Merger by SCB's Board of Directors and shareholders; (ii) receipt of all required approvals of regulatory authorities; (iii) no material adverse change having occurred in the financial condition, tangible properties or prospects of SCB since December 31, 1996; (iv) the reserve for loan losses then maintained by SCB being adequate to provide for the anticipated loan losses of SCB as of such date in accordance with accepted audit, bank examination and bank regulatory standards; (v) the tangible assets of SCB having a fair market value equal to or greater than its liabilities; (vi) Trustmark having received the legal opinion of counsel to SCB in accordance with the Merger Agreement; (vii) Trustmark's receipt of an acceptable opinion of its counsel that the Merger will qualify as a tax-free reorganization for federal income tax purposes; and
(viii) Trustmark having received the fairness opinion contemplated by the Merger Agreement.

         SCB's obligation to consummate the Merger is additionally subject to, among other things: (i) the approval of the Merger by the Board of Directors of Trustmark and the Board of Directors and shareholders of Trustmark Bank;
(ii) receipt of all required approvals of regulatory authorities; (iii) SCB's receipt of an acceptable opinion of Trustmark's counsel that the Merger will qualify as a tax-free reorganization for federal income tax purposes; (iv) receipt of the opinion of counsel to Trustmark in accordance with the Merger Agreement; and (v) no material adverse change having occurred in the condition, financial or otherwise, of Trustmark or Trustmark Bank since December 31, 1996. See the heading "The Merger-The Merger Agreement."

TERMINATION

         The Merger Agreement may be terminated and the Merger abandoned under certain circumstances. See the heading "The Merger-The Merger Agreement."

EFFECTIVE DATE

         The Effective Date is currently scheduled to occur prior to April 1, 1998 if all conditions precedent are satisfied or waived. If the Effective Date is delayed, it will occur within 30 days after all conditions to closing have been satisfied or have been waived. See the heading "Regulatory Authority Approvals."

EXCHANGE OF CERTIFICATES

         If the Merger is approved, SCB's shareholders will be sent instructions on the procedure for exchanging SCB share certificates for certificates representing Trustmark shares. See the heading "Procedure for Exchange of Certificates."

DIVIDENDS

         SCB will be permitted to declare and pay an annual cash dividend out of current operating profits earned since January 1, 1997 of up to $7.00 per share. If the Effective Date does not occur by March 1, 1998, SCB will be permitted to pay a quarterly dividend out of current operating profits of up to $1.75 per share. Except as set forth above, SCB shall not declare or pay any cash or other dividends prior to the Effective Date. See the heading "The Merger-The Merger Agreement-Special Agreements."

FEDERAL INCOME TAX CONSEQUENCES

         In the opinion of Brunini, Grantham, Grower & Hewes, PLLC counsel to Trustmark, the Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code of 1986. Accordingly, SCB's shareholders, except for shareholders exercising dissenters' rights of appraisal and except with respect to cash received in lieu of fractional SCB shares, will not recognize gain or loss for federal income tax purposes upon the conversion of SCB common shares into Trustmark common shares. See the heading "Federal Income Tax Consequences."

ACCOUNTING TREATMENT

         It is anticipated that the Merger will be accounted for as a "purchase" for financial reporting purposes. See the heading "Accounting Treatment."

DISSENTERS' RIGHTS OF APPRAISAL

         Pursuant to Federal law, SCB's shareholders will have dissenters' rights of appraisal as a result of the Merger and will, accordingly, be entitled to be paid cash for the value of their SCB shares. SCB's shareholders should be aware that the assertion of dissenters' rights of appraisal requires compliance with specific federal statutes. See the heading "Rights of Dissenting Shareholders."

RESALES OF TRUSTMARK SHARES

         Except for Trustmark shares held by "affiliates" of SCB or Trustmark, the Trustmark shares received as a consequence of the Merger will be freely transferrable. Shares acquired by persons who are deemed affiliates of SCB can transfer their Trustmark shares, but, for a period of one year following the Merger, must do so in "brokerage" transactions and, during any three-month period, cannot sell more than one percent of the number of outstanding Trustmark shares. See the heading "Resales of Trustmark Common Shares."

REGULATORY AUTHORITY APPROVALS


         An application relating to the Merger has been approved by the Office of the Comptroller of the Currency. No objection to the Merger was made by the United States Department of Justice. See the heading "Regulatory Authority Approvals."


MARKETS AND MARKET PRICES

         Trustmark's common shares are included for quotation on the NASDAQ/NMS.

         There is no active trading market for the outstanding common shares of SCB. However, SCB's management is aware of one transaction involving 20 shares for $30.00 per share in April, 1997 and one transaction involving 14 shares at $300.00 per share in June, 1996.

EQUIVALENT PER SHARE DATA


         The following table sets forth certain equivalent per share data concerning SCB's outstanding common shares. This data reflects that under the terms of the Original Merger Agreement the equivalent per share value of SCB common stock at September 8, 1997 (the day prior to the public announcement of the Merger) was $1,000.00 and that on February 2, 1998, when Trustmark's shares closed at $48.50, the equivalent per share value was $1,234.59, which is the product of $48.50 multiplied by the Exchange Ratio of 25.4555 established in the Amendment.




                                          RELEVANT              SCB'S EQUIVALENT
     DATE                              TRUSTMARK PRICE          PER SHARE VALUE
     ----                              ---------------          ---------------
 September 8, 1997                         $30.125              $1,000.00

 February  2, 1998                         $48.50               $1,234.59

                           COMPARATIVE PER SHARE DATA

         The following table presents certain data concerning net income per share, dividends per share and book value per share for Trustmark and SCB on a historical and pro forma basis.

         The pro forma data gives effect to the Merger accounted for as a purchase using an Exchange Ratio of 25.4555 Trustmark common shares for each SCB common share. Equivalent pro forma per share amounts for SCB are calculated by multiplying the pro forma income per share, pro forma book value per share and pro forma dividends per share of Trustmark by the Exchange Ratio. This information is not necessarily indicative of the results of operations or combined financial condition that would have resulted if the Merger had been consummated at the beginning of the periods indicated.

                                                                  Nine Months Ended            Year Ended
                                                                    September 30,             December 31,
                                                                    -------------             ------------
                                                                 1997          1996               1996
                                                                 ----          ----               ----
         TRUSTMARK CORPORATION AND SUBSIDIARIES:
              Net Income Per Share:
                   Historical                                    $1.46         $1.41              $1.87
                   Pro Forma                                      1.46          1.41               1.87

              Cash Dividends Per Share:
                   Historical                                     0.42          0.36               0.50
                   Pro Forma                                      0.42          0.36               0.50


              Book Value Per Share:
                   Historical                                    15.98         14.64              15.01
                   Pro Forma                                     16.25         14.93              15.30



         SMITH COUNTY BANK:
              Net Income Per Share:
                   Historical                                    43.21         39.44              46.70
                   Equivalent Pro Forma                          37.17         35.89              47.60

              Cash Dividends Per Share:
                   Historical                                     0.00          0.00               7.00
                   Equivalent Pro Forma                          10.69          9.16              12.73

              Book Value Per Share:
                   Historical                                   611.52        565.93             567.22
                   Equivalent Pro Forma                         413.65        380.05             389.47

         TRUSTMARK CORPORATION AND SUBSIDIARIES SELECTED FINANCIAL DATA

     The following table presents, on a historical basis, selected consolidated financial data for Trustmark. This information is based upon the consolidated financial statements of Trustmark incorporated herein by reference. Results for the nine months ended September 30, 1997, are not necessarily indicative of results to be expected for the entire year. All adjustments necessary to arrive at a fair statement of results of interim operations of Trustmark, in the opinion of management of Trustmark, have been made. All information is in thousands except per share data.



                                         Nine months ended
                                           September 30,
                                            (unaudited)                           Year Ended December 31,
                                      ---------------------     ------------------------------------------------------------
                                        1997         1996         1996         1995         1994         1993         1992
                                      --------     --------     --------     --------     --------     --------     --------
CONSOLIDATED STATEMENTS OF INCOME
     Total interest income            $279,747     $268,841     $358,063     $348,341     $315,449     $310,607     $310,626
     Total interest expense            128,301      123,486      161,267      161,545      124,290      116,770      138,369
                                      --------     --------     --------     --------     --------     --------     --------
     Net interest income               151,446      145,355      196,796      186,796      191,159      193,837      172,257
     Provision for loan losses           3,278        4,698        5,783        2,439        2,786       18,596       26,737
     Noninterest income                 55,353       49,616       66,974       59,467       48,670       47,898       45,583
     Noninterest expense               124,442      115,569      160,557      152,484      152,801      150,781      132,844
                                      --------     --------     --------     --------     --------     --------     --------
     Income before income taxes         79,079       74,704       97,430       91,340       84,242       72,358       58,259
     Income taxes                       26,108       25,631       32,291       31,582       29,237       20,106       17,490
                                      --------     --------     --------     --------     --------     --------     --------
          Net income                  $ 52,971     $ 49,073     $ 65,139     $ 59,758     $ 55,005     $ 52,252     $ 40,769
                                      ========     ========     ========     ========     ========     ========     ========

PER SHARE DATA
     Net income per share             $   1.46     $   1.41     $   1.87     $   1.71     $   1.58     $   1.55     $   1.23
                                      ========     ========     ========     ========     ========     ========     ========

     Cash dividends per share         $   0.42     $   0.36     $   0.50     $   0.44     $   0.41     $   0.37     $   0.34
                                      ========     ========     ========     ========     ========     ========     ========




                                      September 30,
                                      (unaudited)                                         December 31,
                                -------------------------     ----------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS        1997           1996           1996           1995           1994           1993           1992
                                ----------     ----------     ----------     ----------     ----------     ----------     ----------
   Total assets                 $5,371,852     $5,097,928     $5,193,684     $4,992,592     $4,763,365     $4,708,206     $4,346,985
   Securities - nontrading       2,017,475      1,987,940      1,953,202      1,842,325      1,862,351      1,980,566      1,718,635
   Net loans                     2,784,672      2,524,900      2,571,573      2,510,091      2,282,551      2,166,004      2,007,629
   Deposits                      3,723,578      3,519,342      3,597,436      3,530,045      3,449,229      3,428,781      3,431,383

                   SMITH COUNTY BANK SELECTED FINANCIAL DATA

     The following table presents, on a historical basis, selected financial data for SCB. This information is based upon the financial statements of SCB attached as Annex A hereto. Results for the nine months ended September 30, 1997, are not necessarily indicative of results to be expected for the entire year. All adjustments necessary to arrive at a fair statement of results of interim operations of SCB, in the opinion of management of SCB, have been made. All information is in thousands except per share data.


                                       Nine months ended
                                        September 30,
                                         (unaudited)                          Year Ended December 31,
                                      -------------------      -------------------------------------------------------
                                        1997        1996        1996        1995        1994        1993        1992
                                      -------     -------      -------     -------    -------     -------      -------
STATEMENTS OF INCOME
     Total interest income            $ 5,202     $ 5,228      $ 6,980     $ 6,580    $ 5,666     $ 4,078      $ 4,422
     Total interest expense             2,724       2,734        3,643       3,396      2,434       1,612        1,920
                                      -------     -------      -------     -------    -------     -------      -------
     Net interest income                2,478       2,494        3,337       3,184      3,232       2,466        2,502
     Provision for loan losses             90         150            0         205      1,974         231          250
     Noninterest income                   543         517          701         740        749         636          605
     Noninterest expense                2,025       2,089        3,001       2,935      2,849       2,061        2,079
                                      -------     -------      -------     -------    -------     -------      -------
     Income before income taxes           906         772        1,037         784       (842)        810          778
     Income taxes                         258         180          336         250       (581)        200          151
                                      -------     -------      -------     -------    -------     -------      -------
          Net income                  $   648     $   592      $   701     $   534    $  (261)    $   610      $   627
                                      =======     =======      =======     =======    =======     =======      =======

PER SHARE DATA
     Net income per share             $ 43.21     $ 39.44      $ 46.70     $ 35.62    $(17.41)    $ 40.66      $ 41.78
                                      =======     =======      =======     =======    =======     =======      =======

     Cash dividends per share         $  0.00     $  0.00      $  7.00     $  7.00    $  7.00     $  7.00      $  7.00
                                      =======     =======      =======     =======    =======     =======      =======




                                     September 30,
                                      (unaudited)                               December 31,
                                   -------------------      -------------------------------------------------------
BALANCE SHEETS                       1997        1996         1996        1995       1994        1993         1992
                                   -------     -------      -------     -------    -------     -------      -------
Total assets                       $97,100     $96,136      $94,209     $91,230    $85,292     $56,493      $54,722
Securities - nontrading             38,452      41,881       41,897      33,115     31,349      22,190       20,908
Net loans                           44,510      43,150       44,375      43,714     45,982      26,676       24,763
Deposits                            87,208      86,910       85,081      82,789     75,654      48,526       47,208

                     THE SMITH COUNTY BANK SPECIAL MEETING


         This Proxy Statement is being sent to the shareholders of SCB in connection with the solicitation by the Board of Directors of SCB of proxies for use at the SCB Special Meeting. A notice of the SCB Special Meeting accompanies this Proxy Statement. At the SCB Special Meeting, SCB's shareholders will be asked to consider and vote upon the proposed Merger of SCB with and into Trustmark Bank pursuant to the terms of the Merger Agreement. If the Merger is approved, SCB will be merged with and into Trustmark Bank under the charter of Trustmark Bank. As a consequence of the Merger, other than shares with respect to which holders have perfected their dissenters' rights of appraisal, each outstanding share of the common stock of SCB issued and outstanding on the Effective Date shall be converted into the right to receive a number of shares of Trustmark common stock equal to the Exchange Ratio.


         Other than considering and voting upon the Merger, the Board of Directors of SCB is not aware of any other business which may come before the SCB Special Meeting. If any other business should come before the shareholders assembled at the SCB Special Meeting, it is the intention of the Board of Directors that the persons named in the proxies will vote the shares represented by the proxies in accordance with the direction of the Board of Directors of SCB.

         The Board of Directors of SCB believes that the Merger is in the best interests of SCB's shareholders and recommends that SCB's shareholders vote FOR approval of the Merger Agreement.

SPECIAL MEETING; VOTING; PROXIES; REVOCATION


         The SCB Special Meeting has been called for 9:30 o'clock a.m., local time, on March 11, 1998, at the main office of SCB located at 404 Main Street, Taylorsville, MS 39168. The Board of Directors of SCB has fixed the close of business on February 4, 1998, as the SCB Record Date for determining the SCB shareholders entitled to notice of and to vote at the SCB Special Meeting and any adjournment or adjournments thereof.


         There are 15,000 shares of the common stock of SCB issued and outstanding. Each share is entitled to cast one vote in connection with the Merger. Adoption of the Merger Agreement will require the affirmative vote of the holders of two-thirds of the outstanding SCB common shares, or 10,000
shares.   For purposes of voting on the Merger, abstentions and nonvotes have the same effect as "no" votes. Proxies that are voted to disapprove the Merger will not be voted in favor of an adjournment or postponement of the Special Meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise.

         SCB's directors, which beneficially own 4,003 SCB shares (26.69 percent) have agreed to vote their shares in favor of the Merger. Nondirector executive officers of SCB, which own 30 shares and Trustmark and certain of its employees, officers, directors, substantial shareholders and their family members, which own 2,038 shares (13.59 percent), are expected to vote in favor of the Merger but have not agreed to do so.

         EACH SHAREHOLDER IS REQUESTED TO PROMPTLY FILL OUT AND MAIL THE ENCLOSED PROXY TO SCB. Shares represented by properly executed proxies received in time for the SCB Special Meeting will be voted in accordance with the choice specified. Where no choice is specified, the shares will be voted FOR the Merger.

         A shareholder executing and returning a proxy has the power to revoke it at any time before it is voted on the specific matter to be voted upon. A proxy may be revoked by execution of a subsequently dated proxy, by filing a written revocation with the secretary of SCB prior to the meeting or by revoking the proxy in person at the SCB Special Meeting.

         SCB will pay all of the expenses incurred in connection with the preparation and distribution of this Proxy Statement. Proxies may be solicited by mail, personal contact, telephone, telegram or other form of communication by directors, officers and employees of SCB. These persons will not receive any special or additional compensation for soliciting proxies. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to the beneficial owners of shares held of record by them, and such nominees, fiduciaries and other custodians will be reimbursed for their reasonable out-of-pocket expenses.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         SCB has outstanding 15,000 shares of common stock, $15.00 par value, owned by approximately 148 shareholders. The following is certain information about shares owned by SCB's management and by shareholders beneficially owning more than five percent of the outstanding common stock of SCB.

      NAME AND ADDRESS OF                                                AMOUNT AND NATURE OF          PERCENT
      BENEFICIAL OWNER                                                   BENEFICIAL OWNERSHIP          OF CLASS
      ------------------                                                 --------------------          --------
      Capitol Street Corp.                                                       1,499                    10
      711 West Capitol St
      Jackson, MS 39207

      Frank R. Day                                                               2,806                  18.7
      Third Floor
      Trustmark Building
      248 East Capitol St.
      Jackson, MS 39201

      Mrs. Jack R. Gibson(1)                                                       784                   5.2
      P. O. Box 386
      Collins, MS 39428


----------

(1) Includes 423 shares for which named person is co-trustee and, accordingly, has shared voting and investment power.

SECURITIES OWNERSHIP OF MANAGEMENT

         The following table sets forth, as of the SCB Record Date, certain information with respect to the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), of SCB common stock for (i) each director and executive officer of SCB; and (ii) all directors and executive officers of SCB as a group. Unless otherwise indicated, all shares indicated as beneficially owned are held with sole voting and investment power.

                                                 AMOUNT AND NATURE OF
     NAME AND ADDRESS                           BENEFICIAL OWNERSHIP OF
   OF BENEFICIAL OWNER                             SCB COMMON STOCK           PERCENT OF CLASS
   -------------------                          -----------------------       ----------------
William D. Bassett
P. O. Box 239                                          55                              *
Taylorsville, MS 39168

D. Michael Bryant                                      15                              *
P. O. Box 233
Taylorsville, MS 39168

Bobbie G. Butler                                       10(1)                           *
512 Haven Drive
Taylorsville, MS 39168

Lynette M. Craft                                       10(1)                           *
Route 2, Box 236A
Mize, MS 39116

Cliff Currie                                           14                              *
P. O. Box 616
Raleigh, MS 39153

Frank R. Day                                        2,806                           18.71%
P. O. Box 291
Jackson, MS 39205

Robert Edwin Grissom                                   20                              *
Route 3, Box 89
Taylorsville, MS 39168

Robert Lindsey, Jr.                                   276                            1.84%
2144 Old Bay Springs Road
Laurel, MS 39440

John K. Mayfield                                       25                              *
P. O. Box 339
Taylorsville, MS 39168

John W. Murray                                        343(2)                         2.29%
908 Summerland Road
Taylorsville, MS 39168

Diane R. Thompson                                      10(1)                           *
Route 3, Box 330
Taylorsville, MS 39168

F. B. Walker, Jr.                                     449(3)                         2.99%
P. O. Box 393
Taylorsville, MS 39168

All directors and executive officers as a           4,033                           26.89%
group                                               =====                           ======

---------------------
*Less than 1%

(1)Owned jointly with spouse
(2)Includes 323 shares owned jointly with spouse
(3)Includes 235 shares owned jointly with spouse, 5 shares owned by daughter and 42 shares owned by spouse


INTERESTS OF CERTAIN PERSONS

         Certain directors of SCB may be said to have an interest in the proposed Merger in addition to that person's interest as a shareholder of SCB. Frank R. Day is the Chairman of the Board of Trustmark. The brother of F. B. Walker, Jr. is the Secretary of Trustmark and the President of Trustmark Bank. Pursuant to the Merger Agreement, Trustmark has agreed to continue the employment of the employees of SCB for a minimum of one year after the Effective Date.


               TRUSTMARK CORPORATION AND TRUSTMARK NATIONAL BANK

         Trustmark is a one-bank holding company which currently owns 100 percent of the outstanding common shares of Trustmark Bank. The principal executive offices of Trustmark are located in the Trustmark National Bank Building, 248 East Capitol Street, Jackson, MS 39201, Telephone No. (601) 354-5111.

         Through Trustmark Bank, Trustmark conducts a full range of commercial banking and trust activities. For a more complete description of the business of Trustmark, its historical financial condition and results of operations, its summary of quarterly results of operations, and management's discussion and analysis of financial condition and results of operations, shareholders of SCB are referred to the information incorporated herein by reference including (i) Trustmark's annual report on Form 10-K for the year ended December 31, 1996,
(ii) Trustmark's quarterly reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 1997, (iii) Trustmark's proxy statement in connection with its 1997 annual shareholders' meeting, and (iv) the information contained in the registration of Trustmark's common shares filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating this information. Copies of any of these documents can be obtained by request addressed to Trustmark Corporation, 248 East Capitol Street, Jackson, MS 39201, Attn: Gerard R. Host.

                               SMITH COUNTY BANK

BUSINESS

         SCB is a Mississippi chartered banking institution insured by the Federal Deposit Insurance Corporation. The principal executive offices of SCB are located at 404 Main St., Taylorsville, MS 39168. SCB's main office and three of its branches (Mize and Raleigh(2)) are located in Smith County and one branch is located in Jones County, Mississippi. SCB's primary activities are those associated with commercial banking, such as business and consumer lending. Funds for lending are obtained from deposits, repayments of existing loans, investments, and other sources. At September 30, 1997, SCB had total assets of $97.1 million, total deposits of $87.21 million, net outstanding loans of $44.51 million and total equity capital of $9.17 million.

MARKET AREA AND COMPETITION

         SCB'S market area is Smith County, Mississippi which has a current population of 15,208 and the Soso community of Jones County, Mississippi, which has a current population of 366. Other organizations in the market area provide services similar to those provided by SCB. Competition in the market area includes one competitor bank in Taylorsville and one in Raleigh. Competition among banks for loan customers is generally governed by such factors as loan terms, including interest charges, restrictions on borrowers and compensating balances, and other services offered by such banks.

PROPERTIES

         SCB has its main office in Taylorsville, Mississippi on Main Street, two offices in Raleigh, one in Mize and one in Soso, Mississippi located in Jones County. All of SCB's offices are owned by SCB and are not subject to any mortgages or encumbrances.

LEGAL PROCEEDINGS

         There are no material legal proceedings to which SCB is a party or to which any of its properties are subject.

SUPPLEMENTAL FINANCIAL INFORMATION

         Supplemental financial information for SCB is set forth below.



         INVESTMENT SECURITIES

         The following table sets forth the carrying amounts of investment securities at the dates indicated (in thousands of dollars):


                                                                                 December 31
                                                                    -------------------------------------
                                                                          1996                 1995
                                                                    -------------------------------------
U. S. Treasury securities and obligations of other U. S.
    Government agencies and corporations                                 31,533                21,258
Obligations of state and political subdivisions                           5,804                 6,761
Mortgage-backed bonds and collateralized
    mortgage obligations                                                  3,665                 4,165
                                                                         ------                ------
                          Total                                          41,002                32,184


                     (Equity Securities 1996-895, 1995-931)


         LOAN PORTFOLIO

         The table below sets forth SCB's loan distribution at the end of each of the last two years (in thousands of dollars):


                                                                                 December 31
                                                                    -------------------------------------
                                                                          1996                 1995
                                                                    -------------------------------------
Commercial, financial and agricultural                                   5,068                    7,551
Real estate - mortgage                                                  26,470                   23,092
Real Estate - construction                                                 125                      262
Installment *                                                           13,922                   14,077
                                                                        ------                   ------
                          Total                                         45,585                   44,942

* includes all amounts not in two categories above (not necessarily installment).

         The following table shows the maturity or repricing frequency of loans outstanding as of December 31, 1996 (in thousands of dollars):

Maturity of fixed rate loans:
         Within one year                                     7,383
         After one but within five years                    18,124
         After five years                                    1,347

         Total fixed rate loans                             26,854

Variable rate loans repricing at least quarterly            18,456
Nonaccrual loans                                               275
                                                            ------

         Total loans                                        45,585

         SUMMARY OF LOAN LOSS EXPERIENCE

         The following table summarizes SCB's loan loss experience for each of the two years ended (in thousands of dollars):


                                                                                 December 31
                                                                    -------------------------------------
                                                                          1996                 1995
                                                                    -------------------------------------
Balance at beginning of period                                           1,048                     902
Charge-offs:
    Commercial, financial and agricultural                                  30                     239
    Installment                                                            248                     343
                                                                         -----                   -----
         Total Charge-offs:                                                278                     582

Recoveries:
   Commercial, financial and agricultural                                  300                     281
   Installment                                                             140                     242
                                                                         -----                   -----
         Total Recoveries                                                  440                     523

Net charge-offs                                                           (162)                     59
Provision charged (credited) to operations                                  -0-                    205
                                                                         -----                   -----
Balance at end of period                                                 1,210                   1,048

Ratio of net charge-offs to average loans outstanding                    (.36%)                    .13%


         The provision for loan losses, which is charged to income from operations, is based upon the changes in the loan portfolio, the amount of net loan losses incurred, and management's estimation of potential future losses based on several factors including, but not limited to, current economic conditions, loan portfolio composition, nonaccrual loans, problem loans and prior loan loss experience.


         RISK ELEMENTS

         The following table summarizes nonperforming loans at December 31, 1996 and 1995 (in thousands of dollars):

                                                                          1996                 1995
                                                                    -------------------------------------
Nonaccrual loans                                                           275                   150
Accruing loans past due 90 days or more                                    459                   237
Restructured loans not included above                                      -0-                   -0-

         DEPOSITS

         The average deposits are summarized for the period indicated in the following tables (in thousands of dollars):

                                                                           Years Ended December 31
                                                                    -------------------------------------
                                                                          1996                 1995
                                                                    -------------------------------------
                                                                         Amount               Amount
                                                                    -------------------------------------

Noninterest-bearing demand deposits                                     10,147                    9,552
Interest-bearing demand deposits                                         9,449                   11,100
Savings deposits                                                        18,326                   16,898
Time deposits                                                           47,159                   45,239
                                                                        ------                   ------
                          Total                                         85,081                   82,789

         Maturities of time deposits of $100,000 or more outstanding as of December 31, 1996 are summarizes as follows (in thousands of dollars):

                                    Time Certificates of Deposit
                                ------------------------------------
3 months or less                              1,657
Over 3 through 12 months                      1,785
Over 12 months                                4,312
                                              -----
         Total                                7,754


         RETURN ON EQUITY AND ASSETS


                                               Years Ended December 31
                                        -------------------------------------
                                              1996                 1995
                                        -------------------------------------
Return on average assets                      .73                     .50
Return on average equity                     8.24                    5.88
Divided payout ratio                        15.00                   22.97
Average equity to average assets             8.89                    8.48



MARKET PRICES OF AND DIVIDENDS PAID ON SCB STOCK

         SCB has issued and outstanding 15,000 shares of common stock held by approximately 148 shareholders. There is no established trading market in the shares of SCB common stock. However, SCB's management is aware of one transaction involving 20 shares for $30.00 per share in April, 1997 and one transaction involving 14 shares at $300.00 per share in June, 1996.

         SCB has paid a $7.00 per share cash dividend in each of the last five calendar years.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discusses and analyzes SCB's financial condition, changes in financial condition and results of operations. Also included is information regarding SCB's operations which may not be readily evident in the financial statements. This discussion and analysis should be read in conjunction with the financial statements and related notes thereto included elsewhere herein.

FINANCIAL CONDITION

Total assets increased 3.1% or $2,891,000 to $97,100,000 at September 30, 1997, from $94,209,000 at December 31, 1996. The significant changes in the composition of the assets and liabilities as compared to December 31, 1996 was related to the increase in cash, federal funds sold and loans with funds received from increases in deposits through normal operations.

Cash and due from banks increased $728,000 to $5,055,000 from $4,327,000 at December 31, 1996. The increase is due to requirements from the County to maintain 40% of their funds at The Bank of Taylorsville which totaled $1,357,000 at September 30, 1997, the reduction in cash due from Trustmark which totaled $536,000 and timing differences related to cash letters and currency orders.

Federal funds sold at September 30, 1997 increased $5,700,000 from December 31, 1996 due to Bank investing excess funds held at Trustmark in an interest bearing account and due to maturing investments that had not been reinvested.

Investments decreased from $41,897,000 at December 31, 1996 to $38,452,000 as of September 30, 1997 or $3,445,000. The decrease is due to the cash requirements regarding The Bank of Taylorsville and the maturing of investments at September 30, 1997 as mentioned above.

Bank premises and equipment at September 30, 1997 increased $26,000 from December 31, 1996. The increase is due to renovations made to the Raleigh branches.

Deposits increased $2,127,000 to $87,208,000 at September 30, 1997 from $85,081,000 at December 31, 1996. The change is principally related to the increase in public deposits.

Total assets increased 3.3% or $2,979,000 to $94,209,000 at December 31, 1996, from $91,230,000 at December 31, 1995. The significant changes in the composition of the assets and liabilities as compared to December 31, 1995 were related principally to the increase in investments and loans funded by the increase in deposits.

Federal funds sold at December 31, 1996 decreased $5,400,000 from December 31, 1995. The decrease is due to excess funds being transferred to long-term investments in order to obtain higher yields.

Investment securities increased $8,782,000 to $41,897,000 at December 31, 1996 from $33,115,000 at December 31, 1995. The increase is attributed to the federal funds sold mention above and to the increase in deposits.

Bank premises and equipment at December 31, 1996 increased $226,000 from December 31, 1995. The increase is due to the renovations being made at the Raleigh branches.

Accrued interest receivable at December 31, 1996 increased $151,000 from December 31, 1995 which can be attributed to the increase in investment securities and loans.

Deferred taxes at December 31, 1996 decreased $207,000 to $140,000 from $347,000 at December 31, 1995. The decrease is due to the utilization of a net operating loss carryforward.

Deposits increased $2,292,000 to $85,081,000 at December 31, 1996 from $82,789,000 at December 31, 1995. The change is principally related to the increase in public deposits.


LIQUIDITY, CAPITAL RESOURCES AND INTEREST RATE SENSITIVITY

Liquidity represents SCB's ability to meet financial commitments through the maturity and sale of existing assets or the availability of additional funds. The primary assets of SCB are portfolios of investment securities and loans, while liabilities are primarily composed of interest bearing deposits. Assets and liabilities have varying maturities, and the associated rates may be fixed or variable. Asset/liability management techniques are used to maintain what are believed to be appropriate levels and relationships between rate-sensitive assets and liabilities. They represent the efforts to maximize overall returns and to minimize the risk of loss associated with significant, often unforeseen, shifts in overall interest rates.

Management measures interest rate sensitivity by "gaps", which is the difference between interest earning assets and interest-earning liabilities which reprice or mature within specific time intervals. A positive gap indicates that interest-earning assets exceed interest-bearing liabilities within a given interval. A positive gap position results in increased net interest income when rates increase and the opposite when rates decline. Management attempts to structure the balance sheet to provide the repricing of approximately equal amounts of assets and liabilities within specific time intervals.

SCB had a negative gap to total assets for the one-year period as of December 31, 1996 of 30.4%. A balance position is considered to be maintained if the gap at the 12-month horizon is plus/minus 10% of total assets. The Board of Directors will allow flexibility to act in accordance with anticipated interest rate cycle phases while attempting to minimize any adverse effect on earnings due to incorrect rate forecast. Therefore, the gap between rate sensitive assets and liabilities will be allowed to fluctuate between plus/minus 30%.


STOCKHOLDERS' EQUITY

SCB is subject to minimum capital requirements which are administered by various federal and state regulatory authorities. These capital requirements, as defined by federal guidelines, involve quantitative and qualitative measures of assets, liabilities and certain off-balance sheet instruments. Quantitative measures established by regulation to ensure capital adequacy require SCB to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined). At December 31, 1996, SCB meets all capital adequacy requirements to which it is subject. At December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized SCB as well capitalized. Additional information related to capital requirements is included in Note I of the notes to financial statements included elsewhere herein.

RESULTS OF OPERATIONS

Total interest income for the nine months ended September 30, 1997 was $5,203,000 compared to $5,228,000 for the nine months ended September 30, 1996 or a decrease of $25,000. The decrease is due to slight reduction in the effective rate that was charged on loans. Also, total interest expense for the nine months ended September 30, 1997 decreased $10,000 from September 30, 1996 due to a change in the effective rate being charged on deposits.

The provision for loan loss for the period ended September 30,1997 decreased $60,000 from the period ended September 30, 1996. The decrease is due to management's evaluation of the adequacy of the allowance of loan loss as compared to total loans, which indicated a lesser provision was needed.

Noninterest income for the nine month period September 30, 1997 increased $26,000 or 5.0% over the same period in 1996. The increase was related to income earned from services charges on deposit accounts.

Noninterest expenses for the nine month period ended September 30, 1997 decreased $64,000 or 3.1% over the same period in 1996. The decrease was primarily related to the reduction in professional fees and other losses on loans.

Total interest income for the year ended December 31, 1996 increased $400,000 to $6,980,000 from $6,580,000 for the year ended December 31, 1995. For 1996 average earning assets increased $4,471,000 and the yield on average interest earning assets did not change from prior year which was 8.2%. Average interest earning liabilities for 1996 increased $1,439,000 from 1995. The average rate paid on these liabilities increased only marginally from 1995 to 1996.

Total interest income for the year ended December 31, 1995 increased $914,000 to 6,580,000 from $5,666,000 for the year ended December 31, 1994. The increase is due to acquisition of the Bank of Raleigh during 1994. The yield on average assets increased slightly in 1995 due to the transitional period in 1994 of converting Bank of Raleigh to the policies used by SCB. Total interest expense increased $962,000 to $3,396,000 for 1995 from $2,434,000 in 1994. The increase is also due to the acquisition of the Bank of Raleigh and policy differences between the two Banks.

The provision for loan losses decreased $205,000 and $1,769,000 for 1996 and 1995, respectively, when compared to the prior year. The substantial decrease in 1995 was due to several loans received in the acquisition of the Bank of Raleigh were written off as bad debts in 1994.

The decrease in the provision in 1996 was due to management's evaluation of the adequacy of the allowance of loan loss in relation to total loans which indicated a provision was not needed in 1996.

There were only marginal differences in noninterest income for 1996 and 1995 which were related to the decrease in service charges on deposit accounts in 1996 and in 1995 the change was related to service charges on deposit accounts and credit life and other insurance commissions.

Noninterest expenses increased $64,000 and $88,000 for the years 1996 and 1995, respectively. The increase in 1996 was related primarily to the reduction of FDIC assessment and an adjustment made in relation to deferred taxes. The increase in 1995 was related primarily to the increase in salaries and the reduction in FDIC assessment.

                                   THE MERGER

BACKGROUND OF THE MERGER

         In previous years, Trustmark Bank and SCB have engaged in informal discussions concerning expanded banking opportunities. On July 16, 1997, Mr. Gerard Host, the Treasurer of Trustmark and Executive Vice President and Chief Financial Officer of Trustmark Bank, met with the Board of Directors of SCB for the purpose of presenting a financial summary of a proposed transaction between the SCB and Trustmark Bank. Following the presentation, the Board of Directors of SCB engaged legal counsel to provide advice and counsel during the negotiations. The Board also engaged Southard Financial, of Memphis, Tennessee, to perform an informal valuation of SCB. Southard advised the SCB Board that SCB would be valued at $13.5 Million to $16.5 Million.

         Subsequently, the President of SCB met with Mr. Host to commence negotiations. As a result of the negotiations, the parties agreed on a purchase price of $1,000 per share, which represents a total price of $15 million for SCB.

         Trustmark submitted a letter of intent to the Bank on August 20, 1997. The letter of intent was executed by SCB on August 29, 1997, and negotiations with respect to a definitive Merger Agreement commenced immediately thereafter. On September 9, 1997, the Board of Directors of SCB met and unanimously approved the Original Merger Agreement, subject to shareholder and regulatory approval. The Directors also voted to recommend to their shareholders that they approve the Merger.

         Although the Original Merger Agreement was structured to provide SCB's shareholders with a fixed price of $15,000,000 ($1,000 per share), the Original Merger Agreement also contained provisions designed to ensure that SCB's shareholders would receive at least 495,868 Trustmark common shares in connection with the Merger and that Trustmark would not be required to issue in excess of 555,556 shares. To accomplish this, the Original Merger Agreement allowed Trustmark to terminate the Merger if Trustmark's average share price over a specified period fell below $27.00 per share and allowed SCB to terminate the Merger if the Trustmark average share price rose above $30.25 per share over the same period.

         On December 18, 1997, Deposit Guaranty Corp., a Jackson, Mississippi based bank holding company with assets of $6.8 billion, announced that it had agreed to be acquired by First American Corporation of Nashville, Tennessee. The terms of the transaction provided for Deposit Guaranty's shareholders to receive First American shares having a value of approximately 4.2 times Deposit Guaranty's book value and 25.3 times the earnings projected at the time for 1998.

         The acquisition of Deposit Guaranty apparently led to a reassessment of Trustmark's shares in the marketplace, and the price of Trustmark's shares reached $46.25 on December 31, 1997.

         Even before the Deposit Guaranty announcement, Trustmark's share price had exceeded the $30.25 threshold established in the Merger Agreement.
Following the announcement, Trustmark and SCB deemed it unlikely that Trustmark's share price would fall below $30.25 in the near term, and, as contemplated by the Original Merger Agreement, representatives of the two institutions met to discuss modifications to the Merger Agreement. After extensive discussions, Trustmark and SCB agreed in principle to the terms of the Amendment on December 23, 1997. The Amendment was executed on January 13, 1998.

         Pursuant to the terms of the Merger Agreement, as amended, on the Effective Date of the Merger each share of SCB common stock will be converted into the right to receive 25.4555 shares of Trustmark common stock.


         Since January 1, 1998 Trustmark's shares have traded within the range of $41.75 to $51.50 per share. As of February 2, the price of Trustmark's common stock was $48.50. Assuming this price is in effect on the Effective Date, the total Merger Consideration would have a value of $18,518,876 ($1,234.59 per SCB share).



SCB'S REASONS FOR EFFECTING THE MERGER.

         During the last several years there have been significant developments in the banking industry. These developments have included the increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions, and a trend toward consolidation and geographic expansion. SCB and its Board of Directors concluded that SCB and the Board could best serve their shareholders, employees, customers and communities by combining with a regional banking organization, provided that SCB could obtain a fair price for its shareholders.

         In deciding to enter into the Merger Agreement, the SCB Board of Directors concluded that the Merger Agreement was in the best interests of SCB and its shareholders because it would permit shareholders to exchange on favorable terms their ownership interests in SCB for participation in the ownership of a larger, more diversified, regional banking organization.

         The Board of Directors also concluded that the shareholders of SCB would benefit from the Merger since that they would attain greater liquidity in their investment by obtaining shares of stock of a corporation whose securities are more widely held and significantly more actively traded.

         The Board of Directors also considered the expressed desire of Frank
R. Day (who is a significant shareholder and Chairman of SCB as well as the Chairman of the Board of Trustmark) to combine the operations of the parties as well as his desire to convert his SCB ownership into a more liquid investment.

         SCB's Board of Directors consulted with its financial and other advisors, as well as with SCB's management and considered a number of factors, including, but not limited to, the following: (i) the parties' respective earnings and dividend records, financial conditions, historical stock prices and managements; (ii) the market for SCB's services and the competitive pressures existing in SCB's market area; (iii) the outlook for SCB in the financial institutions industry; (iv) the amount and type of consideration to be received by SCB's shareholders pursuant to the Merger Agreement; (v) the fact that Trustmark stock to be received pursuant to the Merger Agreement will be listed for trading on the NASDAQ National Market and should provide SCB's shareholders with liquidity that is currently unavailable to them; (vi) recent changes in the regulatory environment which are anticipated to result in SCB facing additional competitive pressures in its market area from other financial institutions with greater financial resources capable of offering a broad array of financial services; and (vii) the tax-free character of the Merger which will result in neither SCB or its shareholders (except to the extent that cash is received in respect of their shares) recognizing any gain in the transaction.

         SCB's Board of Directors did not assign any specific or relative weights to the foregoing factors in its considerations. SCB's Board of Directors believes that the Merger Agreement will provide significant value to all SCB shareholders and will enable them to participate in opportunities for growth that SCB's Board of Directors believes the Merger makes possible.

         In considering the recommendation of SCB's Board of Directors with respect to the Merger, SCB's shareholders are advised that Frank R. Day is the Chairman of the Board of both SCB and Trustmark. Mr. Day has certain interests respecting the Merger apart from his interest as a shareholder of SCB generally. Frank R. Day has abstained from voting with respect to the approval and adoption of the Merger Agreement due to this potential conflict of interest.

         BASED ON THE FOREGOING, THE BOARD OF DIRECTORS OF SCB HAS APPROVED THE MERGER AGREEMENT AND MERGER, BELIEVES THAT THE MERGER IS IN THE BEST INTEREST OF SCB'S SHAREHOLDERS, AND RECOMMENDS THAT ALL SHAREHOLDERS OF SCB VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

OPINION OF SCB'S FINANCIAL ADVISOR

         Pursuant to a letter agreement dated as of September 24, 1997 (the "Southard Financial Agreement"), SCB retained Southard Financial, a Memphis, Tennessee, financial valuation consulting firm, to render its opinion as to the fairness, from a financial point of view, to the holders of SCB common stock of the consideration to be paid in the Merger (the "Fairness Opinion"). In connection with this engagement, Southard Financial evaluated the financial terms of the Merger, but was not asked to, and did not recommend a specific ratio of exchange between the respective common stock of Trustmark and SCB and did not assist in negotiating the Merger. Although Southard Financial advised SCB as to the potential range of value for its common stock, the Exchange Ratio was determined by Trustmark and SCB after arm's length negotiations. SCB did not place any limitations on the scope of Southard Financial's investigation or review.

         Southard Financial provided a written fairness opinion dated October 29, 1997 (the "SCB Fairness Opinion") and supporting documentation to the SCB Board. The SCB Fairness Opinion was revised and reissued (the "Reissued SCB Fairness Opinion") based upon the terms of the Amendment. The full text of the Reissued SCB Fairness Opinion, dated January 9, 1998, which sets forth certain assumptions made, matters considered, and limitations on the review performed by Southard Financial, is attached to this Proxy Statement as Annex C and is incorporated herein by reference. The summary of the Reissued SCB Fairness Opinion set forth in this Proxy Statement is qualified in its entirety by reference to Annex C to this Proxy Statement.

         In arriving at its opinion, Southard Financial conducted interviews with officers of Trustmark and SCB and reviewed the documents indicated in the Fairness Opinion. Southard Financial did not independently verify the accuracy and/or the completeness of the financial and other information reviewed in rendering its opinion. Southard Financial did not, and was not requested to, solicit third party indications of interest in acquiring any or all of the assets of SCB. Further, other than as disclosed, Southard Financial did not make an independent determination of the value of the assets of SCB or Trustmark, nor was it furnished with any such determinations of value.

         In connection with rendering its opinion, Southard Financial performed a variety of financial analyses, which are summarized below. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying its opinion. In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of SCB and Trustmark. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned a greater significance than any other.

         Dividend Yield Analysis: In evaluating the impact of the proposed Merger on the shareholders of SCB, Southard Financial reviewed the dividend paying histories of SCB and Trustmark. Based upon this review, it is reasonable to expect that the shareholders of SCB, in total, will receive dividends well above the level currently paid by SCB, after the Merger is completed. This is predicated on the assumption that Trustmark will continue per share dividends at or above current levels.

         Earnings Yield Analysis: In evaluating the impact of the proposed Merger on the shareholders of SCB, Southard Financial determined that, based upon the Exchange Ratio of 25.455, the shareholders of SCB would have seen a decrease in earnings per share had the Merger been consummated prior to January 1,1997.

         Book Value Analysis: In evaluating the impact of the proposed Merger on the shareholders of SCB, Southard Financial determined that the shareholders of SCB would have experienced a negative impact on the book value of their investment had the Merger been consummated at December 31, 1997. However, it is important to note that the market price of Trustmark's stock was about 283% of Trustmark's book value at December 31, 1997.

         Analysis of Alternatives: In evaluating the fairness of the proposed Merger to the shareholders of SCB, Southard Financial reviewed with management the process by which the negotiations took place with Trustmark. No other offers were received or solicited. Further, Southard Financial considered recent public market Merger pricing information.

         Analysis of Market Transactions: Based upon the Merger terms and the recent market price of Trustmark common stock, SCB shareholders will receive about 187% of estimated year-end 1997 book value, 21.3 times estimated 1997 earnings, and 18.3% of estimated year-end assets. Based upon the review conducted by Southard Financial, and given the financial characteristics of SCB, the pricing for SCB in the Merger is within the range of multiples seen in recent bank acquisitions.

         Financial Analysis: Southard Financial reviewed the financial characteristics of Trustmark and SCB with respect to profitability, capital ratios, liquidity, asset quality, and other factors. Southard Financial compared SCB and Trustmark to a universe of publicly traded banks and bank holding companies and to peer groups prepared by the Federal Financial Institutions Examination Council (FFIEC). Southard Financial found that the post-Merger combined entity will have capital ratios and profitability ratios near those of the public peer group and the FFIEC peer group (predominately non-publically traded banks).

         Liquidity: Unlike SCB stock, Trustmark shares are traded in the NASDAQ market, and there are currently several market makers of Trustmark stock. Further, except in the case of officers, directors, and certain large shareholders of SCB ("Affiliates"), Trustmark shares received will be freely tradeable with no restrictions.

         Southard Financial is a financial valuation consulting firm, specializing in the valuation of closely-held companies and financial institutions. Since its founding in 1987, Southard Financial has valued non-traded securities of banks, thrifts, and other companies for mergers and acquisitions, management buyouts, employee stock ownership plans, and other purposes. For rendering the SCB Fairness Opinion, SCB paid Southard Financial a fee of $10,000, plus reasonable out-of-pocket expenses. For rendering the Reissued SCB Fairness Opinion, Southard Financial incurred an additional $2,500 in professional fees plus expenses. Except as noted above, Southard Financial has never been engaged previously by SCB or Trustmark. Neither Southard Financial nor its principals owns an interest in the securities of SCB or Trustmark.

TRUSTMARK'S REASONS FOR EFFECTING THE MERGER

         Trustmark and Trustmark Bank approved the Original Merger Agreement on September 9, 1997 and executed the Amendment on January 13, 1998. Frank R. Day, Harry M. Walker and Matthew L. Holleman, III, all abstained from voting because of their positions as Directors of Trustmark and shareholders (and, in Mr. Day's case, a Director) of SCB.

         Among the factors considered by Trustmark and Trustmark Bank were the opportunity for Trustmark Bank to enhance its geographic market in the central portion of the State by entering a new banking market in Smith County, Mississippi that is bordered by counties in which Trustmark Bank has a market presence, the enhancement of its statewide banking system, the financial condition, current business, and future prospects of the two banks, and the enhanced future ability of the combined entities to compete in the broader product and geographical markets that have developed as a result of changes in the financial services industry.

OPINION OF TRUSTMARK'S FINANCIAL ADVISOR

         Chaffe & Associates, Inc. ("Chaffe") was retained as financial advisor by Trustmark in connection with the Merger to provide an opinion on the fairness of the transaction to the shareholders of Trustmark. A complete text of Chaffe's opinion dated January 12, 1998 is attached as Annex B to this Proxy Statement (the "Reissued Trustmark Fairness Opinion"). The following discussion is a summary of the analysis underlying the conclusion expressed in the Reissued Trustmark Fairness Opinion.

Analysis of Selected Financial Data

         Chaffe reviewed the financial performance of SCB and utilized several valuation models to examine fairness. These valuation models are based on a public peer group, the discounted cash flow model (DCF) and three merger peer groups with various pricing multiples. In the process of valuation, Chaffe gave the most weight to the values derived from the merger peer group model and the DCF model. Chaffe believes that the circumstances of the SCB valuation are more directly in line with these specific valuation models than the public peer group model, which indicates marketable, minority value and must be adjusted for a control value. The valuation emphasizes earnings, as they are more indicative of value than other pricing parameters.

         SCB's 1996 net income was $701,000, compared to $534,000 in 1995 and a $261,000 loss in 1994. Net income for the three months ended March 31, 1997,the six months ending June 30, 1997,and the nine months ending September 30, 1997, was $202,000, $452,000, and $648,000 respectively. SCB's annualized
ROAA as of September 30, 1997, was 0.90%, compared to 1.27% for the UBPR peer group. SCB's figure was up from 0.83% for the same period in 1996. SCB's ROAE increased from 9.59% in 1996 to 9.81% in September 1997. However, SCB's UBPR peer group's ROAE decreased from 13.41% in 1996 to 13.12% in September 1997. SCB's net interest income has historically been below that of its peer group. The bank's net interest income as of September 30, 1997 was 3.55% of average assets versus 4.45% for the peer group. SCB's noninterest income was 0.80% of assets compared to 0.65% for the peer group. Also, SCB's personnel expense is 1.56% of average assets compared with 1.61% for its peer group, and SCB's average annual personnel expense per employee is $29,280 compared with $31,780 for its peer group.

         SCB's asset quality improved with a NPA-to-asset ratio of 0.60% as of September 30, 1997, compared with 0.83% as of December 31, 1996. The NPA-to-asset ratio as of December 31, 1995, 1994, and 1993 was 0.42%, 1.03%, and 0.62%, respectively. September 1997 nonperforming loans to loan loss reserve ratio was 47.38% versus 53.77% for its UBPR peer group, sharply down from 60.66% at December 31, 1996. Historically, the nonperforming loans to loan loss reserve ratio was 36.93%, 96.67%, and 65.08% as of December 31, 1995, 1994, and 1993, respectively. Net loss to average total loans was 0.23% for SCB and 0.11% for its peer group. In 1996, SCB had more recoveries than charge-offs, reflecting a conservative charge-off policy in earlier years. Historically, net loss to average total loans was 0.13%, 5.38%, and 0.85%, respectively, in 1995, 1994, and 1993.

         SCB is well capitalized with a tier I leverage capital ratio of 9.35% as of September 30, 1997, compared to 8.78% as of December 31, 1996.

Stock Price and Dividend Review

         Chaffe reviewed certain historical market information concerning SCB common stock and noted that no independent market exists for these shares. Chaffe noted that management of SCB knew of only one arm's length transaction in SCB stock during the last 18 months.

         Chaffe reviewed the dividend histories and current dividend levels of SCB and Trustmark, and noted that SCB's historical and Trustmark's 1998 projected annual dividends per share are $7.00 and $0.66, respectively. According to the Amendment, each outstanding share of SCB shall be converted into 25.4555 shares of Trustmark common stock. Assuming that the computation of the Exchange Ratio pursuant to the Amendment is unchanged, each outstanding share of SCB should receive an equivalent cash dividend of $16.80.

         The proposed transaction implies a value of $16,705,172 based on Trustmark's stock price of $43.75 as of January 12, 1998. Trustmark's stock has had a fifty two week high of $48 and a low of $24. The following chart analyzes the proposed offer if Trustmark's stock price should vary by plus or minus 20%, assuming the Exchange Ratio of 25.4555 remains the same:

 PROPOSED OFFER                                   -20%              -10%               0%            0.1            0.2
 Stock Price                                   $35.00            $39.38           $43.75          $48.12         $52.50

 Deal Value (000's)                           $13,364           $15,035          $16,705         $18,376        $20,046

 Price/EPS                                      17.58x            19.78x           21.98x          24.18x         26.38x

 Price/Tang. Equity                              1.46x             1.65x            1.83x           2.01x          2.20x

 Price/Deposits                                 15.34%            17.26%           19.17%          21.09%         23.01%

 Price/Core Dep.                                16.99%            19.11%           21.23%          23.35%         25.48%

 TBP*/Core Dep.                                  5.39%             7.51%            9.63%          11.75%         13.88%

 Price/Assets                                   13.78%            15.50%           17.22%          18.95%         20.67%

 Per Share of SCB                                $891            $1,002           $1,114          $1,225         $1,336

*Tangible Book Premium



Analysis Of Selected Merger Transactions

         In order to obtain a valuation range for SCB, Chaffe performed an analysis of prices paid for selected banks with characteristics comparable to SCB, although Chaffe noted no transaction was identical to the transaction proposed. Comparable transactions were considered to be those announced in the United States for the period January 5, 1997, to January 6, 1998, in which the sellers had total assets of between $50 million and $150 million, a tangible equity ratio between 8% and 12%, return on average equity between 6% and 12%, and non-performing assets less than 1.00%. In addition, Chaffe performed an analysis of prices paid for a similar group of selected banks, limited in geographic area to sixteen states in the southern United States. Finally, Chaffe performed an analysis of prices paid for substantially all Mississippi banks sold during the period January 5, 1997 to January 6, 1998. With respect to each of these groups of transactions and the proposed Merger, Chaffe compared the prices to be received by the peer groups as a multiple of their tangible equity, their earnings per share for the four quarters prior to the announcement of the transaction, their premium over tangible equity to core deposits, and their total assets. The following table summarizes certain results of this analysis:

                                                           SCB/             U.S.      SOUTHERN PEER    MISSISSIPPI
                                                         TRUSTMARK       PEER GROUP       GROUP        PEER GROUP
       SELLER TOTAL ASSETS (000'S)

         MEAN                                                            $74,566        $74,755     $2,067,592

         MEDIAN                                         $96,993          $68,047        $69,215       $711,135

       SELLER TANGIBLE EQUITY/ ASSETS                      9.41%            9.96%         10.05%         12.22%

       SELLER YTD ROAA                                     0.90%            0.94%          0.95%          1.33%

       SELLER YTD ROAE                                     9.81%            9.45%          9.03%         14.14%

       SELLER NPA/ ASSETS                                  0.60%            0.20%          0.21%          0.86%

       PRICE/ TANGIBLE EQUITY                              1.83x            2.08%          2.15x          2.06x

       PRICE/ 4-QUARTER EPS                               21.98x           21.17x         20.37x         32.23x

       TANG. BOOK PREMIUM/CORE DEPOSITS                    9.63%           12.70%         14.88%         18.43%

       PRICE/ ASSETS                                      17.22%           17.86%         21.53%         23.84%

Discounted Cash Flow Analysis

         Using the discounted cash flow analysis of SCB, Chaffe determined a range of net present values for SCB common stock based on the stream of after-tax cash flows of SCB, which included forecast of cash flow for the years 1998-2001 based on two difference cash flow models. The first model was based on the income growth rate of the prior four years. Chaffe estimates a growth rate of 4% for all succeeding years. The second model is based on a sustainable growth rate of 7.28%, which is based on the earnings retention rate and the return on equity, and assumed that cash flow would grow at this rate in perpetuity. Chaffe reviewed these forecasts and assessed the likelihood of SCB achieving such forecasts. Chaffe then discounted these cash flow streams assuming an estimated required rate of return for SCB of 12.60% as determined in the Ibbotson Associates Cost of Capital Quarterly 1997 Yearbook and adjusted for the change in the risk-free rate.

Summary

         In arriving at its opinion, Chaffe did not rely on any single analysis, but relied on a combination of factors derived from all of the analytical procedures employed. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Conclusions based on these analyses are not necessarily mathematical. Chaffe believes that the summary set forth above and Chaffe's analysis must be considered as a whole and that selecting portions of the analyses performed by Chaffe are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses do not purport to be appraisals or necessarily reflect the prices at which businesses actually may be sold. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

         Neither Chaffe nor any of its officers or employees has any interest in any securities of SCB or Trustmark. Through its experience in the securities industry, in investment analysis and appraisal, and in related corporate finance and investment banking activities, Chaffe has affirmed that
it is competent to perform a fair market value of this transaction.   Trustmark
selected Chaffe because of its experience in advising on mergers and acquisitions of and by financial institutions. The resume of the experience and qualifications of the individual that prepared the Reissued Trustmark Fairness Opinion is attached to its report. For its services, Chaffe was paid a fee of $8,500 plus reasonable out-of-pocket expenses. The fee received by Chaffe in connection with its services to Trustmark were not dependent or contingent upon the occurrence or lack thereof of any transaction.

         Trustmark has agreed to indemnify and hold harmless Chaffe, its subsidiaries and affiliates, and its officers, directors, stockholders, employees, attorneys, agents and representatives, and the successors and assigns of each of the foregoing parties from and against any person claiming to have relied on Chaffe's advice or services, or the performance or nonperformance thereof, or claiming to have been entitled to some benefit therefrom, or claiming that such services were not adequately performed, and all related damage, claim demand, expense or cost of any kind or nature, including reasonable attorney fees and expenses, arising directly or indirectly from or in any way related to the opinions or any other services performed by Chaffe, provided that Chaffe has not been negligent or guilty of reckless or willful misconduct in connection with the opinions, or any other services.

         The proposed transaction implies a value of $16,705,172 based on Trustmark's stock price of $43.75 as of January 12, 1998. In fact, Trustmark will not pay $16,705,172, since those shares already owned by Trustmark will be canceled. The shares that will be canceled represent approximately 19% of SCB's 15,000 shares. Based on the financial information as of September 30, 1997, this offer represents a P/E ratio of 21.98, P/TB ratio of 1.83, price to deposits ratio of 19.17%, price to core deposits ratio of 21.23%, a tangible book premium/core deposits of 9.63%, and price-to-assets ratio of 17.22%.

         In summary, based on the updated information, Chaffe rendered the Reissued Trustmark Fairness Opinion that the proposed offer of 25.4555 Trustmark shares per SCB share is fair to the shareholders of Trustmark (as defined above), from a financial point of view.


THE MERGER AGREEMENT

         The following describes certain aspects of the Merger Agreement and of the proposed Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement which is attached hereto as Annex D and incorporated herein by reference.

         CONVERSION; FRACTIONAL SHARES

         On the Effective Date, other than shares with respect to which holders have perfected their dissenters' rights of appraisal, each outstanding share of the common stock of SCB issued and outstanding on the Effective Date (other than shares owned by Trustmark) shall be converted into the right to receive a number of shares of Trustmark common stock equal to the Exchange Ratio of
25.4555. Trustmark and SCB currently anticipate that the Effective Date will be prior to April 1, 1998. As described above under the heading "The Merger - Background of the Merger," the Original Merger Agreement was structured to provide SCB's shareholders with a number of Trustmark's shares having a value of approximately $15 million. Under the Amendment, which was negotiated in the context of the dramatic increase in the price of Trustmark's shares since the date of the Original Merger Agreement, the parties have established a fixed Exchange Ratio which has the effect of causing the value of the Merger Consideration received by SCB's shareholders to vary with the market value of Trustmark's common shares.


         As of February 2, 1998, Trustmark's market price was $48.50. If Trustmark's market price on the Effective Date remained at $48.50, the value of the total Merger Consideration would be $18,518,876 ($1,234.59 per SCB share). The market price of Trustmark's shares would have to fall below $39.28 for the value of the total Merger Consideration to fall below the $15 million price contemplated by the Original Merger Agreement.



         If, between the date of the Merger Agreement and the Effective Date, Trustmark's shares are changed into a different number of shares or shares of a different class by reason of any reclassification, recapitalization, stock split or stock dividend with a record date within such period, the number of Trustmark common shares to be issued and delivered in connection with the Merger shall be appropriately and proportionately adjusted so that the number of Trustmark shares to be issued in connection with the Merger will equal the number of Trustmark shares that SCB's shareholders would have received had the record date for such reclassification, recapitalization, stock split or stock dividend been immediately following the Effective Date.

         No fractional shares of Trustmark will be issued. In lieu of the issuance of fractional shares, each holder of SCB common shares who would otherwise be entitled to a fractional share of Trustmark common stock will be paid cash upon surrender of all of the shareholder's SCB share certificates in an amount equal to the product of the fractional Trustmark share to which such shareholder would otherwise have been entitled multiplied by $43.313.

         REPRESENTATIONS, WARRANTIES AND COVENANTS

         Pursuant to the Merger Agreement, SCB made various representations and warranties concerning SCB's corporate and capital structure, financial condition, liabilities, legal and regulatory compliance, litigation and related matters. Similar representations and warranties were made by Trustmark and Trustmark Bank. The continued truth and accuracy of these representations and warranties are conditions precedent to consummation of the Merger.

         SCB undertook certain covenants in the Merger Agreement, including agreements: to cause to be convened a meeting of SCB's shareholders for the purpose of approving the Merger as promptly as practical after the effective date of the Registration Statement for the Trustmark shares to be issued in connection with the Merger; to allow Trustmark access to its records and properties; subject to the fiduciary obligations of SCB's Board of Directors, not to encourage or solicit any other "Acquisition Proposal" or to enter into any negotiations concerning, furnish any nonpublic information relating to SCB in connection with or agree to any Acquisition Proposal; to operate its business in substantially the same manner as such business is currently being operated and to use its best efforts to maintain the goodwill of depositors, customers and suppliers; to use its best efforts to retain the services of its officers and employees; to maintain its properties; to duly and timely file all reports, returns and similar documents and, unless contesting same by appropriate proceedings, pay all taxes and assessments; to notify Trustmark of any unusual or material problems or developments with respect to its business; not to incur any material obligation except current contracts entered into in the ordinary course of business; not to increase the compensation of any director and, except for normal increases as a result of regular salary reviews of officers and employees in January 1998 if the Merger has not been consummated by such a date, increase the compensation of any officer or employee or enter into or amend any contract of employment or enter into or amend any insurance, profit-sharing, pension, severance pay, bonus, incentive, deferred compensation or retirement plan or arrangement; not to make, extend or renew any loan or other extension of credit to any of its officers, directors or employees other than loans made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and that do not involve more than the normal risks of collectability or present other unfavorable features; except as expressly permitted, not to pay any dividend or make any distribution; not to sell any of its investment securities other than in the ordinary course of business; not to make, advance, extend or renew any loan or credit above $100,000; and not to issue or sell any of its capital stock, or any of its debt securities, authorize a stock split or dividend, or otherwise affect its capital structure.

         Trustmark and Trustmark Bank's covenants include agreements: to use their reasonable efforts to operate their businesses in substantially the same manner as currently being operated and to use their best efforts to maintain the goodwill of their depositors, customers and suppliers; to use their best efforts to retain the services of their officers and employees; to maintain their properties; to duly and timely file all reports, returns and similar documents and, unless contesting same by appropriate proceedings, pay all taxes and assessments; and to notify SCB of any unusual or material problems or developments with respect to the business of either Trustmark or Trustmark Bank.

         SCB, Trustmark and Trustmark Bank are each obligated to use their best efforts to bring about the transactions contemplated by the Merger Agreement.

         SPECIAL AGREEMENTS

         Dividends

         Pursuant to Section 5.1 of the Merger Agreement, SCB will be permitted to declare and pay an annual cash dividend out of current operating profits earned since January 1, 1997 of up to $7.00 per share; and if the Closing of the transaction has not occurred by March 1, 1998 a quarterly dividend out of current operating profit of up to $1.75 per share. Except as set forth above, SCB shall not declare any cash or other dividends prior to closing.

         Employee Benefits

         Pursuant to Section 5.2 of the Merger Agreement, Trustmark stated its intention to continue the employment of the employees of SCB for a minimum of one year after the Effective Date. However, as employees of Trustmark Bank, such persons are subject to salary review, reassignment and termination in the same manner as other employees of Trustmark Bank.

         Pursuant to Section 5.6 of the Merger Agreement, following the Effective Date, employees of SCB will be entitled to the same employee benefits as are presently being provided to employees of Trustmark Bank. At Trustmark's option, SCB's existing retirement plan will either be (i) terminated on the Effective Date, and, with Trustmark's assistance, converted to self-directed individual retirement accounts for the employees, or (ii) if permissible under applicable laws, rules and regulations, transfer the employee portion of SCB's existing plan to Trustmark's existing plan and the employer portion to a separate newly created retirement plan maintained by Trustmark. All employees of SCB will receive credit for years of service at SCB for purposes of vesting in Trustmark's retirement plan.

         Covenant Not to Compete

         Pursuant to Section 5.4 of the Merger Agreement, all of SCB's directors agreed that prior to one year after the Effective Date, they will not become, directly, indirectly or beneficially, an employee, five percent or more stockholder or director of any bank, savings bank, savings association, trust company, financial institution or similar business enterprise which competes with Trustmark Bank within Smith County, Mississippi. Other than in the capacity of an officer of Trustmark Bank subsequent to the Effective Date, these directors further agreed not to initiate any action to induce any officer of Trustmark Bank, as successor to SCB, to leave Trustmark Bank's employment or directly or indirectly assist any other person or entity in requesting or inducing any such other employee of Trustmark Bank to leave such employment for a period of one year from the Effective Date.

         Recommendation of SCB's Directors

         Pursuant to Section 5.7 of the Merger Agreement, the directors of SCB agreed to recommend that the shareholders of SCB approve the Merger and to vote their SCB shares in favor of the Merger; provided, the directors are not required to take any action which, in the opinion of SCB's counsel, would constitute a breach of the directors' fiduciary duties to SCB's shareholders. Each director agreed to vote his SCB shares in favor of the Merger.

         Fairness Opinion

         Pursuant to Section 5.12 of the Merger Agreement, Trustmark shall obtain, at its own expense, an opinion that the Merger is fair, from a financial point of view, to the shareholders of Trustmark and Trustmark Bank.

         CONDITIONS TO CONSUMMATION OF THE MERGER

         Trustmark and Trustmark Bank's obligations to consummate the Merger are conditioned upon, among other things, the continued truth and accuracy of the representations and warranties of SCB; SCB's compliance with its covenants, agreements and undertakings in the Merger Agreement; receipt of all required regulatory and governmental authority approvals; approval of the Merger by the Board of Directors and shareholders of SCB; the absence of any material adverse change in the financial condition, tangible properties or prospects of SCB subsequent to December 31, 1996; receipt of the opinion of counsel to SCB required by the Merger Agreement; receipt of the fairness opinion contemplated by the Merger Agreement; the reserve for loan losses then maintained by SCB adequately providing for the anticipated loan losses of SCB as of such date in accordance with the accepted audit, bank examination and bank regulatory standards; the tangible assets of SCB having a fair market value equal to or greater than its liabilities; and Trustmark having received an opinion from its counsel that the Merger will qualify as tax-free reorganization for federal income tax purposes.

         The obligation of SCB to consummate the Merger is conditioned upon, among other things, the continued truth and accuracy of the representations and warranties of Trustmark and Trustmark Bank; Trustmark and Trustmark Bank's compliance with its covenants, agreements and undertakings in the Merger Agreement; receipt of all required regulatory and governmental authority approvals; approval of the Merger by the Board of Directors and shareholder of Trustmark Bank and the Directors of Trustmark; the absence of any material adverse change in the financial condition, tangible properties or prospects of Trustmark Bank subsequent to December 31, 1996; receipt of the opinion of counsel to Trustmark required by the Merger Agreement; and SCB having received an opinion from Trustmark's counsel that the Merger will qualify as tax-free reorganization for federal income tax purposes.

         Except for the requirement for regulatory authority approvals, any of the conditions to closing can be waived by the parties; however, neither Trustmark nor SCB intends to waive the requirement that it receive an opinion of counsel that the Merger will qualify as a tax-free reorganization for federal income tax purposes.

         TERMINATION

         The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date without liability on the part of any party as follows:

         (a) By the mutual consents of the Board of Directors of SCB and Trustmark;

         (b) By either party, if a state or federal governmental agency or authority shall, at any time, fail to approve the transactions contemplated by the Merger Agreement or shall have instituted and not dismissed court proceedings to restrain or prohibit such transactions and such court proceedings shall not have been resolved within one year of the date of the Merger Agreement;


         (c) By either party, if the Effective Date of the Merger shall not have occurred within one year of the date of the Original Merger Agreement, without the fault of such party;

         (d) By Trustmark, if at the time of such a termination there shall have occurred a material adverse change in the financial condition or tangible properties of SCB subsequent to the completion of Trustmark's review of SCB's books, records, assets and liabilities;

         (e) By SCB, if at the time of such a termination there shall have occurred a material adverse change in the financial condition or tangible properties of Trustmark or Trustmark Bank subsequent to December 31, 1996;

         (f) By either Trustmark or SCB, if the shareholders of SCB fail to approve the Merger at the meeting of stockholders called for such purpose(including any adjournment or postponement thereof);

         (g)     By Trustmark, if there has been a material breach by SCB of
(A)any representation, warranty or obligation set forth in the Merger Agreement, or (B) any of its obligations set forth in the Merger Agreement which has not been promptly cured after notice thereof from Trustmark; or

         (h) By SCB, if there has been a material breach by either of Trustmark or Trustmark Bank of (A)any representation, warranty or obligation set forth in the Merger Agreement, or (B) any of its obligations set forth in the Merger Agreement which has not been promptly cured after notice thereof from SCB.

                     PROCEDURE FOR EXCHANGE OF CERTIFICATES

         As soon as practicable after the Effective Date of the Merger, Trustmark shall send to SCB's shareholders transmittal materials for use in exchanging their SCB common shares for Trustmark shares. SCB SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THESE MATERIALS.

         Any SCB shareholder whose stock certificates have been lost or destroyed will be required to provide Trustmark with a statement certifying such loss or destruction and an indemnity (such as a lost or stolen securities bond) satisfactory to Trustmark sufficient to indemnify Trustmark against any loss or expense which may result from such lost or destroyed certificates being thereafter presented to Trustmark for exchange.

         Until such a former SCB shareholder has surrendered the certificates representing his SCB shares or provided indemnity as provided above, such shareholder shall not receive the cash or be issued the Trustmark share certificates to which he is entitled, and no dividends or other distributions with respect to such Trustmark shares shall be paid. However, when such certificates are surrendered or indemnity provided, the former SCB shareholder shall be issued the Trustmark shares and paid the cash and dividends, without interest, to which such a shareholder is entitled.

                       RIGHTS OF DISSENTING SHAREHOLDERS

         SCB is being merged with and into Trustmark Bank pursuant to 12 U.S.C.
Section 215a. Pursuant to this law, any shareholder of SCB who has voted against the Merger at the SCB Special Meeting or who has given notice in writing at or prior to such a meeting to the presiding officer that he dissents from the plan of Merger, is entitled to receive the value of the shares so held by him when the Merger is approved by the Comptroller of the Currency upon written request made to Trustmark Bank, as the surviving association, at any time before the 30 days after the date of consummation of the Merger, accompanied by the surrender of his SCB stock certificates.

         The value of the SCB shares of any dissenting shareholder shall be ascertained, as of the Effective Date by an appraisal made by a committee of three persons composed of (1) one selected by a vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of Trustmark Bank; (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares.

         If, within 90 days from the date of consummation of the Merger, for any reason one or more of the appraisers fails to determine the value of such shares, the Comptroller of the Currency shall, upon written request of any interested party, cause an appraisal to be made, which shall be final and binding on all parties. The expenses of the Comptroller of the Currency in making the reappraisal or appraisal, as the case may be, shall be paid by the surviving banking association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the surviving banking association. Within 30 days after payment has been made to all dissenting shareholders, the shares of stock which would have been delivered to such dissenting shareholders had they not requested payment shall be sold at an advertised public auction, unless some other method of sale is approved by the Comptroller of the Currency, and the surviving banking association shall have the right to purchase any such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within 30 days thereafter to such person or persons and at any such price no less than
par as its Board of Directors by resolution may determine.   If these shares
are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess of such sales price shall be paid to such shareholders.

                        FEDERAL INCOME TAX CONSEQUENCES

         The following federal income tax discussion addresses certain of the material federal income tax consequences of the Merger. This discussion does not necessarily address all aspects of federal income taxation that may be applicable to each SCB shareholder and does not address the effect of any applicable state, local or foreign tax laws. In view of the individual nature of federal income tax consequences, SCB's shareholders should consult their own tax advisors as to the particular tax consequences of the Merger to them. The discussion is based on the Internal Revenue Code of 1986, regulations and rulings now in effect or proposed thereunder, current administrative rulings and practices, and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The discussion is also based on certain representations made by the parties. If any such representations are inaccurate, the tax consequences of the Merger could differ from those described below.

         The Merger Agreement provides that, as a condition to the parties' obligations to consummate the Merger, each party must receive the opinion of Brunini, Grantham, Grower & Hewes, PLLC, counsel to Trustmark, that the Merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. However, no ruling on this issue will be obtained from the Internal Revenue Service.

         The substance of Brunini, Grantham, Grower & Hewes' opinion is that:
(i) no gain or loss will be recognized by SCB's shareholders upon the receipt of Trustmark common shares in exchange for SCB common shares in connection with the Merger (except as discussed below with respect to the cash received in lieu of fractional shares), (ii) the tax basis of the Trustmark common shares to be received by SCB's shareholders in connection with the Merger shall be the same as the basis in the SCB shares surrendered in exchange therefor (reduced by the amount of cash received and increased by the amount of cash received treated as a dividend),(iii) the holding period of the Trustmark shares to be received by SCB's shareholders in connection with the Merger will include the holding period of the SCB common shares surrendered in exchange therefor, provided that the SCB shares are held as a capital asset as of the Effective Date, (iv) the payment of cash in lieu of fractional Trustmark shares in connection with the Merger will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Trustmark (with cash payments being treated as distributions in full payment in exchange for the shares redeemed, subject to the provisions of Section 302 of the Internal Revenue Code) and (v) the cash received by SCB's shareholders exercising dissenters' rights of appraisal will be treated as having been received by such shareholders as a distribution in redemption of such shareholder's stock, subject to the provisions and limitations of Section 302 of the Internal Revenue Code.

         Neither Trustmark nor SCB intends to waive receipt of the foregoing tax opinion as a condition to closing; however, if SCB's Board of Directors elects to waive this requirement, SCB will disclose this waiver and resolicit proxies form SCB's shareholders prior to proceeding with the Merger.

                              ACCOUNTING TREATMENT

         Trustmark intends to effect the Merger by acquiring the necessary number of its shares in open market transactions for cash and exchanging such shares for shares of SCB. Accordingly, the Merger will be accounted for by Trustmark under the purchase method of accounting. Under this method, the aggregate Merger Consideration will be allocated to SCB's assets and liabilities based upon their estimated fair values, and the results of operations of SCB will be included in the results of operations of Trustmark only for periods subsequent to the Merger.

                       RESALES OF TRUSTMARK COMMON SHARES

         The Trustmark common shares to be issued in connection with the Merger have been registered under the Securities Act of 1933 and, if necessary, applicable state securities laws. However, such registrations do not cover resales by persons who are "affiliates" of SCB. Persons who may be deemed affiliates of SCB generally include individuals or entities that control, are controlled by or are under common control with such entities and may include certain officers, directors and principal shareholders. In general, for a period of one year following the Merger, persons who were affiliates of SCB at the time the Merger was submitted to a shareholder vote and who do not become affiliates of Trustmark may resell the Trustmark shares acquired in the Merger; however, during any three-month period they cannot sell more than one percent of the number of Trustmark shares outstanding and must make all sales pursuant to "brokerage" transactions. After this one-year period, these persons may generally resell the Trustmark shares acquired in the Merger without limitation. Since one percent of Trustmark's outstanding shares will be in excess of 360,000 shares following the Merger, the foregoing limitation should have no practical effect on resales by SCB affiliates. Trustmark common shares issued pursuant to the Merger to persons who are not affiliates of SCB should be freely transferrable without restriction.

         Persons who are affiliates of Trustmark following the Merger may resell Trustmark shares acquired in the Merger subject to the limitations of Rule 144 promulgated under the Securities Act of 1933.

                         REGULATORY AUTHORITY APPROVALS

         Consummation of the Merger is subject to and conditioned upon the receipt of the approval of the Comptroller of the Currency and the absence of objection by the United States Department of Justice.


         Trustmark and SCB have received approval of the Merger by the Comptroller of the Currency. No objection was received from the Department of Justice.



                      COMPARISON OF RIGHTS OF SHAREHOLDERS

         SCB is a Mississippi state chartered banking institution, subject to the provisions of various Mississippi and federal banking laws, rules and regulations ("Applicable Banking Laws or "ABL"). The rights of shareholders of SCB are governed by these laws and the articles of incorporation and bylaws of SCB.

         Trustmark is a Mississippi business corporation. The rights of shareholders of Trustmark are governed by the Mississippi Business Corporation Act ("MBCA") and the articles of incorporation and bylaws of Trustmark.

         The following is a summary of the material differences in the rights of shareholders of SCB and Trustmark and is qualified in its entirety by reference to the laws governing each and the articles of incorporation and bylaws of each of Trustmark and SCB.


BOARD OF DIRECTORS; ELECTIONS

         SCB's bylaws provide for ten directors which are elected annually at the annual meeting of shareholders for one year terms. Vacancies may be filled by the remaining directors. Nominations for election to SCB's Board of Directors may be made by the Board of Directors or by the shareholders. Nominations for election to the Board of Directors made on behalf of management shall be made in writing and delivered or mailed to the chairman at least ten days prior to any meeting of shareholders held for the purpose of electing directors. SCB's Articles and Bylaws do not permit cumulative voting.

         A special shareholders meeting may be called by the Chairman of the Board, President, by a majority of the Board of Directors or by the holders of one-third or more of the shares outstanding and entitled to vote.

         Trustmark's bylaws provide for a Board of Directors of five to twenty-five members fixed by board or stockholder resolution. Directors hold office for one year terms. Vacancies in the board may be filled by the remaining directors.

         Trustmark's articles of incorporation and bylaws provide for cumulative voting in the election of directors. Nominations for election to Trustmark's Board of Directors may be made by the Board of Directors or by any shareholder. Shareholder nominations to the Board must be made in writing and delivered to the Chairman of the Board not less than 14 nor more than 50 days prior to any meeting of shareholders held for the purpose of electing directors.

         A special shareholders meeting may be called by the president or by a majority of the Board of Directors and shall be called by the president or Board of Directors upon the request of shareholders owning in the aggregate 10 percent of the outstanding stock of Trustmark.

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

         ABL's provide that the approval of two-thirds of the outstanding shares of SCB entitled to vote thereon is required to effect a merger or consolidation.

         The MBCA provides that the approval of the Trustmark Board of directors and of a majority of the outstanding shares of Trustmark entitled to vote thereon is generally required to approve a merger, consolidation or share exchange or to sell, lease, exchange or otherwise dispose of substantially all of its assets. In accordance with the MBCA, submission by the Trustmark Board of any such action may be conditioned on any basis.

         With respect to a merger, no vote of the shareholders of Trustmark is needed if Trustmark is the surviving corporation and (i) Trustmark's charter remains unchanged after the merger, subject to certain exceptions; (ii) each shareholder of Trustmark whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and relative rights, immediately after the merger; (iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than twenty percent (20%) the total number of voting shares of the surviving corporation outstanding immediately before the merger; and (iv)the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than twenty percent (20%) the total number of participating shares of the surviving corporation outstanding immediately before the merger.

         With respect to a sale, lease, exchange or other disposition of substantially all the assets of Trustmark, no vote of the shareholders of Trustmark would be required if such transfer was conducted in the regular course of business or if such transfer was made to a wholly-owned subsidiary of Trustmark.

AMENDMENT OF ARTICLES OF INCORPORATION OR CHARTER

         ABL's provide that the Commissioner, the Attorney General and the Governor must approve any amendment to the articles of a state chartered banking organization after the amendment is first authorized by the vote of a majority of all the outstanding voting shares.

         Pursuant to the MBCA, the articles of incorporation of Trustmark must only be approved by a majority of Trustmark's Directors and holders of a majority of Trustmark's outstanding shares.

INDEMNIFICATION

         Subject to certain limitations, the articles of incorporation of SCB provides for the indemnification of directors or officers.

         The MBCA and the bylaws of Trustmark provide, in certain situations, for mandatory and permissive indemnification of directors and officers. See the heading "Indemnification."

LOANS SECURED BY ISSUER'S STOCK; OTHER TRANSACTIONS

         Under ABL's, SCB may not make any loan on the security of SCB common stock or purchase any such shares unless such security or purchase is necessary to prevent loss upon a debt previously contracted in good faith. Unless full payment of such debt is made, stock so purchased or acquired must be disposed of within twelve months of its acquisition. ABL's contain various additional restrictions and conditions on the ability of a bank to make loans to its directors and officers.

         The MBCA does not prohibit Trustmark from securing loans with Trustmark stock and expressly provides that a corporation may acquire its own shares and shares so acquired constitute authorized but unissued shares. The MBCA imposes certain procedural and substantive conditions on the ability of a business corporation to engage in transactions with its directors.

VOLUNTARY DISSOLUTION

         ABL's provide that SCB may be dissolved upon approval by the vote of two-thirds of the outstanding voting stock and written notice to the Commissioner.

         The MBCA provides that Trustmark may be dissolved if the Trustmark Board of Directors proposes dissolution and a majority of the shares of Trustmark entitled to vote thereon approve the dissolution. In accordance with the MBCA, the Trustmark Board may condition its submission of a proposal for dissolution on any basis.

DIVIDENDS AND OTHER DISTRIBUTIONS

         Under ABL's, SCB may not declare any dividend upon its common stock unless it is approved by the Commissioner.

         The MBCA provides that Trustmark may make dividends or other distributions to its shareholders, unless after the distribution either (i) Trustmark would not be able to pay its debts as they become due in the usual course of business, or (ii) Trustmark's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if Trustmark were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

ISSUANCE OF ADDITIONAL SHARES

         ABL's require that the Commissioner and a majority of the outstanding shares approve the issuance of preferred shares by SCB.

         Subject to certain limitations, the board of directors of a Mississippi business corporation can, without shareholder vote, authorize issuance of any shares provided for pursuant to the articles of incorporation.

         If the maximum number and class of shares is not authorized in the articles of incorporation, board of directors and shareholders action is required as described above.

FIDUCIARY DUTIES OF DIRECTORS AND OFFICERS

         Pursuant to ABL's, a director or officer of a state chartered bank is not held personally liable to the bank or its shareholders for monetary damages unless the director or officer acted in a grossly negligent manner, or engaged in conduct which demonstrates a greater disregard of the duty of care than gross negligence, such as intentional, tortious conduct or intentional breach of the duty of loyalty or intentional commission of corporate waste.

         For purposes of these statutes, the term "gross negligence" is defined to mean a reckless disregard of, or a carelessness amounting to gross indifference to, the best interests of the bank or the shareholders thereof, and involves a substantial deviation below the standard of care expected to be maintained by a reasonably careful person under like circumstances.

         Under the MBCA, directors and officers of Trustmark are required to act in good faith, with the care an ordinary prudent person in a like position would exercise under similar circumstances and in a manner the director or officer reasonably believes to be in the best interests of the corporation.

REPORTS TO SHAREHOLDERS

         Trustmark common shares are registered under the Exchange Act. Accordingly, Trustmark is required to provide annual reports containing audited financial statements to its shareholders, file certain required reports with the SEC and solicit proxies in accordance with the rules of the SEC.

          Trustmark also provides reports to its shareholders on an interim basis containing unaudited financial information.

         SCB common shares are not registered under the Exchange Act. Accordingly, SCB is not required to and does not provide its shareholders with similar periodic reports.

                                 LEGAL OPINIONS

         The validity of the Trustmark common shares to be issued in connection with the Merger will be passed upon by Brunini, Grantham, Grower & Hewes, PLLC, counsel to Trustmark. Brunini, Grantham, Grower & Hewes, PLLC will also issue the opinion on behalf of Trustmark required by the Merger Agreement and an opinion on the tax aspects of the Merger. Brunini, Grantham, Grower & Hewes, PLLC, its pension plan and its current and former members have a substantial direct and indirect stock ownership interest in Trustmark and own a nominal amount of SCB shares.

                                    EXPERTS

         The consolidated financial statements of Trustmark Corporation and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, incorporated by reference in this Proxy Statement and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, Independent Public Accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         The financial statements of Smith County Bank as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, included in this Prospectus have been audited by May & Company, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                INDEMNIFICATION

         Pursuant to Mississippi law and the bylaws of Trustmark, the officers and directors of Trustmark are entitled to indemnification against certain liabilities, which may include liabilities under federal and state securities laws.

                                    ANNEX A

                                    ANNEX A

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                    PAGE
                                                                                                    ----
 Smith County Bank:
      Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-3
      Balance Sheets as of December 31, 1996 and 1995  . . . . . . . . . . . . . . . . . . . . . .  A-4
      Statements of Income for the Years Ended December 31, 1996,
           1995 and 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-6
      Statements of Changes in Stockholders' Equity for the Years
           Ended December 31, 1996, 1995 and 1994  . . . . . . . . . . . . . . . . . . . . . . . .  A-8
      Statements of Cash Flows for the Years Ended December 31,
           1996, 1995 and 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-9
      Notes to Financial Statements Years Ended December 31,
           1996, 1995 and 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-12
      Balance Sheet as of September 30, 1997 (Unaudited) . . . . . . . . . . . . . . . . . . . . .  A-24
      Statements of Income for the Nine Months Ended September 30,
           1997 and 1996 (Unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-26
      Statements of Cash Flows for the Nine Months Ended September 30,
           1997 and 1996 (Unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-28
      Note to Financial Statements for the Nine Months Ended
           September 30, 1997 and 1996 (Unaudited) . . . . . . . . . . . . . . . . . . . . . . . .  A-30

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors Smith County Bank Taylorsville, Mississippi

We have audited the accompanying balance sheets of Smith County Bank as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Smith County Bank as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

/s/  MAY & COMPANY
------------------------------
MAY & COMPANY

Jackson, Mississippi
January 17, 1997
 (except for Note N, as to which
  the date is September 22, 1997)

                              SMITH COUNTY BANK
                                BALANCE SHEETS

                                    ASSETS

                                                                                             December 31,
                                                                                        1996             1995
                                                                                    -----------      -----------
      Cash and due from banks                                                       $ 4,327,637      $ 5,316,335

      Federal funds sold                                                                  -            5,400,000
      Investment securities:
        Held-to-maturity (Fair value of $35,145,920 in 1996
          and $25,732,356 in 1995)                                                   35,185,285       25,430,362
        Available-for-sale                                                            6,712,170        7,684,400

      Loans                                                                          45,760,744       45,531,545
      Less: Allowance for loan losses                                                (1,210,400)      (1,048,395)
            Unearned income                                                            (175,534)        (589,451)
                                                                                    -----------      -----------

               Net loans                                                             44,374,810       43,893,699

      Bank premises and equipment, net                                                2,062,647        1,836,821

      Accrued interest receivable                                                     1,132,358          981,850

      Deferred income taxes                                                             139,561          347,310

      Other assets                                                                      274,654          339,453
                                                                                    -----------      -----------

            Total assets                                                            $94,209,122      $91,230,230
                                                                                    ===========      ===========

See accompanying notes to the financial statements.

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                            DECEMBER 31,
                                                                                       1996                 1995
                                                                                       ----                 ----
   LIABILITIES:
     Deposits:
       Interest bearing:
         Demand                                                                    $11,947,990          $10,679,424
         NOW accounts                                                                9,449,143           11,099,951
         Savings                                                                     6,378,330            6,221,993
         Time                                                                       47,157,929           45,246,807
                                                                                   -----------          -----------

            Total interest-bearing                                                  74,933,392           73,248,175

       Noninterest-bearing                                                          10,147,896            9,540,522
                                                                                   -----------          -----------

            Total deposits                                                          85,081,288           82,788,697

     Accrued interest payable                                                          416,220              415,508
     Accrued taxes and other liabilities                                               203,375               95,369
                                                                                   -----------          -----------

            Total liabilities                                                       85,700,883           83,299,574
                                                                                   -----------          -----------

   COMMITMENTS AND CONTINGENCIES

   STOCKHOLDERS' EQUITY:
     Common stock, $15 par value, 15,000 shares authorized,
        issued and outstanding                                                         225,000              225,000
     Capital surplus                                                                 8,100,000            7,500,000
     Retained earnings                                                                 209,878              214,337
                                                                                   -----------          -----------
                                                                                     8,534,878            7,939,337
     Less:  Net unrealized losses on securities available
               for sale, net of taxes                                                  (26,639)              (8,681)
                                                                                   -----------          -----------

            Total stockholders' equity                                               8,508,239            7,930,656
                                                                                   -----------            ---------

            Total liabilities and stockholders' equity                             $94,209,122          $91,230,230
                                                                                   ===========          ===========

                               SMITH COUNTY BANK
                             STATEMENTS OF INCOME

                                                                                 YEARS ENDED DECEMBER 31,
                                                                       1996               1995                1994
                                                                       ----               ----                ----
 INTEREST INCOME:
   Interest and fees on loans                                       $4,299,208         $4,336,166          $3,853,949
   Interest on investment securities:
     Taxable interest income                                         2,198,360          1,650,577           1,440,511
     Exempt from federal income tax                                    234,933            271,423             311,650
   Interest on federal funds sold                                      247,147            321,868              59,481
                                                                    ----------         ----------          ----------

       Total interest income                                         6,979,648          6,580,034           5,665,591
                                                                    ----------         ----------          ----------

 INTEREST EXPENSE:
   Interest on demand deposits                                         873,411            856,433             598,433
   Interest on savings deposits                                        180,749            174,908             190,991
   Interest on time deposits                                         2,589,279          2,363,245           1,630,766
   Interest on federal funds purchased                                       -              1,594              13,770
                                                                    ----------         ----------          ----------

       Total interest expense                                        3,643,439          3,396,180           2,433,960
                                                                    ----------         ----------          ----------

          NET INTEREST INCOME                                        3,336,209          3,183,854           3,231,631
                                                                    ----------         ----------          ----------

 PROVISION FOR LOAN LOSSES                                                   -            205,000           1,974,126
                                                                    ----------         ----------          ----------
          NET INTEREST INCOME AFTER
              PROVISION FOR LOAN LOSSES                              3,336,209          2,978,854           1,257,505
                                                                    ----------         ----------          ----------
 OTHER INCOME:
   Service charges on deposit accounts                                 548,926            601,328             590,741
   Credit life and other insurance commissions                          76,272             77,142             106,562
   Safe deposit box rentals                                             14,446             14,326              13,747
   Gain on sale of securities                                              450              2,150               -
   Other                                                                61,316             47,425              38,027
                                                                    ----------         ----------          ----------

       Total other income                                              701,410            742,371             749,077
                                                                    ----------         ----------          ----------

 OTHER EXPENSES:
   Salaries and employee benefits                                    1,518,954          1,532,641           1,334,201
   Occupancy expense                                                   249,137            235,914             236,943

                              SMITH COUNTY BANK
                       STATEMENTS OF INCOME - CONTINUED

                                                                                 YEARS ENDED DECEMBER 31,

                                                                      1996                1995               1994
                                                                   ----------         ----------          ----------
 OTHER EXPENSES - CONTINUED:
   Equipment expense                                                  287,245            365,614          $  337,018
   Stationery and supplies                                            189,405            204,043             180,580
   Service and professional fees                                      159,805            156,019             164,151
   Amortization of goodwill                                            13,601             13,601              11,334
   FDIC assessments                                                     2,000             88,889             179,016
   Other real estate expense                                           46,205             29,983              18,467
   Other                                                              534,726            310,288             387,004
                                                                   ----------         ----------          ----------

       Total other expenses                                         3,001,078          2,936,992           2,848,714
                                                                   ----------         ----------          ----------

     INCOME (LOSS) BEFORE INCOME
       TAXES                                                        1,036,541            784,233            (842,132)

 INCOME TAXES (BENEFIT)                                               336,000            250,000            (581,038)
                                                                   ----------         ----------          ----------

     NET INCOME (LOSS)                                             $  700,541         $  534,233          $ (261,094)
                                                                   ==========         ==========          ==========

INCOME (LOSS) PER COMMON SHARE                                     $   46.703         $   35.616          $  (17.406)
                                                                   ==========         ==========          ==========

 WEIGHTED AVERAGE SHARES
   OUTSTANDING                                                         15,000             15,000              15,000
                                                                   ==========         ==========          ==========

See accompanying notes to the financial statements.

                              SMITH COUNTY BANK
                STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                                      UNREALIZED
                                                                                                       LOSSES ON
                                                                                                      SECURITIES
                                                               COMMON      CAPITAL      RETAINED     AVAILABLE FOR
                                                   TOTAL       STOCK       SURPLUS      EARNINGS       SALE, NET
                                                ----------    --------    ----------   ---------     -------------
      BALANCE, December 31, 1993                $7,696,758    $225,000    $7,470,000   $  40,567      $ (38,809)

        Prior period adjustment                    140,631       -             -         140,631           -
                                                ----------    --------    ----------   ---------      ---------
      BALANCE, December 31, 1993 as
        restated                                 7,837,389     225,000     7,470,000     181,198        (38,809)

        Net loss                                  (261,094)       -            -        (261,094)          -

        Cash dividends paid ($7.00 per
          share)                                  (105,000)       -            -        (105,000)          -

        Change in net unrealized loss on
          securities available for sale            (88,597)       -            -            -           (88,597)

        Transfer to surplus                          -            -         (690,858)    690,858           -
                                                ----------    --------    ----------   ---------      ---------
      BALANCE, December 31, 1994                 7,382,698     225,000     6,779,142     505,962       (127,406)

        Net income                                 534,233        -            -         534,233           -

        Cash dividends paid ($7.00 per
          share)                                  (105,000)       -            -        (105,000)          -

        Change in net unrealized losses
          on securities available for
          sale, net                                118,725        -            -            -           118,725

        Transfer to surplus                          -            -          720,858    (720,858)          -
                                                ----------    --------    ----------   ---------      ---------
      BALANCE, December 31, 1995                 7,930,656     225,000     7,500,000     214,337         (8,681)

        Net income                                 700,541        -            -         700,541           -
        Cash dividends paid
          ($7.00 per share)                       (105,000)       -            -        (105,000)          -

        Change in net unrealized
          losses on securities
          available for sale, net                  (17,958)       -            -            -           (17,958)

        Transfer to surplus                          -            -          600,000    (600,000)          -
                                                ----------    --------    ----------   ---------      ---------
      BALANCE, December 31, 1996                $8,508,239    $225,000    $8,100,000   $ 209,878      $ (26,639)
                                                ==========    ========    ==========   =========      =========

See accompanying notes to the financial statements.

                              SMITH COUNTY BANK
                           STATEMENTS OF CASH FLOWS

                                                                                YEARS ENDED DECEMBER 31,

                                                                        1996              1995              1994
                                                                  ---------------   ---------------   ---------------
    CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income (loss)                                              $   700,541      $     534,233      $ (261,094)
      Adjustments to reconcile net income (loss) to
        net cash provided by operating activities:
          Amortization of premium paid on
             purchase of deposits and assets                              13,601             13,601          11,334
          Provision for loan losses                                            -            205,000       1,974,126
          Provision for depreciation                                     210,122            270,395         239,802
          Deferred income taxes                                          217,000            250,000        (581,038)
          Gain on sale of equipment                                       (5,987)                 -          (1,981)
          Gain on sale of securities                                        (450)            (2,150)           (957)
          Accretion on  investment securities, net                        40,640             10,513          91,133
          (Increase) decrease in:
             Accrued interest receivable                                (150,508)          (124,383)         42,132
             Other assets                                                100,852            (27,985)        122,064
          Increase (decrease) in:
             Accrued interest payable                                        712            115,680            (143)
             Accrued taxes and other liabilities                         108,006            (59,806)        (14,573)
                                                                     -----------      -------------      ----------

             Net cash provided by operating activities                 1,234,529          1,185,098      $1,620,805
                                                                     -----------      -------------      ----------

    CASH FLOWS FROM INVESTING ACTIVITIES:
      Cash acquired from Bank of Raleigh, net of cash
        paid for acquisition of deposits and assets                            -                  -       1,601,823
      Net (increase) decrease in federal funds sold                    5,400,000         (5,400,000)      3,750,000
      Purchases of available-for-sale securities                      (1,033,750)        (3,444,548)     (1,252,538)
      Purchases of held-to-maturity securities                       (14,776,469)        (3,270,703)     (3,213,635)
      Proceeds from maturities of held-to-maturity
         securities                                                    4,960,127          5,121,021       4,130,458
      Proceeds from sale of held-to-maturity
        securities                                                             -                  -         758,475
      Proceeds from sale of available-for-sale securities              2,000,000                  -         494,063
      Purchases of bank premises and equipment                          (438,361)          (169,692)       (354,820)
      Proceeds from sale of equipment                                      8,400                  -           6,000
      Net (increase) decrease in loans                                  (530,765)         2,062,846      (1,744,029)
                                                                     -----------      -------------      ----------

             Net cash provided by (used in)
                investing activities                                  (4,410,818)        (5,101,076)      4,175,797
                                                                     -----------      -------------      ----------

                              SMITH COUNTY BANK
                     STATEMENTS OF CASH FLOWS - CONTINUED

                                                                                YEARS ENDED DECEMBER 31,
                                                                        1996              1995             1994
                                                                     ----------       -----------      -----------
    CASH FLOWS FROM FINANCING ACTIVITIES:
      Net increase in deposits                                        2,292,591         7,134,551      $(7,128,860)
      Cash dividends paid                                              (105,000)         (105,000)        (105,000)
      Net decrease in federal funds purchased                             -            (1,800,000)       1,800,000
                                                                     ----------       -----------      -----------

             Net cash provided by (used in)
                financing activities                                  2,187,591         5,229,551       (5,433,860)
                                                                     ----------       -----------      -----------

    NET INCREASE (DECREASE) IN CASH
      AND DUE FROM BANKS                                               (988,698)        1,313,573          362,742

    CASH AND DUE FROM BANKS, at beginning
      of year                                                         5,316,335         4,002,762        3,640,000
                                                                     ----------       -----------      -----------

    CASH AND DUE FROM BANKS, at end
      of year                                                        $4,327,637       $ 5,316,335      $ 4,002,742
                                                                     ==========       ===========      ===========

    SUPPLEMENTAL DISCLOSURE OF CASH
      FLOWS INFORMATION-
        Cash paid during the year for:

          Interest                                                   $3,642,727       $ 3,280,500      $ 2,312,064
                                                                     ==========       ===========      ===========

          Income taxes                                               $    9,000       $    84,000      $    78,200
                                                                     ==========       ===========      ===========

    SCHEDULE OF NONCASH INVESTING
      AND FINANCING ACTIVITIES:
        Total increase (decrease) in unrealized gains
          (losses) on securities available for sale                  $   27,207       $  (179,885)     $   134,237
                                                                     ==========       ===========      ===========

        Transfer of loans foreclosed to other real estate            $   49,654       $     -          $    72,500
                                                                     ==========       ===========      ===========

        Net deferred tax effect related to unrealized
          gains (losses) on securities                               $    9,251       $    61,160      $    45,640
                                                                     ==========       ===========      ===========

                              SMITH COUNTY BANK
                     STATEMENTS OF CASH FLOWS - CONTINUED

                                                                                YEARS ENDED DECEMBER 31,
                                                                        1996              1995              1994
                                                                  ---------------   ---------------   ---------------
    SCHEDULE OF NONCASH INVESTING AND
      FINANCING ACTIVITIES- CONTINUED:
        Purchase of deposits and assets of the Bank
          of Raleigh:

        Fair value of assets acquired:
          Cash and due from banks                                     $   -             $   -             $ 2,171,823
          Federal funds sold                                              -                 -               1,750,000
          Investment securities                                           -                 -              10,320,009
          Loans, net                                                      -                 -              19,658,009
          Bank premises and equipment                                     -                 -                 466,417
          Accrued interest receivable                                     -                 -                 388,095
          Other assets                                                    -                 -                  99,071
                                                                      -----             -----             -----------

             Total fair value of assets acquired                          -                 -              34,853,424
                                                                      -----             -----             -----------

        Liabilities assumed:
          Deposits                                                        -                 -              34,256,589
          Accrued interest payable                                        -                 -                 122,039
                                                                      -----             -----             -----------

             Total liabilities assumed                                    -                 -              34,378,628
                                                                      -----             -----             -----------

          Fair value of assets acquired in excess of
             liabilities assumed                                          -                 -                 474,796
          Premium paid in excess of value acquired                        -                 -                  95,204
                                                                      -----             -----             -----------

          Cash paid in acquisition of the Bank
             of Raleigh                                               $   -             $   -             $   570,000
                                                                      =====             =====             ===========

              See accompanying notes to the financial statements.

                              SMITH COUNTY BANK
                        NOTES TO FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

NOTE A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         General

         Smith County Bank is engaged in the general banking business and activities closely related to banking as authorized by the Banking Laws of the State of Mississippi. The accounting and reporting policies of the Bank conform to generally accepted accounting principles and the general practices within the banking industry. Those policies which materially affect the determination of financial position, cash flows, and results of operations are presented below.

         Investment Securities

         Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Bank has the ability at the time of purchase to hold debt securities until maturity, they are classified as held-to-maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts using methods approximating the interest method. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at fair value.
         Securities held for indefinite periods of time include securities that management intends to use as part of its assets and liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes.

         Realized gains and losses on dispositions are based on the net proceeds and the adjusted book value of the securities sold, using the specific identification method. Unrealized gains and losses on investment securities available for sale are based on the difference between book value and fair value of each security. These gains and losses are credited or charged to stockholders' equity, net of applicable taxes. Realized gains and losses flow through the Bank's yearly operations.

         The Bank does not engage in trading account activities.

         Loans

         Loans are reported at the principal amount outstanding, net of unearned income and the allowance for loan losses. Unearned discount on installment loans is recognized as income over the terms of the loans by a method which approximates the interest method. Interest on other loans is calculated by using the simple interest method on the daily balance of the principal amount outstanding.

         The Bank generally discontinues the accrual of interest income when a loan becomes 90 days past due as to principal or interest; however, management may elect to continue the accrual when the estimated net realizable value of collateral is sufficient to cover the principal balance and the accrued interest. Interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Any unpaid interest previously accrued on nonaccrual loans is reversed from income or charged to the allowance for loan losses. Interest income, generally, is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

         Loan origination costs are deferred and amortized as a yield adjustment over the life of the loans by a method which approximates the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

         Allowance for Loan Losses

         The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the loan is unlikely. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans and commitments to extend credit, based on evaluations of the collectibility and prior loss experience of loans and commitments to extend credit. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, and current and anticipated economic conditions that may affect the borrowers' ability to pay. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs net of recoveries.

         Bank Premises and Equipment

         Bank premises and equipment owned are stated at cost, less accumulated depreciation. Depreciation is computed using both the straight-line and accelerated methods over the estimated useful lives of the property, generally 25 to 31 years on buildings and 5 to 10 years on equipment.

         Other Real Estate

         Real estate acquired by foreclosure is carried in other assets at the lower of the loan balance or fair market value of the property. Any resultant writedown at the time of foreclosure is charged to the allowance for loan losses. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other expenses.

         Income Taxes

         Deferred income taxes are provided on the temporary differences resulting from the recognition of certain income and expense items for financial statement purposes in different time periods than for income tax purposes. These differences result primarily from the methods of recognition of expenses for depreciation, premium on purchased deposits and assets and provision for loan losses.

         Income Per Common Share

         Income per common share is calculated by dividing net income by the weighted average number of outstanding shares of the Bank's common stock during the year.

         Cash and Cash Equivalents

         For the purposes of the cash flow statement, the Bank has defined cash equivalents as those amounts included in the balance sheet caption "Cash and Due from Banks".

         Reclassifications

         Certain prior period amounts have been reclassified to conform with current year presentation.

         Premium on Purchased Deposits and Assets

         The excess of the purchase price over the fair value of net assets acquired (goodwill) is being amortized by the straight-line method over seven years. The amortization expense for the years ended December 31, 1996, 1995 and 1994 was $13,601; $13,601 and $11,334;
         respectively.

         Advertising Costs

         The Bank's policy is to expense the cost of advertising the first time the advertising takes place. Advertising expense was $50,573; $30,035 and $64,096 at December 31, 1996, 1995 and 1994, respectively.

         Off-Balance-Sheet Financial Instruments

         In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements and commercial letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

         Recent Accounting Pronouncements

         The Financial Accounting Standards Board issued Statement on Financial Accounting Standards No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which becomes effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. The standards are based on the constant application of the "financial-components approach," which recognizes that financial assets and liabilities can be divided into various components. Under that approach, an entity recognizes all financial assets and servicing it controls and liabilities it has incurred and would derecognize financial assets when control has been surrendered and liabilities when extinguished. The effect of the implementation of this standard is not expected to be material. The Financial Accounting Standards Board subsequently issued Statement No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." This statement defers, for one year, certain provisions contained in Statement No. 125.

         Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B.  INVESTMENT SECURITIES

         The amortized cost and fair value of investment securities held-to-maturity at December 31, 1996 were:

                                                                               GROSS         GROSS
                                                              AMORTIZED     UNREALIZED    UNREALIZED
                                                                COST           GAINS        LOSSES        FAIR VALUE
                                                             -----------     ---------     ---------     -----------
     U. S. Treasury                                          $ 8,506,744      $ 70,685     $ (38,276)    $ 8,539,153
     U. S. Government Agencies                                20,874,768        34,233      (182,101)     20,726,900
     Obligations of states and
       political subdivisions                                  5,803,773       109,681       (33,587)      5,879,867
                                                             -----------      --------     ---------     -----------
                                                             $35,185,285      $214,599     $(253,964)    $35,145,920
                                                             ===========      ========     =========     ===========



         The amortized cost and fair value of investment securities held-to-maturity at December 31, 1995 were:

                                                                               GROSS         GROSS
                                                              AMORTIZED     UNREALIZED    UNREALIZED
                                                                COST           GAINS        LOSSES        FAIR VALUE
                                                             -----------     ---------     ---------     -----------
              U. S. Treasury                                 $ 9,281,572      $148,791     $ (19,575)      9,410,788
              U. S. Government Agencies                        9,387,668        70,343       (43,081)      9,414,930
              Obligations of states and
                political subdivisions                         6,761,122       185,413       (39,897)      6,906,638
                                                             -----------      --------     ---------     -----------

                                                             $25,430,362      $404,547     $(102,553)    $25,732,356
                                                             ===========      ========     =========     ===========

         The amortized cost and fair value of investment securities available-for-sale at December 31, 1996 were:

                                                                              GROSS         GROSS
                                                              AMORTIZED     UNREALIZED    UNREALIZED
                                                                COST          GAINS         LOSSES        FAIR VALUE
                                                              ----------    ----------    ----------      ----------
              U. S. Treasury                                  $2,528,184      $ 1,083      $ (27,387)     $2,501,880
              U. S. Government Agencies                        3,224,343       90,530              -       3,314,873
              Other                                            1,000,005            -       (104,588)        895,417
                                                              ----------      -------      ---------      ----------

                                                              $6,752,532      $91,613      $(131,975)     $6,712,170
                                                              ==========      =======      =========      ==========

         The amortized cost and fair value of investment securities available-for-sale at December 31, 1995 were:

                                                                             GROSS        GROSS
                                                            AMORTIZED      UNREALIZED    UNREALIZED
                                                              COST            GAINS        LOSSES         FAIR VALUE
                                                            ----------     ----------    ----------       ----------
              U. S. Treasury                                $2,491,334     $   14,472    $        -       $2,505,806
              U. S. Government Agencies                      4,206,216         41,777          (634)       4,247,359
              Other                                          1,000,005              -       (68,770)         931,235
                                                            ----------     ----------    ----------       ----------

                                                            $7,697,555     $   56,249    $  (69,404)      $7,684,400
                                                            ==========     ==========    ==========       ==========

         During the years ended 1996, 1995 and 1994, the Bank had gross realized gains of $450, $2,150 and $957, respectively, resulting from securities held to maturity that were called.

         Investment securities with amortized costs aggregating $15,816,827 at December 31, 1996, and $14,495,428 at December 31, 1995, were pledged to secure public and other deposits and for other purposes as required by law. Their corresponding market values were $15,987,685 and $14,623,560, respectively.

         The amortized cost and fair values of investment securities available-for-sale and held-to-maturity at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage backed securities are included in the table based on contractual maturity.

                                                                    SECURITIES                      SECURITIES
                                                                 HELD-TO-MATURITY               AVAILABLE-FOR-SALE
                                                            -----------------------------    --------------------------
                                                             AMORTIZED          FAIR         AMORTIZED          FAIR
                                                               COST             VALUE           COST            VALUE
                                                            ------------     ------------    ---------       ----------
  Due in one year or less                                   $  5,053,447     $  5,134,557    $       -       $        -

  Due after one year but less
    than five years                                           21,382,693       21,437,060     4,498,626       4,488,064

  Due after five years but
    less than ten years                                        8,696,182        8,520,282             -               -

  Due after ten years                                             52,963           54,021     1,253,901       1,328,689

  Other securities                                                     -                -     1,000,005         895,417
                                                            ------------     ------------    ----------      ----------

      Total securities                                      $ 35,185,285     $ 35,145,920    $6,752,532      $6,712,170
                                                            ============     ============    ==========      ==========

NOTE C.  LOANS

         At December 31, 1996 and 1995, the loan portfolio was composed of the following types of loans:

                                                                                             1996            1995
                                                                                          -----------    -----------
     Commercial, industrial and agricultural                                              $ 5,041,293    $ 7,503,297

     Non residential real estate                                                            9,557,787      8,804,216

     Residential real estate                                                               17,038,928     14,344,720

     Consumer                                                                              13,680,222     14,348,165

     All other loans                                                                          442,514        351,147
                                                                                          -----------    -----------

                                                                                          $45,760,744    $45,351,545
                                                                                          ===========    ===========

         Final loan maturities and rate sensitivity of the loan portfolio before unearned income at December 31, 1996 are as follows (in thousands):

                                                                                     ONE -     AFTER
                                                                       WITHIN ONE    FIVE      FIVE
                                                                          YEAR       YEARS     YEARS     TOTAL
                                                                       ----------   -------   -------   -------
        Commercial and industrial                                        $  837     $   823   $   346   $ 2,006
        Agricultural                                                        938       1,741       356     3,035
        Non residential real estate                                       1,434       1,970     6,154     9,558
        Residential real estate                                             825       4,942    11,272    17,039
        Consumer                                                          3,501       9,887       292    13,680
        All other loans                                                      62         358        23       443
                                                                         ------     -------   -------   -------
                                                                         $7,597     $19,721   $18,443   $45,761
                                                                         ======     =======   =======   =======

                                                                                                         TOTAL
                                                                                                        -------
        Loans at fixed interest rates                                                                   $26,629
                                                                                                        =======
        Loans at variable interest rates                                                                $18,738
                                                                                                        =======
        Nonaccruing loans                                                                               $   276
                                                                                                        =======
        Capitalized loan cost                                                                           $   118
                                                                                                        =======

         In the ordinary course of business, the Bank makes loans to its executive officers, principal stockholders, directors and to companies in which these borrowers are principal owners amounted to $168,914 and $113,958 at December 31, 1996 and 1995, respectively. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than a normal risk of collectibility or present other unfavorable features.

         An analysis of activity with respect to related party loans was as follows:

                                                                                              1996          1995
                                                                                            --------      --------
       Beginning balance                                                                    $113,958      $238,021
       New Loans                                                                             152,484        57,606
       Repayments                                                                            (97,528)     (181,669)
                                                                                            --------      --------

       Ending balance                                                                       $168,914      $113,958
                                                                                            ========      ========


         Unamortized loan fees at 1996 and 1995 were $117,745 and $116,573, respectively.

NOTE D.  ALLOWANCE FOR LOAN LOSSES

         An analysis of the changes of the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994, is as follows:

                                                                               1996           1995           1994
                                                                            ----------     ----------     ----------
              Balance, at beginning of year                                 $1,048,395     $  902,456     $  504,000

              Provision charged to expense                                           -        205,000      1,974,126

              Loans charged off, net of recoveries:
                Charge-offs                                                   (278,333)      (582,101)    (1,670,832)
                Recoveries                                                     440,338        523,040         95,162
                                                                            ----------     ----------     ----------

                  Net (charge-offs) recoveries                                 162,005        (59,061)    (1,575,670)
                                                                            ----------     ----------     ----------

              Balance, at end of year                                       $1,210,400     $1,048,395     $  902,456
                                                                            ==========     ==========     ==========

NOTE E.  BANK PREMISES AND EQUIPMENT

         An analysis of bank premises and equipment at December 31, 1996 and 1995, is as follows:

                                                                                            1996           1995
                                                                                         ----------      ----------
      Building and improvements                                                          $2,099,021      $2,099,021
      Equipment                                                                           1,536,924       1,444,359
      Land                                                                                  247,524         135,316
      Construction in progress                                                              212,641           -
                                                                                         ----------      ----------
                                                                                          4,096,110       3,678,696
      Less accumulated depreciation                                                       2,033,463       1,841,875
                                                                                         ----------      ----------
                                                                                         $2,062,647      $1,836,821
                                                                                         ==========      ==========

         Depreciation expense charged to operations during the years ended December 31, 1996, 1995 and 1994 totaled $210,122; $270,395 and
         $239,802; respectively.

NOTE F.  TIME DEPOSITS

         Included in time deposits are certificates of deposit issued in amounts of $100,000 or more. These certificates totaled $7,754,102 and $8,475,102 at December 31, 1996 and 1995, respectively.

         At December 31, 1996, the maturities of certificates of deposit in excess of $100,000 are as follows:

                                   3 month or less                         $1,657,000
                                   3 - 12 months                            1,785,000
                                   Over 12 months                           4,312,102
                                                                            ---------

                                                                           $7,754,102
                                                                           ==========

         At December 31, 1996, scheduled maturities of time deposits are as follows:

                                     1997                                    $28,418,438
                                     1998                                      6,651,699
                                     1999                                      5,259,174
                                     2000                                      5,491,419
                                     2001                                      1,337,199
                                                                             -----------

                                                                             $47,157,929
                                                                             ===========

NOTE G.  INCOME TAXES

         The provision for federal income taxes consisted of the following:

                                                                              1996          1995         1994
                                                                            --------     --------     ---------
        Current                                                             $119,000     $      -     $       -
        Deferred                                                               5,895       (3,048)     (581,038)

        Tax benefit of net operating loss
         carryforward                                                        211,105      253,048             -
                                                                            --------     --------     ---------
         Total                                                              $336,000     $250,000     $(581,038)
                                                                            ========     ========     =========


         The differences between the applicable income taxes shown in the statements of income and the amounts computed by applying the statutory federal income tax rate to income before income taxes are as follows:

                                                                                  1996        1995         1994
                                                                                --------    --------    ---------
                Federal income tax computed
                  on income before income taxes                                 $352,424    $266,639    $(286,325)
                Decrease in tax due to
                  tax-exempt income, net                                         (70,349)    (81,091)     (97,979)
                Other changes, net                                                53,925      64,452     (196,734)
                                                                                --------    --------    ---------

                Applicable income taxes                                         $336,000    $250,000    $(581,038)
                                                                                ========    ========    =========

         Prepaid federal income taxes of $-0- in 1996 and $84,000 in 1995 are included in other assets. Income taxes payable of $123,994 in 1996 are included in accrued taxes and other liabilities.

         Deferred income taxes includes deferred tax assets of $531,476 in 1996 and $625,195 in 1995, net of allowance of $287,350 and $267,260, respectively, and deferred tax liabilities of $104,565 in 1996 and $10,625 in 1995.

         At December 31, 1996, the Bank had unused net operating loss carryforwards of $5,747,035 to apply against future state taxable income expiring as follows:


                                            STATE
                  AVAILABLE              NET OPERATING
             THROUGH DECEMBER 31             LOSS
             -------------------         -------------
                     2007                 $  751,741
                     2008                    666,300
                     2009                  2,393,125
                     2010                    704,200
                     2011                  1,231,669
                                          ----------

                                          $5,747,035
                                          ==========


NOTE H.  PROFIT SHARING PLAN

         The Bank maintains a non-contributory employee profit sharing plan that is available for all employees who have completed one (1) year of service. Contributions to the plan are determined by the Board of Directors. Contributions totaled $100,000; $100,000 and $50,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

NOTE I.  REGULATORY MATTERS

         The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Federal Deposit Insurance Corporation (FDIC). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Bank. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total Tier I capital to risk-weighted assets (as defined in the regulations) and Tier I capital to average assets (as defined).

         As of December 31, 1996, the most recent notification from the FDIC, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's prompt corrective action category.

                                                                               FOR CAPITAL
                                                ACTUAL                      ADEQUACY PURPOSES
                                    ------------------------------  --------------------------------
                                        AMOUNT           RATIO           AMOUNT            RATIO
                                    --------------  --------------  ----------------  --------------
 As of December 31, 1996
   Total Capital
   (to Risk-Weighted Assets)            $8,508,239          17.28%   $3,938,399     > or equal to 8.0%
 Tier I Capital
   (to Risk-Weighted Assets)            $8,392,415          17.04%   $1,969,200     > or equal to 4.0%
 Tier I Capital
   (to Average Assets)                  $8,392,415           9.50%   $3,708,787     > or equal to 4.0%

 As of December 31, 1995
   Total Capital
   (to Risk-Weighted Assets)            $7,930,656          15.99%   $3,965,406     > or equal to 8.0%
 Tier I Capital
   (to Risk-Weighted Assets)            $7,360,647          14.85%   $1,982,703     > or equal to 4.0%
 Tier I Capital
   (to Average Assets)                  $7,630,647           8.65%   $3,530,442     > or equal to 4.0%

                                                                       TO BE WELL
                                                                   CAPITALIZED UNDER
                                                                   PROMPT CORRECTIVE
                                                                   ACTION PROVISIONS
                                                           ---------------------------------
                                                                AMOUNT              RATIO
                                                           ---------------     --------------
             As of December 31, 1996
               Total Capital
               (to Risk-Weighted Assets)                     $4,922,999      > or equal to 10.0%
             Tier I Capital
               (to Risk-Weighted Assets)                     $2,953,799      > or equal to 6.0%
             Tier I Capital
               (to Average Assets)                           $4,635,983      > or equal to 5.0%

             As of December 31, 1995
               Total Capital
               (to Risk-Weighted Assets)                     $4,956,757      > or equal to 10.0%
             Tier I Capital
               (to Risk-Weighted Assets)                     $2,974,054      > or equal to 6.0%
             Tier I Capital
               (to Average Assets)                           $4,413,052      > or equal to 5.0%

         The Bank is restricted by banking regulatory agencies in making dividend payments above prescribed limits. The Bank is required to obtain approval from the State Banking Regulators prior to the payment of any dividend.

         The Bank is required to maintain certain reserves at the Federal Reserve Bank. This requirement was $100,000 at December 31, 1996 and $100,000 at December 31, 1995. The Bank was in compliance with these requirements.

NOTE J.  COMMITMENTS AND CONTINGENCIES

         The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheets.

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

         Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

         The Bank's maximum exposure to credit loss is represented by the contractual amount of the commitments to extend credit and letters of credit as follows:

                                                          DECEMBER 31,
                                                      1996            1995
                                                      ----            ----
              Commitments to extend credit           $1,083,032      $1,304,722
              Standby letters of credit                $184,000        $248,000

         The Bank is involved in certain litigation incurred in the normal course of business. In the opinion of management and legal counsel, liabilities arising from such claims, if any, would not have a material effect upon the Bank's financial statements.

NOTE K.  CONCENTRATION OF CREDIT RISK

         The Bank provides deposit and loan products and other financial services to consumer and corporate customers located principally in Smith County. Securities and short-term investment activities are conducted with a diverse group of domestic governments, corporations and depository and other financial institutions. The Bank evaluates the counterparty's creditworthiness and the need for collateral on a case by case basis. The concentrations of credit by type of loan are set forth in Note C. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit are granted primarily to commercial borrowers.

NOTE L.  FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is possible to estimate that value:

         Cash and Due from Banks

         For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

         Investment Securities

         Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

         Loans

         The fair value of loans are estimated for portfolios of loans with similar financial characteristics. For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts.

         The fair value of other types of loans are estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

         Deposits

         The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using discounted cash flow analysis, with interest rates currently offered for deposits of similar remaining maturities.

         Loan Commitments and Standby Letters of Credit

         There is no material difference between the contractual amount and the estimated fair value of loan commitments which are generally priced at market at the time of funding. In addition, fees collected from loan commitments are considered to be immaterial. The fair value of letters of credit would approximate the contractual value since the fees currently collected on these instruments would be deemed immaterial.

         Federal Funds Purchased and Sold

         The carrying amount is a reasonable estimate of fair value.

         The estimated fair values of the Bank's financial instruments are as follows:


                                                                                              1996
                                                                                              ----
                                                                                    CARRYING          FAIR
                                                                                     AMOUNT          VALUE
                                                                                     ------          -----
           Financial assets:
             Cash and due from banks                                                $ 4,327,637    $ 4,327,637
             Investment securities:
               Held-to-maturity                                                     $35,185,285    $35,145,920
               Available-for-sale                                                   $ 6,712,170    $ 6,712,170
             Loans, net of allowance                                                $44,550,344    $44,850,986

           Financial liabilities-
             Deposits                                                               $85,081,288    $85,254,055

           Other:
             Commitments to extend credit                                           $         -    $ 1,083,032
             Standby letters of credit                                              $         -    $   184,000

                                                                                              1995
                                                                                              ----
                                                                                    Carrying          Fair
                                                                                     Amount          Value
                                                                                     ------          -----
           Financial assets:
             Cash and due from banks                                                $ 5,316,335    $ 5,316,335
             Federal funds sold                                                     $ 5,400,000    $ 5,400,000
             Investment securities:
               Held-to-maturity                                                     $25,430,362    $25,732,356
               Available-for-sale                                                   $ 7,684,400    $ 7,684,400
             Loans, net of allowance                                                $44,483,150    $44,277,920

           Financial liabilities-
             Deposits                                                               $82,788,697    $82,612,536

           Other:
             Commitments to extend credit                                           $         -    $ 1,304,722
             Standby letters of credit                                              $         -    $   248,000

NOTE M.  PRIOR PERIOD ADJUSTMENT

         Adjustments have been made to certain prior period balances to comply with Internal Revenue Service Adjustments made during a recent tax examination. These adjustments are largely reflected in the loans, bank premises and equipment, depreciation expense, and income tax expense as noted below:

                                Capitalized loan fees                            $104,672

                                Capitalized bank premises and equipment,
                                  net of depreciation                             114,203

                                Taxes related to IRS adjustment                   (78,244)
                                                                                 --------

                                Net increase in undivided profits                $140,631
                                                                                 ========

NOTE N.  SUBSEQUENT EVENT

         Pursuant to a Merger Agreement dated September 9, 1997 Smith County Bank will be merged with and into Trustmark Bank, under the charter of Trustmark Bank. The effective date of the Merger is scheduled to occur within the first quarter of 1998.

SMITH COUNTY BANK
BALANCE SHEET (UNAUDITED)
SEPTEMBER 30, 1997


ASSETS



Cash and due from banks                                 $ 5,055,413

Federal funds sold                                        5,700,000
Investment securities:
        Held-to-maturity                                 31,702,369
        Available-for-sale                                6,750,019

Loans:                                                   45,803,458
        Less: Allowance for loan losses                  (1,220,486)
              Unearned income                               (73,341)
                                                        -----------
                Net loans                                44,509,631

Bank premises and equipment, net                          2,088,221

Accrued interest receivable                                 970,457

Deferred income taxes                                       131,073

Other assets                                                193,307
                                                        -----------

                Total assets                            $97,100,490
                                                        ===========





Continued..........

                               SMITH COUNTY BANK
                     BALANCE SHEET (UNAUDITED) - CONTINUED
                               SEPTEMBER 30, 1997


                      LIABILITIES AND STOCKHOLDERS' EQUITY


LIABILITIES:
         Deposits:
                Interest Bearing:
                          Demand                           $11,366,817
                          NOW accounts                      10,547,812
                          Savings deposits                   6,219,887
                          Time                              48,655,630
                                                           -----------
                Total interest-bearing                      76,790,146
                Noninterest-bearing                         10,418,273
                                                           -----------
                Total deposits                              87,208,419

        Accrued interest payable                               412,628
        Accrued taxes and other liabilities                    306,601
                                                           -----------
                Total liabilities                           87,927,648


COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
        Common stock, $15 par value, 15,000 shares
                authorized, issued and outstanding             225,000
        Capital surplus                                      8,100,000
        Retained earnings                                      858,003
                                                           -----------
                                                             9,183,003
        Less:  Net unrealized loss on securities
               available for sale                              (10,161)
                                                           -----------
        Total stockholders' equity                           9,172,842
                                                           -----------
        Total liabilities and stockholders' equity         $97,100,490
                                                           ===========



See accompanying note to financial statements.

                               SMITH COUNTY BANK
                        STATEMENTS OF INCOME (UNAUDITED)




                                                                               Nine Months Ended
                                                                                 September 30,
                                                                        1997                     1996
                                                                    -----------------         -----------
INTEREST INCOME:
         Interest and fees on loans                                 $ 3,174,957               $ 3,242,073
         Interest on investment securities
                 Taxable interest income                              1,755,884                 1,599,254
                 Exempt from federal income taxes                       158,924                   178,973
         Interest on federal funds sold                                 112,769                   208,006
                                                                    -----------               -----------

                 Total interest income                                5,202,534                 5,228,306
                                                                    -----------                 ---------

INTEREST EXPENSE:
         Interest on demand deposits                                    557,332                   672,636
         Interest on savings deposits                                   134,098                   135,552
         Interest on time deposits                                    2,032,788                 1,926,061
                                                                    -----------               -----------

                 Total interest expense                               2,724,218                 2,734,249
                                                                    -----------               -----------

                 NET INTEREST INCOME                                  2,478,316                 2,494,057
                                                                    -----------               -----------

PROVISION FOR LOAN LOSSES                                                90,000                   150,000
                                                                    -----------               -----------

                 NET INTEREST INCOME
                          AFTER PROVISION
                          FOR LOAN LOSSES                             2,388,316                 2,344,057
                                                                    -----------               -----------

NONINTEREST INCOME:
         Services charges on deposit accounts                           426,604                   401,755
         Credit life and other insurance commission                      69,429                    63,336
         Safe deposit box rentals                                        11,385                    11,699
         Other                                                           35,812                    39,949
                                                                    -----------               -----------

                 Total noninterest income                               543,230                   516,739
                                                                    -----------               -----------


Continued..........

                              SMITH COUNTY BANK
                 STATEMENTS OF INCOME (UNAUDITED) -CONTINUED



                                                                           Nine Months Ended
                                                                             September 30,
                                                                       1997                1996
                                                                    ----------          ----------
NONINTEREST EXPENSES:
         Salaries and employee benefits                              1,120,044           1,089,755
         Occupancy expense                                             189,737             196,279
         Equipment expenses                                            244,706             252,005
         Service and professional fees                                 100,450             119,323
         Stationary and supplies                                       132,949             137,217
         FDIC assessment                                                 7,629               1,500
         Amortization of goodwill                                       10,200              10,200
         Other                                                         219,706             282,936
                                                                    ----------          ----------

                 Total noninterest expenses                          2,025,421           2,089,215
                                                                    ----------          ----------

INCOME BEFORE INCOME TAXES                                             906,125             771,581

INCOME TAXES                                                           258,000             180,000
                                                                    ----------          ----------

NET INCOME                                                          $  648,125          $  591,581
                                                                    ==========          ==========

NET INCOME PER SHARE                                                $    43.21          $    39.44
                                                                    ==========          ==========

WEIGHTED AVERAGE SHARES OUTSTANDING                                     15,000              15,000
                                                                    ==========          ==========





See accompanying note to financial statements.

                              SMITH COUNTY BANK
                     STATEMENTS OF CASH FLOWS (UNAUDITED)




                                                                                Nine Months Ended
                                                                                   September 30,
                                                                        1997                     1996
                                                                    -----------------         -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
         Net income                                                       $  $648,125         $   591,581
         Adjustments to reconcile net income to net
           cash provided by operating activities:
                 Amortization of premium paid on
                   purchase of deposits and assets                             10,200              10,200
                 Provision for loan losses                                     90,000             150,000
                 Provision for depreciation                                   191,700             191,700
                 Loss on sale of equipment                                      9,462                   -
                 Gain on sale of securities                                         -                (450)
                 Accretion on investment securities, net                       22,202              30,181
                 (Increase) decrease in:
                          Accrued interest receivable                         161,901            (190,115)
                          Other assets                                         71,147             128,027
                 Increase (decrease) in:
                          Accrued interest payable                             (3,592)             42,314
                          Accrued taxes and other liabilities                 103,226             182,320
                                                                          -----------         -----------

         Net cash provided by operating activities                          1,304,371           1,135,758
                                                                          -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
         Net (increase) decrease in federal funds sold                     (5,700,000)          2,700,000
         Purchases of available-for-sale securities                        (1,500,000)         (1,033,750)
         Purchases of held-to-maturity securities                          (4,550,000)        (12,980,469)
         Proceeds from maturities of held-to-maturity
             securities                                                     7,997,831           3,168,861
         Proceeds from sale of available-for-sale securities                1,500,000           2,000,000
         Purchases of bank premises and equipment                            (267,893)           (226,674)
         Proceeds from sale of equipment                                       41,157                   -
         Net (increase) decrease in loans                                    (224,821)            593,628
                                                                          -----------         -----------

         Net cash used in investing activities                             (2,703,726)         (5,778,404)
                                                                          -----------         -----------


Continued..........

                              SMITH COUNTY BANK
               STATEMENTS OF CASH FLOWS (UNAUDITED) -CONTINUED



                                                                             Nine Months Ended
                                                                               September 30,
                                                                         1997                     1996
                                                                     ------------            ------------
CASH FLOWS FROM FINANCING ACTIVITIES-
         Net increase in deposits                                       2,127,131               4,121,575
                                                                     ------------            ------------

NET INCREASE (DECREASE) IN CASH AND
         DUE FROM BANKS                                                   727,776                (521,071)

CASH AND DUE FROM BANKS,
         at beginning of period                                         4,327,637               5,316,335
                                                                     ------------            ------------

CASH AND DUE FROM BANKS,
         at end of period                                            $  5,055,413            $  4,795,264
                                                                     ============            ============

SUPPLEMENTAL DISCLOSURE OF
         CASH FLOWS INFORMATION-
                 Cash paid during the year for:
                          Interest                                   $  2,727,810            $  2,691,898
                                                                     ============            ============

                          Income taxes                               $    173,219            $      8,994
                                                                     ============            ============

SCHEDULE OF NONCASH INVESTING
         AND FINANCING ACTIVITIES:
         Total increase (decrease) in unrealized
                 gains (losses) on securities available
                 for sale                                            $     24,966            $     48,957
                                                                     ============            ============

         Net deferred tax effect related to
                 unrealized gains (losses) on securities             $      8,488            $     16,645
                                                                     ============            ============





See accompanying note to financial statements.

                              SMITH COUNTY BANK
                  NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
                     NINE MONTHS ENDED SEPTEMBER 30,1997





NOTE A.  BASIS OF PRESENTATION

The unaudited interim financial statements of Smith County Bank have been prepared in accordance with generally accepted accounting principles. Smith County Bank's significant accounting policies are set forth in the annual financial statements for the year ended December 31, 1996.

In the opinion of management, the unaudited financial statements reflect all adjustment (all of which are normal and recurring in nature) necessary for a fair presentation of the financial position, results of operations, and cash flows of Smith County Bank. The results of operations for the interim periods are not necessarily indicative of results to be expected for the full year.


The interim financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 1996, and the notes related thereto.

                                    ANNEX B

January 12, 1998

Trustmark Corporation
P.O. Box 291
Jackson, MS 39205-0291

Gentlemen:

We understand that Smith County Bank ("SCB"), Trustmark Corporation ("Trustmark") and Trustmark National Bank ("Trustmark Bank") have entered into a First Amendment to Merger Agreement, dated as of December 23, 1997 (the "Agreement") which provides, among other things, for the Merger of SCB with and into Trustmark Bank (the "Merger"). Pursuant to the Merger, each issued and outstanding share of SCB common stock, par value $15.00 per share (the "SCB Common Stock"), excluding shares held by Trustmark (other than shares held in a fiduciary capacity) or in the treasury of SCB, shall cease to be outstanding and shall be converted into and exchanged for shares of Trustmark no par value common stock. Such conversion or exchange will be at the rate of 25.4555 shares of Trustmark stock per share of SCB stock subject to certain conditions as more fully described in Section 2 of the Agreement.

You have asked our opinion as to whether the purchase price is fair, from a financial point of view, to the stockholders of Trustmark.

Chaffe & Associates, Inc. ("Chaffe"), through its experience in the securities industry, investment analysis and appraisal, and in related corporate finance and investment banking activities, including mergers and acquisitions, corporate recapitalization, and valuations for estate, corporate and other purposes, states that it is competent to provide an opinion as to the fairness of the purchase price contemplated herein. Nether Chaffe nor any of its officers or employees has an interest in SCB's or Trustmark's common stock. The fee received for the preparation and delivery of this opinion is not dependent or contingent upon any transaction.

In connection with rendering its opinion, Chaffe, among other things: (i) reviewed the Agreement; (ii) reviewed and analyzed certain publicly-available financial statements and other information of SCB and Trustmark, respectively;
(iii) reviewed and analyzed certain internal financial statements and other financial and operating data concerning SCB, prepared by the management of SCB, including financial projections; (iv) directed such questions as it deemed necessary to the President and Chief Executive Officer of SCB, and the management of Trustmark, respectively; (v) compared the financial performance of SCB with that of certain comparable publicly-traded companies and their securities; (vi) reviewed the financial terms of business combinations in the commercial banking industry specifically and other industries generally, which Chaffe deemed generally comparable to the Merger; (vii) considered a number of valuation methodologies, including among others, those that incorporate book value, deposit base premium and capitalization of earnings; and (viii) performed such other studies and analyses as we deemed appropriate to this opinion.

In its review, Chaffe relied, without independent verification, upon the accuracy and completeness of the historical and projected financial information, and all other information reviewed by it for purposes of its opinions. Chaffe did not make or obtain an independent review of SCB's or Trustmark's assets or liabilities, nor was Chaffe furnished with any such appraisals. Chaffe relied solely on SCB and Trustmark for information as to the adequacy of their respective loan loss reserves and values of other real estate owned. With respect to SCB's projected financial results, Chaffe has assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgements of the management of SCB of future financial performances of SCB. This opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date hereof. Chaffe expressed no opinion on the tax consequences of the proposed transaction or the effect of any tax consequences on the value to be received by the shareholders of SCB Common Stock.

Based upon and subject to the foregoing and based upon such other matters as we considered relevant, it is our opinion on the date hereof that the purchase price is fair, from a financial point of view, to the holders of Trustmark common stock.

Very truly yours,

CHAFFE & ASSOCIATES, INC.

ADDENDUM TO FAIRNESS OPINION



SHERWOOD G. BRIGGS
Managing Director

Mr. Briggs joined Chaffe & Associates in 1985, expanding the firm's services to the banking and thrift industries. In this capacity, he is responsible for the firm's activities with the financial industries in Mergers and acquisitions, including regulatory-assisted transactions; capital planning; debt placements; equity financing; asset/liability management; investment portfolio management; and stock valuations and fairness opinions. His expertise extends not only to financial matters, but to business strategy and regulatory considerations as well. Mr. Briggs began his long career in banking in 1960 with Manufacturers and Trader Trust Company of Buffalo, New York. There he rose to the position of Vice President holding responsibility at various times for corporate planning, administrative services, systems development for commercial loans and credit cards, and consumer and small business lending. In 1978, he joined Jefferson Guaranty Bank as Executive Vice President/Chief Financial Officer.
He also held the position of Treasurer at the bank's holding company, Jefferson Bancshares, Inc. In these capacities, Mr. Briggs was responsible for the bank's asset/liability management, the investment portfolio, the international department, correspondent banking department, and all financial reporting, budgeting, and financial analysis. Mr. Briggs holds a B.A. from Cornell University and an M.B.A. from State University of New York.

                                    ANNEX C

                                FAIRNESS OPINION
                             MERGER BY AND BETWEEN
                             TRUSTMARK CORPORATION
                                      AND
                               SMITH COUNTY BANK





                                  REPORT DATED
                                January 17, 1998

                               January 13, 1998


Board of Directors
Smith County Bank
Taylorsville, Mississippi

  RE: FAIRNESS OPINION RELATIVE TO PENDING AGREEMENT OF SMITH COUNTY BANK, TAYLORSVILLE, MISSISSIPPI, TO MERGE WITH AND INTO TRUSTMARK
         NATIONAL BANK, JACKSON, MISSISSIPPI.

Directors:

The Board of Directors of Smith County Bank ('SCB' or the 'Bank') retained Southard Financial, in its capacity as a financial valuation and consulting firm, to render its opinion of the fairness, from a financial viewpoint, of the acquisition of SCB by Trustmark Corporation ('Trustmark'). Southard Financial issued a fairness opinion, dated October 29, 1997. However, subsequent to that date, the Merger terms were renegotiated due to rapid changes in the market prices of Trustmark and other bank stocks. This opinion relates to the terms as revised.

In connection with this engagement, Southard Financial evaluated the financial terms of the Merger, but was not asked to, and did not recommend the specific ratio of exchange between the respective common stock of Trustmark and SCB, and did not assist in negotiating the Merger. Although Southard Financial advised SCB as to the potential range of value for its common stock, the Exchange Ratio was determined by Trustmark and SCB after arms' length negotiations. Southard Financial and its principals have no past, present, or future contemplated financial, equity, or other interest in either SCB or Trustmark. This opinion is issued based upon financial data as of September 30, 1997.

APPROACH TO ASSIGNMENT

The approach to this assignment was to consider the following factors:

 [ ] A review of the financial performance and position of SCB and the value of its common stock;

 [ ] A review of the financial performance and position of Trustmark and the value of its common stock;

 [ ]     A review of recent bank merger transactions;

 [ ] A review of the current and historical market prices of bank holding companies in Mississippi and surrounding states;

 [ ] A review of the investment characteristics of the common stock of SCB and Trustmark;

 [ ] A review of the Merger Agreement between Trustmark and SCB, dated September 9, 1997;

Board of Directors
Smith County Bank
Page 2

 [ ] A review of the First Amendment to Merger Agreement, effective as of December 23, 1997.

 [ ] An evaluation of the impact of the Merger on the expected return to the current shareholders of SCB; and,

 [ ] An evaluation of other factors as was considered necessary to render this opinion.

It is Southard Financial's understanding that the Merger and resulting exchange of the stock of Trustmark for the outstanding common stock of SCB constitutes a non-taxable exchange for federal income tax purposes.

DUE DILIGENCE REVIEW PROCESS

In performing this assignment, Southard Financial reviewed the documents specifically outlined in Exhibit 1 pertaining to SCB and in Exhibit 2 pertaining to Trustmark.

REVIEW OF SMITH COUNTY BANK

Southard Financial visited with the management of Smith County Bank in Taylorsville, Mississippi. Discussions included questions regarding the current and historical financial position and performance of SCB, its outlook for the future, and other pertinent factors.

REVIEW OF TRUSTMARK CORPORATION

Southard Financial visited with the management of Trustmark Corporation in Jackson, Mississippi. Discussions included questions regarding the current and historical financial position and performance of Trustmark, its outlook for the future, and other pertinent factors. Southard Financial also reviewed publicly available information relative to Trustmark and its stock.

MERGER DOCUMENTATION

Southard Financial reviewed the Merger Agreement (the 'Agreement') and the First Amendment to the Merger Agreement (the 'Amendment'), collectively referred to as the 'Merger Agreement' or the 'Agreement'. Appropriate aspects of the Agreement were discussed with the management of SCB and Trustmark. (See
Exhibit 3, Terms of the Merger Agreement.)

Southard Financial did not independently verify the information reviewed, but relied on such information as complete and accurate in all material respects. Southard Financial did not make any independent evaluation of the assets of Trustmark or SCB, but reviewed data supplied by the management of both institutions.

Board of Directors
Smith County Bank
Page 3

MAJOR CONSIDERATIONS

Numerous factors were considered in the overall review of the proposed Merger. The review process included considerations regarding SCB, Trustmark, and the proposed Merger. The major considerations are as follows:

SMITH COUNTY BANK

 [ ]     Historical earnings;
 [ ]     Historical dividend payments;
 [ ]     Outlook for future performance, earnings, and dividends;
 [ ]     Economic conditions and outlook in SCB's market;
 [ ]     The competitive environment in SCB's market;
 [ ]     Comparisons with peer banks;
 [ ]     Potential risks in the loan and securities portfolios;
 [ ]     Recent minority stock transactions in SCB's common stock; and,
 [ ] Other such factors as were deemed appropriate in rendering this opinion.

TRUSTMARK CORPORATION

 [ ]     Historical dividend payments;
 [ ]     Outlook for future performance, earnings, and dividends;
 [ ]     Economic conditions and outlook in Trustmark's market;
 [ ]     The competitive environment in Trustmark's market;
 [ ]     Comparisons with peer banks;
 [ ]     Recent minority stock transactions in Trustmark's common stock; and,
 [ ] Other such factors as were deemed appropriate in rendering this opinion.

COMMON FACTORS

 [ ]     Historical and current bank merger pricing; and,
 [ ] Current market prices for minority blocks of common stocks of regional bank holding companies in Mississippi and surrounding states.

THE PROPOSED MERGER

 [ ]     The terms of the Merger Agreement, as amended;
 [ ]     The specific pricing of the Merger;
 [ ]     Adequacy of the consideration paid to the shareholders of SCB;
 [ ]     The assumption that the Merger will be treated as a tax-free exchange;
 [ ]     The impact on Trustmark's capital and liquidity positions;
 [ ] The historical dividend payments of Trustmark and the likely impact on the dividend income of the current shareholders of SCB (equivalency of cash dividends);

Board of Directors
Smith County Bank
Page 4

 [ ] Pro-forma combined income statements for Trustmark post Merger and the expected returns to SCB shareholders (equivalency of earnings yield);
 [ ]     The market for minority blocks of Trustmark common stock; and,
 [ ]     Other such factors as deemed appropriate.

OVERVIEW OF FAIRNESS ANALYSIS

In connection with rendering its opinion, Southard Financial performed a variety of financial analyses, which are summarized below. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgment and is not susceptible to partial analyses. In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of SCB and Trustmark. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned greater significance than any other. (More details on the analyses prepared by Southard Financial are contained in Exhibits 3-5.)

DIVIDEND YIELD ANALYSIS

In evaluating the impact of the proposed Merger on the shareholders of SCB, Southard Financial reviewed the dividend paying histories of SCB and Trustmark. Based upon this review, it is reasonable to expect that the shareholders of SCB, in total, will receive dividends well above the level currently paid by SCB, after the Merger is completed. This is predicated on the assumption that Trustmark will continue per share dividends at or above current levels (see
Exhibit 4).

EARNINGS YIELD ANALYSIS

In evaluating the impact of the proposed Merger on the shareholders of SCB, Southard Financial determined that, based upon an exchange ratio of 25.455, the shareholders of SCB would have seen a decrease in earnings per share had the Merger been consummated prior to January 1, 1997 (see Exhibit 4).

BOOK VALUE ANALYSIS

In evaluating the impact of the proposed Merger on the shareholders of SCB, Southard Financial determined that the shareholders of SCB would have experienced a negative impact on the book value of their investment had the Merger been consummated on December 31, 1997. However, it is important to note that the market price of Trustmark stock was about 283% of book value at December 31, 1997 (see Exhibit 4).

ANALYSIS OF ALTERNATIVES

In evaluating the fairness of the proposed Merger to the shareholders of SCB, Southard Financial reviewed with management the process by which the negotiations took place with Trustmark. No other offers were received or

Board of Directors
Smith County Bank
Page 5

solicited. Further, Southard Financial considered recent public market merger pricing information (see Exhibit 5).

ANALYSIS OF MARKET TRANSACTIONS

Based upon the Merger terms and the recent market price of Trustmark common stock, SCB shareholders will receive about 187% of estimated year-end 1997 book value, 21.3 times estimated 1997 earnings, and 18.3% of estimated year-end assets. Based upon the review conducted by Southard Financial, and given the financial characteristics of SCB, the pricing for SCB in the Merger is within the range of multiples seen in recent bank acquisitions (see Exhibit 5).

FUNDAMENTAL ANALYSIS

Southard Financial reviewed the financial characteristics of SCB and Trustmark with respect to profitability, capital ratios, liquidity, asset quality, and other factors. Southard Financial compared SCB and Trustmark to a universe of publicly traded banks and bank holding companies and to peer groups prepared by the Federal Financial Institutions Examination Council (FFIEC). Southard Financial found that the post-Merger combined entity will have capital ratios and profitability ratios near those of the public peer group and the FFIEC peer group (predominantly non- publicly traded banks).

LIQUIDITY

Unlike SCB stock, Trustmark shares are traded in the NASDAQ market, and there are currently several market makers of Trustmark stock. Further, except in the case of officers, directors, and certain large shareholders of SCB ('affiliates'), Trustmark shares received will be freely tradeable with no restrictions.

SUMMARY OF ANALYSES

The summary set forth does not purport to be a complete description of the analyses performed by Southard Financial. The analyses performed by Southard Financial are not necessarily indicative of actual values, which may differ significantly from those suggested by such analyses. Southard Financial did not appraise any individual assets or liabilities of SCB or Trustmark.

Throughout the due diligence process, all information provided by SCB, Trustmark, and third party sources, was relied upon by Southard Financial without independent verification. Based upon the analyses discussed above, and other analyses performed by Southard Financial, the impact of the Merger on the shareholders of SCB is expected to be favorable.

FAIRNESS OPINION

Based upon the analyses of the foregoing and such matters as were considered relevant, it is the opinion of Southard Financial that the terms of the offer for the acquisition of Smith County Bank by Trustmark Corporation pursuant to the Merger Agreement and the Amendment are fair, from a financial viewpoint, to the shareholders of Smith County Bank.

Board of Directors
Smith County Bank
Page 6

Thank you for this opportunity to be of service to the shareholders of Smith County Bank.

                               Sincerely yours,

                               SOUTHARD FINANCIAL




                               David A. Harris, CFA, ASA




                               Douglas K. Southard, DBA, CFA, ASA



Attachments:

  Exhibit 1:  Smith County Bank, Document Review List
  Exhibit 2:  Trustmark Corporation, Document Review List
  Exhibit 3:  Terms of the Merger Agreement
  Exhibit 4: Expected Impact of the Merger on the Shareholders of Smith County Bank
  Exhibit 5:  Comparison of the Merger Pricing to Public Market Transactions
  Exhibit 6:  Qualifications of Southard Financial

                                  EXHIBIT 1
                              SMITH COUNTY BANK
                             DOCUMENT REVIEW LIST



  1. Consolidated Report of Condition and Income ("Call Report") of Smith County Bank for the period ended September 30, 1997.

  2. Uniform Bank Performance Report ("UBPR") of Smith County Bank for the periods ended December 31, 1996, March 31, 1997, and June 30, 1997.

  3.     Information on the Taylorsville area economy.

  4. Additional pertinent information deemed necessary to render this opinion.

                                   EXHIBIT 2
                             TRUSTMARK CORPORATION
                              DOCUMENT REVIEW LIST



  1. Annual Report of Trustmark Corporation, including audited financial statements, for the year ended December 31, 1996.

  2. Securities and Exchange Commission Form 10-K of Trustmark Corporation for the year ended December 31, 1996.

  3. Securities and Exchange Commission Form 10-Q of Trustmark Corporation for the quarters ended March 31, 1997 and June 30, 1997.

  4.     News releases on Trustmark Corporation for the period ended
         September 1997.

  5. Minutes of meetings of the Board of Directors of Trustmark Corporation and Trustmark National Bank from September 1996 to September 1997.

  6. Analysts reports on Trustmark Corporation's common stock: Morgan Keegan & Company, Inc.; Robinson-Humphrey Company, Inc.; and Keefe, Bruyette & Woods, Inc.

  7. Additional pertinent information deemed necessary to render this opinion.

                                   EXHIBIT 3
                                  TERMS OF THE
                                MERGER AGREEMENT



The Merger Agreement, by and between Trustmark Corporation and Smith County Bank dated as of September 9, 1997 (the "Agreement") and its First Amendment effective as of December 23, 1997 (the "Amendment") contains several provisions. The following are key provisions of the Agreement and the
Amendment:

   In exchange for each share of SCB common stock outstanding, SCB shareholders will receive 25.455 shares of Trustmark common stock.

   The parties intend for the Merger to qualify as a "reorganization" under the Internal Revenue Code. Thus, the exchange of SCB stock for Trustmark stock is expected to qualify as a tax-free exchange for Federal income tax purposes. The exchange of cash for shares or fractional shares may have tax consequences.

   No fractional shares will be issued by Trustmark. SCB shareholders who would otherwise have been entitled to fractional shares (after aggregating all shares owned) will receive cash based upon the product of such fraction multiplied by $43.313.

   The Agreement may be terminated by either party:

     - upon the mutual consent of the Board of Directors of each institution;
     - upon a breach by either party of any representation, warranty or covenant;
     - if the Merger is not consummated within one year of the Amendment
     - upon the failure by either party to obtain regulatory or shareholder approvals;
     -    under the terms and conditions as set forth in the Agreement.

   The exchange ratio will be adjusted to reflect any reclassification, recapitalization, split-up, combination or exchange of shares, or stock dividend which might occur at Trustmark subsequent to the date of the Agreement but prior to the consummation of the Merger.

                                   EXHIBIT 4
                         EXPECTED IMPACT OF THE MERGER
                             ON THE SHAREHOLDERS OF
                               SMITH COUNTY BANK



The following is a summary of the various analyses undertaken in conjunction with this fairness opinion. This summary is not intended to represent all analyses performed by Southard Financial, but is presented here for the convenience of SCB and its shareholders.

EARNINGS SCB earned $46.67 per share in 1996 and Trustmark earned $1.87 per share. Had the Merger been consummated prior to January 1, 1996, each former SCB share would have earned $47.60 in 1996 (Trustmark earnings of $1.87 per share times 25.455 equivalent shares), or 2.0% higher than SCB's earnings.

                 SCB is expected to earn $53.88 per share in 1997, while Trustmark is expected to earn $1.96 per share. Had the Merger been consummated prior to January 1, 1997, each former SCB share would be expected to earn $49.89 in 1997 (Trustmark estimated earnings of $1.96 per share times 25.455 equivalent shares), or 7.4% lower than SCB's 1997 earnings.

DIVIDENDS        Each share of SCB stock received dividends of $7.00 per share in 1996, while Trustmark's dividend was $0.50 per share. Had the Merger been consummated prior to January 1, 1996, each former share of SCB stock would have received dividends of $12.73 in 1996 (Trustmark dividends of $0.50 per share times
                 25.455 equivalent shares), or 81.9% more than SCB's dividends.

                 Each share of SCB stock received dividends of $7.00 per share in 1997, while Trustmark's 1997 dividend is expected to total $0.585 per share. Had the Merger been consummated prior to January 1, 1997, each former share of SCB stock would be expected to receive dividends of $14.89 in 1997 (Trustmark dividends of $0.585 per share times 25.455 equivalent shares), or more than two times SCB's dividends.

BOOK VALUE       The book value of SCB common stock was $567.20 per share at
                 December 31, 1996.  Reported book value of Trustmark was
                 $15.01 per share at December 31, 1996. Had the Merger been consummated on December 31, 1996, each former SCB share would have received book value of $382.08 (Trustmark book value of $15.01 per share times 25.455 equivalent shares), or 32.6% below SCB's book value.

                 The book value of SCB common stock is estimated at $613.54 per share at December 31, 1997. Estimated Trustmark book value was $16.32 per share at December 31, 1997 (September 30, 1997 book value of $15.98 plus estimated fourth quarter earnings of $0.50 less estimated fourth quarter dividends of $0.165). Had the Merger been consummated on December 31, 1997, each former SCB shareholder would have received book value of $415.42 per share (estimated Trustmark book value of $16.32 per share times 25.455 equivalent shares), or 32.2% lower than SCB's book value.

                                   EXHIBIT 4
                         EXPECTED IMPACT OF THE MERGER
                             ON THE SHAREHOLDERS OF
                               SMITH COUNTY BANK
                                  (CONTINUED)




 LIQUIDITY       There have been no recent arms' length transactions of SCB.
                 Unlike SCB stock, Trustmark shares are traded in the NASDAQ market. Trustmark shares received by SCB shareholders will be freely tradeable with no restrictions, except for those associated with certain affiliated shareholders. There are currently several firms making a market in Trustmark's stock:
                 Robinson-Humphrey Company, Inc.; Keefe, Bruyette & Woods,
                 Inc.; and Morgan Keegan & Company, Inc. During the first ten months of 1997, Trustmark shares traded in the range of $24.00-$32.50 per share. However, during December 1997,
                 Trustmark stock traded between $38.50 and $47.00 per share.
                 The closing price of Trustmark stock was $46.25 per share on December 31, 1997, and the average closing price for the last ten days of 1997 was $44.62 per share. Further, the trading volume was higher in December than at any other time during 1997.

                                   EXHIBIT 5
                        COMPARISON OF THE MERGER PRICING
                         TO PUBLIC MARKET TRANSACTIONS

Southard Financial compared the pricing terms of the Agreement to the pricing of recent acquisitions of banks and bank holding companies across the United States, and to the minority interest prices of publicly traded banks and bank holding companies in the Southeast. Pricing data for recent acquisitions of banks and bank holding companies (nationwide and in Mississippi and contiguous states) is summarized as follows:

                                     Price/     Price/      Price/             Equity/
Transactions Announced in 1997(1)   Earnings   Book Val     Assets     ROAA    Assets    ROAE
--------------------------------    --------   --------     ------     ----    ------    ----

Nationwide (76)                       21.1x     211.7%       20.05%    1.13%    9.99%     12.12%
Mississippi (1)                       10.9      158.5        24.10     2.28    15.15      15.05
LA, AR, MS, AL, TN (10)               19.2      216.9        22.38     1.39    10.53      13.79

Transactions Announced in 1996(2)
--------------------------------
Nationwide (173)                      19.0      191.4        19.52     1.14     9.96      11.98
Mississippi (2)                       27.4      251.4        26.35     1.05    10.99       9.65
LA, AR, MS, AL, TN (23)               16.4      209.3        20.34     1.33    10.12      13.64

SCB(3)                                20.4      179.3        17.59     0.85     9.81       9.13
SCB(4)                                21.3      186.7        18.32     0.85     9.81       9.13

 (1) Through September 30; only includes transactions for Banks with assets under $1 billion for which sufficient data was available;
 (2) Through December 31; only includes transactions for Banks with assets under $1 billion for which sufficient data was available
 (3) Based upon effective Merger price of $1,100 per share, estimated 1997 SCB earnings of $53.88 per share, estimated year-end SCB book value of $613.54 per share, and estimated year-end SCB assets of $6,252.28 per share

 (4) Based upon exchange ratio of 25.455, Trustmark stock price of $45.00, estimated 1997 SCB earnings of $53.88 per share, estimated year-end SCB book value of $613.54 per share, and estimated year-end SCB assets of $6,252.28 per share

Based upon the agreed upon price of SCB's stock, the Merger of SCB into Trustmark will take place at 20.4 times estimated 1997 SCB earnings, 179.3% of estimated year-end SCB book value, and 17.59% of estimated year-end SCB assets. The price/earnings ratio is within the range of the market transactions. However, the price/book value multiple and price/assets multiple for SCB are below average for recent market transactions. The below average price/book and price/assets multiples reflect the Banks below average performance, as measured by return on average assets ('ROAA') and equity ('ROAE'), and lower dividend yield. Typically, the lower a bank's ROAE, the lower its market price/book value ratio. Peer banks had an average ROAA of 1.27% and an average ROAE of 13.23% for the six months ended June 30, 1997. The Bank's ROAA for 1997 was 0.85%, while its ROAE was 9.13%.

                                   EXHIBIT 5
                        COMPARISON OF THE MERGER PRICING
                         TO PUBLIC MARKET TRANSACTIONS
                                  (CONTINUED)



In determining the attractiveness of owning Trustmark stock, it is important to examine Trustmark's recent pricing in comparison with recent pricing multiples for publicly traded banks and bank holding companies. This pricing data is presented below as of September 30, 1997.


                                                   Price/      Price/      Current      Current
             Publicly Traded Banks(1)              Earnings   Book Val.      ROAE       Yield
             -----------------------               --------   --------      ------      ------
            All Banks (183)                         17.15x      212.8%       12.55%      1.93%
            South Central Banks (37)                17.65       223.9        12.18       1.98
            Mississippi (4)                         16.32       217.8        13.12       2.00
            AR, LA, MS, TN, AL (10)                 17.21       227.6        12.78       1.91

            Trustmark ($32.25 @ 9/30/97)            16.80(2)    201.8(3)     11.96       1.74
                     ($46.25 @ 12/31/97)            23.60(4)    283.4(5)       na         na

(1) As of September 30, 1997; subject to certain screens performed by Southard Financial.
(2)     Based upon trailing 12-month earnings of $1.92 per share
(3)     Based upon September 30, 1997, book value of $15.98 per share
(4)     Based upon estimated 1997 earnings of $1.96 per share
(5)     Based upon estimated year-end book value of $16.32 per share

Based upon an analysis of the data provided above, Trustmark's price/earnings multiple and price/book value multiple are higher than other publicly traded banks in its region (Louisiana, Arkansas, Mississippi, Tennessee, and Alabama).

                                   EXHIBIT 6

                      QUALIFICATIONS OF SOUTHARD FINANCIAL


BACKGROUND             [ ]         Founded in 1987.
                       [ ]         Principals have combined business valuation
                                   experience of over twenty-five years.
                       [ ]         Clients served throughout the United States, with
                                   concentration in the Southeast.
                       [ ]         Broad industry experience.
                       [ ]         Services provided for public and closely-held
                                   companies.
                       [ ]         Annual valuation services provided for over 100
                                   ESOPs, making Southard Financial one of the largest
                                   ESOP appraisers in the United States.

PROFESSIONAL
CREDENTIALS            [ ]         Southard Financial's principals, Douglas K. Southard
                                   and David A. Harris, are senior members of the
                                   American Society of Appraisers (ASA).
                       [ ]         Both principals of Southard Financial are Chartered
                                   Financial Analysts (CFA).
                       [ ]         Both principals are current or former officers of
                                   the West Tennessee Chapter of the ASA.

EDUCATIONAL
CREDENTIALS            [ ]         Douglas Southard holds Doctor of Business
                                   Administration and Master of Business Administration
                                   degrees from Indiana University, with concentrations
                                   in finance, economics, and quantitative analysis.
                       [ ]         David Harris holds the Master of Business
                                   Administration degree from Memphis State University,
                                   with a concentration in finance and business
                                   investments.

BUSINESS
ETHICS                 [ ]         Southard Financial and its principals adhere to the
                                   ethical standards of the Institute of Chartered
                                   Financial Analysts and the American Society of
                                   Appraisers.
                       [ ]         All reports conform to the Uniform Standards of
                                   Professional Appraisal Practice.
                       [ ]         Southard Financial is committed to providing
                                   unbiased opinions to be used for decision making.
                       [ ]         Fees for valuation services are not contingent upon
                                   the conclusion of value or the completion of a
                                   transaction.

                                  BIOSKETCH
                      DOUGLAS K. SOUTHARD, DBA, CFA, ASA


EDUCATIONAL AND PROFESSIONAL CREDENTIALS
     Doctor of Business Administration, 1981, Indiana University
     Master of Business Administration. 1976, Indiana University
     Bachelor of Arts, 1975, Rhodes College (formerly Southwestern at Memphis) Chartered Financial Analyst, 1987, Institute of Chartered Financial
        Analysts (now part of the Association for Investment Management and Research)
     Senior Member, 1987, American Society of Appraisers, Business Valuation

PROFESSIONAL BACKGROUND
     Founder and Principal, Southard Financial, Memphis TN
     Partner, Mercer Capital Management, Inc., Memphis TN (1984-87)
     Consulting Associate, Mercer Capital Management, Inc., Memphis TN (1983-84) Principal, Douglas K. Southard, Financial Consultant, Memphis TN (1982-83)

ACADEMIC POSITIONS HELD
     Assistant Professor of Finance, Rhodes College, Memphis TN
     Assistant Professor of Finance, Virginia Polytechnic Institute & State
        University, Blacksburg VA
     Lecture in Finance, Indiana University, Bloomington IN

RELATED EXPERIENCE
     Frequent Speaker, professional organizations, business valuation topics Expert Witness, business valuation, local, state and federal courts Board of Directors, Management Computing Solutions, Inc., Memphis TN Former Officer, West Tennessee Chapter, American Society of Appraisers

PUBLICATIONS
     "Using the Capital Asset Pricing Model to Determine Capitalization Rates:
      Adjusting for Differences in Financial Structure," with Severin C. Carlson, Business Valuation Review, June 1991
     "Business Valuation Can Serve in Lifetime Planning," with Z.C. Mercer,
      Memphis Business Journal, April 1-5, 1985
     "Valuation Process Holds Keys to Executive Wealth," with Z.C. Mercer,
      Memphis Business Journal, March 25-29, 1985
     "What IRA's Are Worth", with Z.C. Mercer, The Southern Banker, June 1984

                                   BIOSKETCH
                           DAVID A. HARRIS, CFA, ASA


EDUCATIONAL AND PROFESSIONAL CREDENTIALS

     Master of Business Administration, 1982, Memphis State University Bachelor of Arts, 1979, Colorado State University
     Chartered Financial Analyst, 1989, Institute of Chartered Financial
        Analysts (Now part of the Association for Investment Management and Research)
     Senior Member, 1990, American Society of Appraisers, Business Valuation

PROFESSIONAL BACKGROUND

     Principal, Southard Financial, Memphis TN
     Associate, Mercer Capital Management, Inc., Memphis TN (1985-90) Financial Analyst, Methodist Hospitals of Memphis TN (1983-85) Cost Analyst, Schering-Plough, Inc., Memphis TN (1982-83)

PROFESSIONAL/COMMUNITY SERVICE

     President, West Tennessee Chapter, American Society of Appraisers (1994-95) Vice President, West Tennessee Chapter, American Society of Appraisers (1993-94) President, West Tennessee Chapter, American Society of
     Appraisers (1990-91) Board of Directors, Solomon Schechter Day School of Memphis, Inc. (1993-94) Vice President, Sea Isle Park Neighborhood Association, Memphis TN (1992-96) Board of Directors, Sea Isle Park Neighborhood Association, Memphis TN (1990-96) Business Liaison, Junior Achievement of Memphis TN (1984-85)

RELATED EXPERIENCE

     Expert Witness, business valuation

     Co-Author, "The Perils of Excess," with Z.C. Mercer, ABA Banking Journal, October 1987.

                                    ANNEX D

                                MERGER AGREEMENT


     This Merger Agreement ("Agreement") is executed the 9th day of September, 1997, between and among TRUSTMARK CORPORATION, a Mississippi corporation ("Trustmark"), TRUSTMARK NATIONAL BANK, a national banking association ("Trustmark Bank") (Trustmark and Trustmark Bank hereinafter sometimes collectively referred to as "Buyers") and Smith County Bank, a Mississippi state-chartered banking institution ("Bank").


     The parties desire to merge Bank with Trustmark Bank, with Trustmark Bank as the surviving association;

     NOW, THEREFORE, for the consideration and mutual covenants and conditions contained in this Agreement, Buyers and Bank do hereby agree as follows:

     1.                                THE MERGER.

                 Pursuant to this Agreement and the Plan and Agreement of Merger in the form attached as Exhibit "A", Bank shall be merged with and into Trustmark Bank (the "Merger"). As a result of and as part of the Merger, on the effective date of the Merger ("Effective Time of the Merger") each of the issued and outstanding shares of the common stock of Smith County Bank shall be converted into Trustmark common shares on the basis described in Section 2 herein.

                 As a consequence of the Merger, all assets of Bank, as they exist at the Effective Time of the Merger, shall pass to and vest in Trustmark Bank without any conveyance or other transfer, and Trustmark Bank shall be responsible for all of the liabilities of every kind and description of Bank as of the Effective Time of the Merger.

         2.      CONVERSION OF BANK COMMON STOCK.

                 2.1 Conversion of Shares. Subject to Sections 2.2, 2.3, and 2.4 of this Agreement, as of the Effective Time of the Merger, by virtue of the Merger and without any further action on the part of holders of any Bank shares, each outstanding share of the Bank shall be converted into a number of shares of Trustmark common stock equal to the "Exchange Ratio". The "Exchange Ratio" shall be equal to the quotient of $1,000.00 divided by the average closing bid/asked market price ("Average Trustmark Price")(computed on the basis of the last trade of the day) of Trustmark shares as reported in the National Association of Securities' Dealers Automated Quotation System for National Market Issues for the fifteen consecutive trading days preceding the third (3rd) calendar day prior to the date of the Bank's special shareholders' meeting (the "Meeting Date").

                 2.2 Bank Shares Held by Trustmark and Treasury Shares. Any Bank common shares held by Trustmark, whether outright or under option, (excluding shares held in a fiduciary capacity) or in the treasury of Bank at the Effective Time of the Merger shall not be converted but shall be canceled and retired, and no cash, stock, or other property shall be issuable with respect thereto.

                 2.3 Fractional Shares. No fractional Trustmark common shares shall be issued upon the surrender for exchange of certificates representing Bank common shares. In lieu of any such fractional share, each holder of Bank common shares who would otherwise be entitled to a fractional share of Trustmark common stock will be paid cash upon surrender of all the stock certificates representing Bank common shares held by such holder in the amount equal to the product of such fraction multiplied by the Average Trustmark Price.

                 2.4     Calculations and Adjustments.   If, between the date
of this Agreement and the Effective Time of the Merger, Trustmark shares shall be changed into a different number of shares or shares of a different class by reason of any reclassification, recapitalization, stock split or stock dividend with a record date within said period, the number of Trustmark common shares to be issued and delivered upon the Merger as provided in this Agreement shall be appropriately and proportionately adjusted so that the number of such shares that will be issued and delivered as a result of the Merger will equal the number of Trustmark common shares that holders of shares of Bank common stock would have received had the record date for such reclassification, recapitalization, stock split or stock dividend been immediately following the Effective Time of the Merger.

                 If the Average Trustmark Price is less than $27.00 or greater than $30.25 per share and the Merger is approved by the Bank's shareholders on the Meeting Date, the following provisions shall apply:

                 (a) Buyers and Bank shall promptly meet to consider the implications of the Average Trustmark Price on the proposed transaction;

                 (b) The Boards of Directors of Trustmark and Bank shall be fully authorized, under the circumstances and in the best interests of each organization, to renegotiate the Exchange Ratio for the number of shares of Trustmark stock in to which each Bank common share shall be converted;

                 (c) If Trustmark and Bank are unable to negotiate a mutually acceptable exchange ratio for the number of shares of Trustmark stock in to which each Bank common share shall be converted, either Trustmark or Bank may terminate this Agreement upon written notice delivered personally to the other party on or before ten (10) days prior to the Closing Date.

                 (d) In the event that either party exercises its right of termination under and in accordance with the above provisions of this Section 2.4, the terminating party shall reimburse and pay to the other party all of the non-terminating party's reasonable expenses, including but not limited to, attorneys' fees which such party shall have incurred under this Agreement and in pursuance of the transaction covered by this Agreement.

                 2.5     Distribution of Trustmark Stock.   As soon as
practical after the Effective Time of the Merger, notice will be given to all shareholders of Bank as of the Effective Date of the Merger, of the procedure for surrendering and exchanging their share certificates representing Bank common shares for share certificates representing Trustmark shares. The notice will include instructions with respect to the surrender of certificates representing the Bank common shares and the distribution of Trustmark shares in exchange therefor and a letter of transmittal for use in surrendering Bank common share certificates.

                 2.6 Rights Prior to Exchange. Until a former Bank common shareholder has surrendered the certificates representing his Bank common shares or provided indemnity as permitted in Section 2.7, such former Bank common shareholder shall not be entitled to receive cash or certificates representing the Trustmark shares to which such shareholder is entitled by virtue of the Merger and no dividend or other distribution with respect of Trustmark shares will be paid to such persons; provided, however, that when such certificates shall have been surrendered or indemnity provided, there shall be paid to such persons, without interest, all dividends and other distributions payable in respect of a record date after the Effective Time of the Merger on the Trustmark shares for which such Bank common shares shall have been exchanged.

                 2.7 Lost or Destroyed Certificates. Any person whose certificates representing shares of Bank common stock shall have been lost or destroyed may nevertheless obtain the shares of Trustmark or any cash to which such Bank shareholder is entitled as a result of the Merger if such Bank shareholder provides Trustmark with the statement certifying such loss or destruction and an indemnity satisfactory to Trustmark sufficient to indemnify Trustmark against any loss or expense that may occur as a result of such lost or destroyed certificate being thereafter presented to Trustmark for exchange.

         3.      REPRESENTATION AND WARRANTIES OF BANK.

                 Bank makes the following representations and warranties, each of which is being relied upon by Buyers, which representations and warranties shall, individually and in the aggregate, be true in all material respects upon the date of this Agreement and on the Closing Date and shall survive the Closing Date and the Merger:

                 3.1 Organization. Bank is a state-chartered banking institution duly organized, validly existing and in good standing under the laws of the State of Mississippi and has full corporate power to carry on its business as now being conducted and to own and lease its properties.

                 3.2 Authority. This Agreement has been duly and validly approved by the Board of Directors of Bank. Upon approval by the shareholders of Bank and upon obtaining the required approvals of all applicable regulatory and judicial authorities (and such approvals are no longer subject to judicial or administrative review, and all waiting periods required by law have expired):

                 (a) This Agreement shall be a valid and binding obligation of Bank, enforceable in accordance with its terms, and

                 (b) Consummation of the transactions contemplated by this Agreement will not: (i) result in a breach of or default under any agreement to which Bank is a party, (ii) conflict with or result in the breach of any law, rule or regulation, or any writ, injunction or decree of any court or governmental agency, or (iii) conflict with, or result in the breach of, the charter or bylaws of Bank.

                 3.3 Capitalization. The authorized capital stock of Bank consists of 15,000 shares of common stock $15.00 par value, of which 15,000 shares are issued and outstanding.

                 Each share of Bank stock outstanding as of the date hereof is duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Other than as described in this Section 3.3, Bank does not have outstanding any other equity securities or any subscriptions, options, warrants, rights, calls or other commitments to issue any securities or to convert any presently outstanding securities into securities of a different kind or class. Bank does not have any debt securities outstanding.

                 3.4 Financial Statements. Bank has delivered to Buyers the audited financial statements of Bank for the periods ended December 31, 1994, December 31, 1995, and December 31, 1996. As promptly as same are available, Bank shall deliver to Buyers a copy of any subsequent quarterly and annual financial statements of Bank and its quarterly call reports. The financial statements delivered pursuant to this Section 3.4 do and will fairly present the financial condition of Bank as of the dates thereof in all material respects and have been or will be prepared in conformity with generally accepted accounting principles, consistently applied, for the periods involved. All other statements and reports delivered pursuant to this Section 3.4 do and will fairly present the financial information purported to be shown therein in all material respects. The $1,200,400 reserve for loan losses reflected in the audited financial statements for the period ended December 31, 1996, to the best of Bank's knowledge adequately provides for the anticipated loan losses of Bank as of such date in accordance with generally accepted accounting principles and bank regulatory standards.

                 3.5 Absence of Undisclosed Liabilities. Bank has no known liabilities or obligations of any nature whatsoever, whether absolute, accrued, contingent or otherwise, due or to become due, as principal or guarantor, not recorded or disclosed in the audited financial statements for the period ended December 31, 1996, or otherwise disclosed in this Agreement or the documents, statements, lists, and exhibits referred to herein and delivered on the date hereof which could have a material adverse effect on the financial condition, properties or prospects of Bank.

                 3.6 Compliance with Laws. To the best of Bank's knowledge, Bank has no uncorrected deficiencies noted in any examination report by federal or state regulatory authorities and is not in violation of any material federal, state or local law, rule, ordinance or regulation. Bank will promptly notify Buyers of receipt of any examination reports of and material communications with all federal and state regulatory authorities from the date hereof until the Closing Date.

                 3.7 Contracts and Commitments. As of the date of this Agreement, Bank has supplied Buyers with copies of all contracts, leases, licenses, pension or profit sharing agreements and other agreements ("Plans") relating in any way to Bank, such agreements being described in Exhibit "B" hereto. To the best of Bank's knowledge, there have been no material breaches of or defaults under any of the provisions of any such contracts, leases, licenses, Plans or other agreements, not previously cured. No prohibited transaction (as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code) (the "Code"), accumulated funding deficiency (as defined in Section 412 of the Code) or reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any Plan. The present value of all benefits vested under all Plans does not exceed the value of the assets of such Plans allocable to such vested benefits.

                 3.8 Assets Employed. All of Bank's significant tangible assets are reflected in the financial statements delivered pursuant to Section
3.4 hereof, and such assets constitute all of the significant tangible assets necessary to or used or employed in the business and operations of Bank as currently conducted. Bank has good, indefeasible, marketable title to all of its significant tangible assets free of all liens, encumbrances and claims, except as required by law for deposits of public funds and to secure repurchase agreements. Leases covering material tangible assets in which Bank has a leasehold interest only are valid and enforceable in accordance with their terms and the Merger will not result in a default thereunder.

                 3.9 Litigation. Except as described in Exhibit "C" (Pending Litigation - Bank), neither Bank nor any of its officers or directors is (i) a party to any action, suit or proceeding or (ii) subject to any pending or threatened administrative, judicial or other action, suit, proceeding, inquiry or investigation nor is there any basis known to Bank therefor.

                 3.10 Brokers, Finders or Advisers. Bank has not employed or incurred any liability to any broker, finder or adviser in connection with the transactions contemplated by this Agreement.

                 3.11 Taxes. The amounts provided for taxes on the audited financial statement for the period ended December 31, 1996, are sufficient in all material respects for the payment of all accrued and unpaid federal, state, county and municipal taxes and all levies, licenses, franchise and registration fees, charges or withholdings of any nature whatsoever of Bank for the period ending on the date of such financial statements and for all prior periods. Bank has filed all material federal, state, county, municipal and other tax returns and all other reports which are required to be filed in respect of all such taxes and, to the extent that its liabilities for taxes have not been fully discharged, full and adequate reserves have been established in the financial statements therefor. The federal income tax returns of Bank have been audited by the Internal Revenue Service through the year ending December 31, 1993.
Bank is not in default in the payment of any taxes due or payable or of any assessments of any kind, and has not received any notice of material assessment or proposed material assessment of any tax.

                 3.12 Insurance. True and correct copies of all insurance policies covering Bank or its officers, directors or employees have been provided to Buyers, such policies being described in Exhibit "D" hereto. Such insurance policies, or policies providing substantially equivalent coverage, have been in force continuously, without gaps in coverage, for at least the preceding three (3) years and provide the coverage indicated, or substantially equivalent coverages, for all insurable events occurring during such three year period.

                 3.13 Parent, Subsidiaries. Bank has no parent corporation or subsidiaries.

                 3.14 Other Regulatory Filings. Subject to applicable disclosure restrictions, Bank has delivered to Buyers true and correct copies of all reports filed by it with the Mississippi Department of Banking and Consumer Finance and the Federal Deposit Insurance Corporation and any other financial regulatory agency since January 1, 1994, such reports being described in Exhibit "E" hereto. Each of such reports is true and correct in all material respects.

                 3.15 Full Disclosure. To the best of Bank's knowledge, this Agreement, including all information provided to Buyers pursuant to this Agreement, does not contain any untrue statement of material fact and Bank has not omitted to disclose to Buyers any material fact concerning the financial condition, properties or prospects of Bank.

                 3.16     Disclosure Documents.   With respect to information
supplied or to be supplied by Bank for inclusion in the proxy statement relating to the meeting of Bank's stockholders for the approval of the Merger (the "Proxy Statement") and the registration statement on Form S-4 (or other appropriate registration form) to be filed with the Securities and Exchange Commission by Trustmark for the registration of the shares of Trustmark common stock to be offered and sold in the Merger (the "Registration Statement"), (i) the Proxy Statement, at the time of the mailing thereof to stockholders of Bank and at the time of the meeting of Bank's stockholders will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) the Registration Statement, at the time it becomes effective under the Securities Act, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         4.      REPRESENTATIONS AND WARRANTIES OF BUYERS.

                 In order to induce Bank to enter into this Agreement and to consummate the transactions contemplated herein, Buyers represent and warrant the following matters to Bank, each of which is being relied on by Bank, which representations and warranties shall, individually and in the aggregate, be true in all material respects upon the date of this Agreement and on the Closing Date and shall survive the Closing Date:

                 4.1 Organization, Power and Authorization. Trustmark is a Mississippi corporation, duly organized, validly existing and in good standing under the laws of the state of Mississippi and has all requisite corporate power and authority to carry on its business as it is now being conducted and to own and lease its properties. The business activities of Trustmark do not require it to be qualified to do business in any other state. The execution and performance of this Agreement and the Merger have been duly authorized by the Board of Directors of Trustmark and upon obtaining the approval of all governmental and regulatory agencies or authorities whose approval is required as identified in Section 4.11 (and such approvals are no longer subject to judicial or administrative review, and all waiting periods required by law have expired), this Agreement will be a valid, binding obligation of Trustmark, enforceable in accordance with its terms.

                 Trustmark Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States and has all requisite corporate power and authority to carry on its business as it is now being conducted and to own and lease its properties. The business activities of Trustmark Bank do not require it to be qualified to do business in any other state. The execution and performance of this Agreement and the Merger have been duly authorized by the Board of Directors of Trustmark Bank and upon obtaining the approval of all governmental and regulatory agencies or authorities whose approval is required as identified in Section 4.11 (and such approvals are no longer subject to judicial or administrative review, and all waiting periods required by law have expired), this Agreement will be a valid, binding obligation of Trustmark Bank, enforceable in accordance with its terms.

                 4.2 Absence of Conflict. The execution and delivery of this Agreement and the performance and compliance with the terms hereof by Buyers will not: (i) conflict with or result in the breach of the charter or bylaws of Buyers, (ii) result in a breach of or default under any agreement to which Buyers are presently a party, or (iii) conflict with or result in the breach of any law, rule or regulation, or any writ, injunction or decree of any court or governmental agency.

                 4.3 Capitalization. The authorized capital stock of Trustmark consists of 100,000,000 shares of common stock, no par value, of which 36,230,808 shares are issued and outstanding as of September 4, 1997.

                 The authorized capital stock of Trustmark Bank consists of 2,677,955 shares of common stock, $5.00 par value, of which 2,677,955 shares are presently issued and outstanding.

                 Trustmark has granted to certain of its executive officers non-qualified and incentive stock options to purchase shares of the capital stock of Trustmark in the present aggregate amount of 86,000 shares. Other than as described herein, neither Trustmark nor Trustmark Bank presently has outstanding any other securities or any options, warrants, rights, calls or other commitments to issue any securities or to convert any presently outstanding securities into securities of a different kind or class. Bank understands and agrees that Trustmark and Trustmark Bank may issue additional shares of common stock or other securities at any time for the purpose of making acquisitions or for other business purposes.

                 4.4 Financial Statements. Buyers have delivered to Bank the audited financial statements of Trustmark and its consolidated subsidiaries for the periods ended December 31, 1994, December 31, 1995, and December 31, 1996. As promptly as same are available, Buyers shall deliver to Bank a copy of any subsequent quarterly and annual financial statements of Trustmark and consolidated subsidiaries, and quarterly call reports of Trustmark Bank. The financial statements delivered pursuant to this Section 4.4 (subject to audit adjustments to any unaudited financial statements) do and will fairly present the financial conditions of Trustmark and consolidated subsidiaries as of the dates thereof in all material respects and have been or will be prepared in conformity with generally accepted accounting principles, consistently applied, for the periods involved. All other statements and reports delivered pursuant to this Section 4.4 will fairly present the financial information purported to be shown therein in all material respects.

                 4.5 Absence of Undisclosed Liabilities. Neither Trustmark nor Trustmark Bank has any known liabilities or obligations of any nature whatsoever, whether absolute, accrued, contingent or otherwise, due or to become due, as principal or guarantor, not recorded or disclosed in the audited financial statements for the period ended December 31, 1996, or otherwise disclosed in this Agreement or the documents, statements, lists and schedules referred to herein and delivered on the date hereof which could have a material adverse effect on the financial condition, properties or prospects of Trustmark or Trustmark Bank.

                 4.6 Assets Employed. All of Trustmark and Trustmark Bank's significant tangible assets are reflected in the financial statements delivered pursuant to Section 4.4 hereof in accordance with generally accepted accounting principles, and such assets constitute all of the significant tangible assets necessary to or used or employed in the business and operations of Trustmark and Trustmark Bank as currently conducted. Trustmark and Trustmark Bank have good, indefeasible, marketable title to all of their significant tangible assets free of all liens, encumbrances and claims, except as required by law for deposits of public funds and to secure repurchase agreements. Leases covering material tangible assets in which Trustmark Bank has a leasehold interest only are valid and enforceable in accordance with their terms and the Merger will not result in a default thereunder.

                 4.7 Taxes. The amounts provided for taxes on the audited financial statement for the period ending December 31, 1996, are sufficient in all material respects for the payment of all accrued and unpaid federal, state, county and municipal taxes and all levies, licenses, franchise and registration fees, charges or withholdings of any nature whatsoever of Trustmark and Trustmark Bank for the period ending on the date of such financial statements and for all prior periods. Trustmark and Trustmark Bank have filed all material federal, state, county, municipal and other tax returns and all other material reports which are required to be filed in respect of all such taxes and, to the extent that their liabilities for taxes have not been fully discharged, full and adequate reserves have been established in the financial statements therefor. Neither Trustmark nor Trustmark Bank is in default in the payment of any taxes due or payable or of any assessments of any kind, and neither has received any notice of material assessment or proposed material assessment of any tax.

                 4.8 Exchange Act Filings. Trustmark has filed with or furnished to the Securities and Exchange Commission, as applicable, all annual, quarterly and other reports, all proxy statements and all annual reports to stockholders required by the Exchange Act to be so filed or furnished. Such reports and proxy statements are true and correct in all material respects and do not omit to state a material fact required to be stated therein or necessary to make the statement contained therein, in light of the circumstances under which they were made, not misleading. The financial statements and schedules included in such reports and proxy statements, together with the notes thereto, represent fairly, in all material respects, the financial position of Trustmark and its consolidated subsidiaries, as of their respective dates and the results of operations and changes in financial position for the periods indicated therein, in each case in conformity with generally accepted accounting principles, consistently applied.

                 4.9 Full Disclosure. To the best of Buyers' knowledge, this Agreement, including all information provided to Bank pursuant to this Agreement, does not contain any untrue statement of material fact and Buyers have not omitted to disclose to Bank any material fact concerning the financial condition, properties or prospects of Trustmark or Trustmark Bank.

                 4.10 Brokers, Finders or Advisers. Neither of the Buyers has employed or incurred any liability to any broker, finder or adviser in connection with the transactions contemplated by this Agreement.

                 4.11 Governmental and Judicial Consents and Approvals. The execution, delivery and performance by Buyers of this Agreement, and the consummation of the transactions contemplated by this Agreement, require no action by or in respect of, or filing with, any governmental or judicial body, agency, official or authority other than:

                 (a) compliance with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

                 (b) compliance with the applicable requirements of the Securities Exchange Act of 1934 ("Exchange Act") and the rules and regulations promulgated thereunder;

                 (c) compliance with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder;

                 (d) compliance with applicable foreign or state securities or "blue sky" laws;

                 (e) compliance with the applicable requirements of the Bank Holding Company Act of 1956 and the National Bank Act, both as amended; and

                 (f) such other filings or registrations with, or authorizations, consents or approvals of, governmental bodies, agencies, officials or authorities, the failure of which to make or obtain would not materially and adversely affect the ability of Buyers to consummate the Merger.

                 4.12 Litigation. Except as disclosed in the reports referred to in Section 4.8 or as set forth in Exhibit "F", neither of the Buyers is a party to any action, suit or proceeding, or is subject to any pending or threatened administrative, judicial or other action, suit, proceeding, inquiry or investigation, in which an unfavorable decision, ruling or finding could have a material adverse effect on the financial condition or operations of Trustmark and its consolidated subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement, and to the knowledge of Buyers there is no basis for any such action, suit, proceeding, inquiry or investigation.

                 4.13 Disclosure Documents. With respect to information supplied or to be supplied by Buyers for inclusion in the proxy statement relating to the meeting of Bank's stockholders for the approval of the Merger (the "Proxy Statement") and the registration statement on Form S-4 (or other appropriate registration form) to be filed with the Securities and Exchange Commission by Trustmark for the registration of the shares of Trustmark common stock to be offered and sold in the Merger (the "Registration Statement"), (i) the Proxy Statement, at the time of the mailing thereof to stockholders of Bank and at the Meeting Date, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) the Registration Statement, at the time it becomes effective under the Securities Act, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and Exchange Act, respectively, and the rules and regulations thereunder.

                 4.14     Absence of Certain Changes.   Since December 31,
1996, Trustmark and its subsidiaries have in all material respects conducted their businesses in the ordinary course and there has not been:

                 (a) any material adverse change with respect to the business, financial condition or prospects of Trustmark and its subsidiaries:

                 (b) except for regular dividends declared in the ordinary course of business, any declaration, setting aside or payments of any dividend or other distribution in respect of any shares of capital stock of Trustmark, or any repurchase, redemption or other acquisition by Trustmark of any outstanding shares of capital stock;

                 (c) any amendment of any material term of any outstanding Trustmark capital stock;


                 (d) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Trustmark or any of its subsidiaries; or

                 (e) any material change in any method of accounting or accounting practice by Trustmark or any of its subsidiaries, except for any such change that is required by reason of a concurrent change in generally accepted accounting principles.

                 4.15  Compliance with Laws.   Neither Trustmark nor Trustmark
Bank has, in its best judgment, any material uncorrected deficiencies noted in any examination report by federal or state regulatory authorities or is in violation of any material federal, state or local law, rule, ordinance or regulation.

         5.      SPECIAL AGREEMENTS.

                 5.1 Dividends. Bank shall be permitted to declare and pay an annual cash dividend out of current operating profits earned since January 1, 1997 of up to $7.00 per share. If the Closing of the transaction has not occurred by March 1, 1998, the Bank shall be entitled to declare and pay a quarterly dividend out of current operating profits in an amount not to exceed $1.75 per share. Except as set forth in this Section 5.1, Bank shall not declare or pay any cash or other dividends prior to the Closing.

                 5.2 Employment. Trustmark intends to continue the employment of the employees of Bank for a minimum of one (1) year after the Closing Date. However, as employees of Trustmark, such persons are subject to salary review, reassignment and termination in the same manner as other employees of Trustmark.

                 5.3 Confidentiality. Buyers and Bank represent and agree that any confidential information received concerning the other in connection with the transactions contemplated by this Agreement shall be maintained as confidential, and in the event the Closing does not occur without the default of the other party, Buyers and Bank agree to return all materials concerning the other to the party from which obtained. Notwithstanding this Section 5.3, either party may disclose any such information to the extent required by federal securities laws or otherwise required by any governmental agency or authority.

                 5.4 Covenant Not to Compete. Each Director of Bank agrees that for the period from the date hereof until one year after the Closing Date, he will not become directly, indirectly or beneficially an employee, five percent or more stockholder or director of any bank, savings bank, savings association, trust company, financial institution or other similar business enterprise which competes with Trustmark Bank within Smith County, Mississippi. Other than in the capacity of an officer of Trustmark Bank subsequent to Closing, the Directors of Bank further agree not to initiate any action to induce any officer of Trustmark Bank to leave Trustmark Bank's employment or directly or indirectly assist any other person or entity in requesting or inducing any such other employee of

Trustmark Bank to leave such employment for the period from the date hereof until one year after the Closing Date.

                 5.5 Payment of Expenses. Except as otherwise provided herein, each party shall bear their own expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

                 5.6      Employee Benefit Plans.   Following the Closing Date,
the employees of Bank will be entitled to the same employee benefits as are presently being provided to employees of Trustmark Bank. At Buyer's option, Bank's existing retirement plan shall either be (i) terminated on the Closing Date and, with Buyer's assistance, converted to self-directed individual retirement accounts for the employees or (ii) if permissible under applicable laws, rules and regulations, transfer the employee portion of Bank's existing plan to Buyer's existing retirement plan and the employer portion of Bank's existing plan to a separate newly created retirement plan maintained by Buyer. All employees of Bank will receive credit for years of service at Bank for purposes of vesting in Buyer's retirement plan.

                 5.7 Recommendation of Directors; Voting of Shares. The Board of Directors of Bank hereby agree to recommend that the shareholders of Bank approve the Merger, provided, nothing herein shall require the Board of Directors of Bank to take any action which, in the legal opinion of Watkins, Ludlam & Stennis, P.A., would constitute a breach of any fiduciary duties that are owed to the shareholders of Bank under applicable law. Each of the Directors of Bank agree to vote his Bank shares in favor of the Merger and to take all action reasonably required to effect the Merger.

                 5.8 Public Announcements. The parties will consult with each other as to the timing, form and content of all public announcements regarding any aspect of this Agreement or the Merger, provided that no party hereto shall be prohibited from making any press release or other public statement which its legal counsel deems necessary.

                 5.9 Due Diligence. Buyers shall promptly conduct a due diligence examination of the books, records, assets, and liabilities of Bank, which shall be completed no later than October 24, 1997. If such inquiry or examination should reveal any previously unknown financial information which Buyers, in their sole discretion, deem to be adverse, then Buyers may promptly notify Bank of such finding and may exercise their right of termination set forth in Section 11(d) of this Agreement. Notwithstanding the performance of the due diligence examination, the representations and warranties of Bank set forth in this Agreement shall be true in all material respects on the Closing Date and shall survive the Closing Date.

                 5.10     Credit Extensions.       Bank agrees to notify and
consult with Buyers before making, advancing, extending or renewing any loans or credits above $100,000 before the Closing Date.

                 5.11 Fairness Opinion. Buyers shall obtain, at Buyers' expense, an opinion that the Merger is fair, from a financial point of view, to the shareholders of Trustmark and Trustmark Bank.

                 5.12 Board of Directors. Following the consummation of Merger, the existing Board of Directors of Bank who so desire shall become advisory directors to the Taylorsville community bank office of Trustmark Bank and shall be entitled to the comparable benefits as are provided to other advisory directors of Trustmark Bank's community bank offices.

                 5.13 Registration Statement. Trustmark agrees to use all reasonable efforts to file the Registration Statement on or before October 3, 1997.

         6.      COVENANTS OF BANK PENDING CLOSING.

                 6.1 Shareholders' Meeting. As promptly as practical after the effective date of the Registration Statement for the Trustmark shares to be issued in connection with the Merger, Bank and its directors shall cause to be convened a meeting of the shareholders of Bank for the purpose of considering and voting on the Merger. Such meeting shall be properly called and held in accordance with applicable law and the charter and bylaws of Bank.

                 6.2 Documents of Title. Bank agrees to allow Buyers to examine all documents relating to any real or personal property owned by Bank.

                 6.3 Access to Properties and Records. Bank will provide Buyers and their authorized representatives full access during normal business hours and under reasonable circumstances to any and all of its premises, properties, contracts, commitments, books, records and other information and will cause its officers to furnish any and all financial, technical and operating data and other information pertaining to its business as Buyers shall from time to time reasonably request.

                 6.4      Solicitation of Further Offers.   From the date
hereof until the termination of this Agreement, subject to their fiduciary obligations and duties, Bank and its Board of Directors will not, directly or indirectly, take any action to solicit, initiate or encourage the making of any Acquisition Proposal (as hereinafter defined); nor will they enter into any negotiations concerning, furnish any non-public information relating to Bank in connection with, or agree to any Acquisition Proposal. The term "Acquisition Proposal" as used herein means any offer or proposal for, or any indication of interest in, a Merger or other business combination involving Bank, or the acquisition of a majority of the outstanding shares of Bank's common stock or a majority of the assets of Bank, other than the transaction contemplated by this Agreement.

                 6.5 Other Affirmative Covenants. Bank covenants with Buyers that at all times prior to the Closing Date, Bank will:

                 (a) Operate its business in substantially the manner in which such business is now being operated and use its reasonable efforts to maintain the goodwill of the depositors, customers and suppliers of Bank;

                 (b) Use its reasonable efforts to retain the services of its officers and employees; provided, however, that Bank shall have the right to terminate the employment of any officer or employee in accordance with established procedures;

                 (c) Maintain its properties in good repair and working order, reasonable wear and tear excepted;

                 (d) Duly and timely file all reports, tax returns and other documents required to be filed with federal, state and local tax and regulatory authorities;

                 (e) Unless contesting same in good faith by appropriate proceedings and having established reasonable reserves therefor, pay, when required to be paid, all taxes indicated by tax returns as filed or otherwise levied or assessed upon it or any of its properties and to withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payments all taxes and other assessments required by law to be withheld or collected;

                 (f) Notify Buyers of any unusual or material problems or developments with respect to its business; and

                 (g) Use its reasonable efforts to bring about the transaction contemplated by this Agreement.

                 6.6 Negative Covenants of Bank. From the date hereof until the Closing Date, without the prior written consent of Buyers, Bank will not:

                 (a) Incur any material obligation except current contracts entered into in the ordinary course of business;

                 (b) Increase the compensation of any director, and, except for normal increases as a result of regular salary reviews for officers and employees that will be conducted in January of 1998 if the Merger has not been consummated by such date, increase the compensation of any officer or employee or enter into or amend any contract of employment or enter into or amend any insurance, profit-sharing, pension, severance pay, bonus, incentive, deferred compensation or retirement plan or arrangement;

                 (c)      Amend its charter or bylaws;

                 (d) Sell, transfer or convey any of its investment securities other than in the ordinary course of business;

                 (e) Sell, assign or transfer any of its assets other than in the ordinary course of business;

                 (f) Mortgage, pledge or subject to any lien, charge or encumbrance any of its assets except in the ordinary course of business;

                 (g) Intentionally waive any material right, contractual or otherwise, or cancel or release any material debts or claims whether or not in the ordinary course of business;

                 (h) Intentionally suffer any material uninsured damage, destruction or loss to its tangible properties;

                 (i)      Except to the extent permitted pursuant to Section
5.1 hereof, declare or pay any dividend or make any other distribution with respect to its stock;

                 (j) Make, extend or renew any loan or other extension of credit to any of its officers, directors, or employees other than loans made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and that do not involve more than the normal risk of collectability or present other unfavorable features;

                 (k) Issue or sell any of its capital stock, or any of its debt securities, authorize a stock split, stock dividend, reclassification, recapitalization or otherwise affect its capital structure;

                 (l) Take any action that causes a failure to comply with any representation, warranty or covenant contained herein;

                 (m) Make, advance, extend or renew any loan or credit above $100,000; or

                 (n) Enter into any agreement to do any of the foregoing matters.

         7.      COVENANTS OF BUYERS PENDING CLOSING.

                 7.1 Corporate Action. Prior to the Closing Date, Buyers shall cause the Merger to be approved by the directors of Trustmark and the shareholder of Trustmark Bank.

                 7.2 Other Affirmative Covenants. Buyers covenant with Bank that at all times prior to the Closing Date, Buyers will and will cause Trustmark Bank to:

                 (a) Operate their businesses in substantially the manner in which such businesses are now being operated and use their reasonable efforts to maintain the good will of the depositors, customers and suppliers of Trustmark Bank;

                 (b) Use their reasonable efforts to retain the services of the officers and employees of Trustmark Bank; provided, however, that Buyers shall have the right to terminate the employment of any officer or employee of either of them in accordance with established procedures;

                 (c) Maintain their properties in good repair and working order, reasonable wear and tear excepted;

                 (d) Duly and timely file all reports, tax returns and other documents required to be filed with federal, state and local tax and regulatory authorities;

                 (e) Unless contesting same in good faith by appropriate proceedings and having established reasonable reserves therefor, pay, when required to be paid, all taxes indicated by tax returns as filed or otherwise levied or assessed upon them or any of their properties and to withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payments all taxes and other assessments either of them is required by law to withhold or collect;

                 (f) Use their reasonable efforts to bring about the transaction contemplated by this Agreement; and

                 (g) Notify Bank of any unusual or material problems or developments with respect to the business of Trustmark or Trustmark Bank.

         8.      CONDITIONS PRECEDENT TO BUYERS' OBLIGATIONS TO CLOSE.

                 Buyers obligations to consummate the Merger are subject to each of the following conditions precedent, any of which may be waived by Buyers in writing.

                 8.1 Warranties and Representations at Closing. All warranties and representations contained in this Agreement by or concerning Bank shall be true and correct on the Closing Date in all material respects.

                 8.2 Governmental Authority Approval. The consummation of the Merger shall have been approved by all governmental and regulatory agencies or authorities whose approval is required, such approvals shall be in full force and effect and no longer subject to judicial or administrative review and all waiting periods required by law shall have expired.

                 8.3 Corporate Approval. The Merger shall have been authorized by the Board of Directors and shareholders of Bank in accordance with the provisions of applicable law and the charter and bylaws of Bank, and Bank shall have furnished Buyers with certified copies of resolutions duly adopted by the Board of Directors and shareholders of Bank approving this Agreement and authorizing the Merger.

                 8.4 Compliance with Undertakings. Each of the acts, covenants, agreements and undertakings of Bank and its directors to be performed or caused to be complied with on or before the Closing Date pursuant to the terms hereof shall have been duly performed and caused to be complied with in all material respects.

                 8.5 No Material Adverse Change. There shall have been no material adverse change in the financial condition, tangible properties or prospects of Bank since December 31, 1996, other than as a result of the transactions contemplated hereby.

                 8.6 Federal Income Taxation. Buyers shall have received an opinion from Brunini Grantham Grower & Hewes, PLLC to the effect that the Merger will qualify as a tax-free reorganization under Section 368 of the Code.

                 8.7 Fairness Opinion. Buyers shall have received the fairness opinion described in Section 5.11 of the Agreement.

                 8.8 Opinion of Counsel. Bank shall cause to be delivered to Trustmark the opinion of Watkins, Ludlam & Stennis, P.A. as of the Closing Date to the effect that:

                 (a) Bank is duly organized, validly existing and in good standing as a state-chartered banking institution under the laws of the State of Mississippi. To the actual knowledge of such counsel, and following reasonable inquiry, but without independent verification of facts presented or represented by Bank to such counsel and with the ability to rely upon certifications of officers, Bank's authorized capitalization consists of 15,000 common shares, of which 15,000 shares are issued and outstanding and such outstanding shares have been duly authorized and validly issued and are fully paid and not assessable.

                 (b) This Agreement is valid, binding and enforceable against Bank in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally.

                 (c) The Merger has been duly authorized by all requisite corporate and shareholder action of Bank.

                 (d) Such counsel has no actual knowledge, following reasonable inquiry, but without independent verification of facts presented or represented by Bank to such counsel and with the ability to rely upon certificates of officers and other legal opinions, of any material misrepresentation, breach of any material warranty or breach of any material covenant or condition in this Agreement or in any document, statement, list or schedule referred to herein, by Bank.

                 8.9      Special Financial Covenants.   On the Closing Date,
the reserve for loan losses then maintained by Bank shall adequately provide for the anticipated loan losses of Bank as of such date in accordance with
accepted audit, bank examination and bank regulatory standards.   Further, the
tangible assets of Bank, shall have a fair market value equal to or greater than its liabilities.

                 8.10 Closing Certificate. At the Closing, the President of Bank shall execute and deliver a closing certificate to the effect that all representations and warranties by or concerning Bank are true and correct as of the Closing Date and that all other conditions precedent to Buyers' obligations to close have been performed and complied with in all material respects.

         9.      CONDITIONS PRECEDENT TO BANK'S OBLIGATION TO CLOSE.

                 Bank 's obligation to consummate the Merger is subject to each of the following conditions precedent, any of which may be waived by Bank in writing.

                 9.1 Warranties and Representations at Closing. All warranties and representations contained in this Agreement by or concerning Buyers shall be materially true and correct on the Closing Date; provided, nothing in this Agreement shall prohibit or impair the ability of Trustmark or Trustmark Bank to make further acquisitions using cash or through the issuance of additional securities or to grant any options or issue additional securities for other business purposes.

                 9.2      Governmental Authority Approval.   The consummation of
the Merger shall have been approved by all governmental and regulatory agencies or authorities whose approval is required, such approvals shall be in full force and effect and no longer subject to judicial or administrative review and all waiting periods required by law shall have expired.

                 9.3 Corporate Approval. The Merger shall have been authorized by the Board of Directors of Trustmark and Trustmark Bank and the shareholder of Trustmark Bank in accordance with the provisions of applicable law and the articles and bylaws of Trustmark Bank.

                 9.4 Compliance with Undertakings. Each of the acts, covenants, agreements and undertakings of Buyers to be performed or caused to be complied with on or before the Closing Date pursuant to the terms hereof shall have been duly performed and caused to be complied with in all material respects.

                 9.5 No Material Adverse Change. There shall have been no material adverse change in the condition, financial or otherwise, of Trustmark Bank since December 31, 1996, other than as a result of the transaction contemplated hereby.

                 9.6 Federal Income Taxation. Bank shall have received an opinion from Brunini Grantham Grower & Hewes, PLLC to the effect that the Merger will qualify as a tax-free reorganization under Section 368 of the Code.

                 9.7      Opinion of Counsel.      Buyers shall cause to be
delivered to Bank the opinion of Brunini, Grantham, Grower & Hewes, PLLC to the effect that:

                 (a) Trustmark Bank is duly organized, validly existing and in good standing as a national banking association.

                 (b)      Trustmark is a duly organized, validly existing
corporation in good standing under the laws of the State of Mississippi.   The
outstanding shares of Trustmark's common stock are, and the shares of Trustmark common stock to be issued as a result of Bank, upon execution and delivery, will be, in each case duly authorized, validly issued, fully paid, and nonassessable. The shares of Trustmark common stock are validly registered under the Securities Act of 1933.

                 (c) This Agreement is valid, binding and enforceable against Buyers in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally.

                 (d) The Merger has been duly authorized by all requisite corporate and shareholder action of Trustmark and Trustmark Bank, and has been appropriately approved by all applicable regulatory authorities.

                 (e) Such counsel has no actual knowledge, following diligent inquiry, but without independent verification of facts certified by appropriate officials of Trustmark and/or Trustmark Bank and relied upon by such counsel, of any material misrepresentation, material breach of any warranty or breach of any material covenant or condition in this Agreement or in any document, statement, list or schedule referred to herein by the Buyers.

                 9.8 Closing Certificate. At the Closing, the President and Chief Executive Officer of Trustmark shall execute and deliver a closing certificate to the effect that all representations and warranties by or concerning Trustmark and Trustmark Bank are true and correct in all material respects as of the Closing Date and that all other conditions precedent to Bank's obligation to Close have been performed and complied with in all material respects.

         10.     CLOSING.

                 On the Closing Date, subject to the terms and conditions set forth in this Agreement, Bank shall merge with and into Trustmark Bank pursuant to the Plan and Agreement of Merger attached as Exhibit "A." The Merger will be effective (the "Effective Time of the Merger") upon the date established by the United States Comptroller of the Currency.

                 At the Effective Time of the Merger, the separate corporate existence of Bank shall cease and Trustmark Bank shall be the surviving association of the Merger.

                 If all of the conditions to closing are satisfied or waived by January 15, 1998, the Closing will take place at the main office of Bank on Friday, January 30, 1998. If all of the conditions to closing are not satisfied by January 15, 1998, the Closing will take place on a subsequent date selected by Buyers within 30 days after all conditions to Closing are satisfied or waived (the "Closing Date"). At the Closing, the certificates, letters and opinions required by Articles 8 and 9 hereof shall be delivered and the appropriate officers of Bank, Trustmark and Trustmark Bank shall execute, deliver, acknowledge and file such documents, instruments and certificates required by this Agreement or otherwise necessary to accomplish the Merger.

         11.     TERMINATION.

                 This Agreement may be terminated and the Merger and the Closing abandoned at any time prior to the Closing Date without liability on the part of Bank or Buyers, as follows:

                 (a) By the mutual consents of the boards of directors of Bank and Trustmark;

                 (b) By any party if a governmental agency or authority shall at any time have failed to approve the transactions contemplated by this Agreement or shall have instituted and not dismissed court proceedings to restrain or prohibit such transactions and such court proceedings have not been resolved prior to one year after the date of this Agreement.

                 (c) By any party if the Closing Date shall not have occurred on or prior to the day that is one year after the date of this Agreement without the fault of such party;

                 (d) By Buyers at any time during the due diligence examination period as provided in Section 5.9 if such examination, in Buyers' opinion, reveals previously unknown, adverse information concerning Bank; or

                 (e) By Buyers, if at the time of such termination there shall be a material adverse change in the financial condition or tangible properties of Bank arising subsequent to the completion of due diligence as referred to in Section 5.9 hereof.

                 (f) By Bank, if at the time of such termination there shall be a material adverse change in the financial condition or tangible properties of Buyers arising subsequent to December 31, 1996.

                 (g) By either Buyers or Bank in accordance with and subject to the provisions of Section 2.4 hereof.

                 (h) By any party, if the stockholders of Bank fail to approve the Merger at the meeting of stockholders called for such purposes (including any adjournment or postponement thereof);

                 (i)      By Buyers if there has been a material breach by Bank
(A) of any of its representations and warranties set forth herein, or (B) of any of its obligations herein which has not been promptly cured after notice thereof from Buyers;

                 (j) By Bank if there has been a material breach by either of the Buyers (A) of any of its representations and warranties set forth herein or (B) of any of its obligations hereunder which has not been promptly cured after notice thereof by Bank.

         12.     MISCELLANEOUS.

                 12.1 Further Assurances. If at any time after the Effective Time of the Merger, Buyers shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in Trustmark Bank its right, title or interest in, to or under any of the rights, properties or assets of Bank acquired or to be acquired as a result of the Merger or to otherwise carry out this Agreement, the officers and directors of Buyers shall, and will be authorized to, execute and deliver, in the name and on behalf of Bank all such deeds, bills of sale, assignments and assurances and take and do, in the name of and on behalf of Bank, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Trustmark Bank or to otherwise carry out this Agreement.

                 12.2 Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Mississippi, except to the extent federal law is applicable.

                 12.3 Notices and Communications. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed given when delivered in person or 5 days after being mailed by United States certified or registered mail, return receipt requested, postage prepaid and addressed:

           TO:                              Smith County Bank
                                            ATTN: Friend B. Walker, Jr.
                                            Post Office Box 375
                                            Taylorsville, MS 39168-0375

           WITH A COPY TO:                  Craig N. Landrum
                                            Watkins, Ludlam & Stennis, P.A.
                                            P.O. Box 427
                                            Jackson, MS 39205-0427

           TO:                              Trustmark or Trustmark Bank
                                            ATTN: Gerard R. Host
                                            248 E. Capitol Street
                                            Jackson, Mississippi  39201

           WITH A COPY TO:                  Granville Tate, Jr.
                                            Brunini, Grantham, Grower & Hewes,
                                            PLLC
                                            P. O. Drawer 119
                                            Jackson, Mississippi  39205

                 Any party may change the address to which notice or other communication to him or it is sent by delivery of written notice of the change to the other parties to this Agreement.

                 12.4 Headings and Exhibits. Any section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provisions hereof. All documents, statements, lists and schedules referred to herein shall be initialed for identification or may be physically annexed hereto, but in either event such documents, statements, lists and schedules shall be deemed a part hereof.

                 12.5 Benefit. This Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto, their heirs, successors or assigns. This Agreement is not intended to nor shall it create any rights in any other party.

                 12.6     Partial Invalidity.  The invalidity or
unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

                 12.7 Waiver. Neither the failure nor any delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof or the exercise of any other right, power or remedy.

                 12.8 Counterparts. This Agreement may be executed simultaneously in one or more counterparts each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

                 12.9 Interpretation. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or entity or the context may require. Further, it is acknowledged by the parties that this Agreement has been drafted and negotiated by both parties hereto and, therefore, no presumptions shall arise favoring either party by virtue of the authorship of any of its provisions.

                 12.10 Entire Agreement. This Agreement and the documents, statements, lists and schedules referred to herein constitute the entire Agreement between the parties hereto, and it is understood and agreed that all undertakings, negotiations and agreements heretofore had between the parties are merged herein. This Agreement may not be modified orally, but only by an agreement in writing signed by either Trustmark or Trustmark Bank, on the one hand, and Bank, on the other.

                 12.11    Time of the Essence.   With respect to any act called
for by any party to this Agreement, including regulatory authority approvals and registration of the Trustmark shares with appropriate state and federal agencies, time is of the essence.

                 12.12 Definition of Material. With reference to the representations, warranties and covenants of Bank contained in this Agreement, such representations, warranties and covenants shall be strictly satisfied and complied with. Accordingly, when used with reference to Bank "material" and "materially" shall be understood to mean a breach of any representation, warranty or covenant contained in this Agreement which, separately or in the aggregate with any other such breach, does or could result in a cost, loss, detriment or obligation in excess of $200,000. Provided, however, with reference to the representations, warranties and covenants of Buyers contained in this Agreement, "material" and "materially" shall have the meaning normally accorded such terms considering the relative importance of such representation, warranty or covenant in the context of a business of the type and size of Buyers. Any reduction in the book value of Bank or Trustmark which may result by virtue of the adoption of SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" shall not constitute a material adverse change in the condition, financial or otherwise, of Bank or Trustmark.

  WITNESS the signatures of the parties as of the date first set forth above.

                                  TRUSTMARK CORPORATION


                                  By:
                                    --------------------------------

                                  Richard G. Hickson, Its President
                                  and Chief Executive Officer

     (SEAL)


                                  TRUSTMARK NATIONAL BANK


                                  By:
                                    --------------------------------
                                  Richard G. Hickson, Its Vice
                                  Chairman
                                  and Chief Executive Officer

     (SEAL)


                                  SMITH COUNTY BANK



                                  By:
                                    --------------------------------
                                  Friend B. Walker, Jr.,
                                  President


     (SEAL)

                                  Board  of  Directors  of  Smith County
                                  Bank


                                  ----------------------------------
                                  William D. Bassett


                                  ----------------------------------
                                  D. Michael Bryant


                                  ----------------------------------
                                  Cliff Currie


                                  ----------------------------------
                                  Frank R. Day


                                  ----------------------------------
                                  R. Edwin Grissom


                                  ----------------------------------
                                  Robert Lindsey, Jr.


                                  ----------------------------------
                                  John K. Mayfield


                                  ----------------------------------
                                  John W. Murray


                                  ----------------------------------
                                  Friend B. Walker, Jr.

                                EXHIBIT INDEX


  Exhibit "A"                                 Plan and Agreement of Merger

  Exhibit "B"                                 Contracts

  Exhibit "C"                                 Pending Litigation - Bank

  Exhibit "D"                                 Insurance Policies

  Exhibit "E"                                 Regulatory Reports

  Exhibit "F"                                 Pending Litigation - Buyers

                      FIRST AMENDMENT TO MERGER AGREEMENT

         This First Amendment to Merger Agreement is entered into this the 13th day of January, 1998, but effective as of December 23, 1997, between and among TRUSTMARK CORPORATION, a Mississippi corporation ("Trustmark"), TRUSTMARK NATIONAL BANK, a national banking association ("Trustmark Bank") (Trustmark and Trustmark Bank are sometimes collectively referred to as "Buyers") and SMITH COUNTY BANK, a Mississippi state-chartered banking institution ("Bank").

                                   WITNESSETH

         On September 9, 1997, Bank and Buyers entered into a Merger Agreement pursuant to which Bank will be merged with and into Trustmark Bank.

         The Merger Agreement provides that the ratio in to which each Bank common share will be exchanged for shares of Trustmark may be renegotiated based on the average market price of Trustmark shares.

         Bank and Buyers have renegotiated the exchange ratio and desire to amend the Merger Agreement to establish a fixed ratio for the number of shares in to which each Bank common share will be exchanged for shares of Trustmark.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the Bank and Buyers do hereby agree to amend the Merger Agreement on the following terms and conditions.

         1. Conversion of Shares. Paragraph 2.1 of the Merger Agreement is hereby deleted in its entirety and the following new Paragraph 2.1 is substituted in lieu thereof:

                 2.1 Conversion of Shares.  Subject to Sections 2.2, 2.3 and
                 2.4 of this Agreement, as of the Effective Time of the Merger, by virtue of the Merger and without any further action on the part of holders of any Bank shares, each outstanding share of the Bank shall be converted into 25.4555 shares of Trustmark common stock (the "Exchange Ratio").

         2. Fractional Shares. The last sentence in Paragraph 2.3 of the Merger Agreement is hereby amended to provide as follows:

                 In lieu of any such fractional share, each holder of Bank common shares who would otherwise be entitled to a fractional share of

                 Trustmark common stock will be paid cash upon surrender of all the stock certificates representing Bank common shares held by such holder in the amount equal to the product of such fraction multiplied by $43.313.

         3. Calculations and Adjustments. Paragraph 2.4 of the Merger Agreement is hereby deleted in its entirety and the following new paragraph 2.4 is substituted in lieu thereof:

                 2.4 Calculations and Adjustments. If, between the date of this Agreement and the Effective Time of the Merger, Trustmark shares shall be changed into a different number of shares or shares of a different class by reason of any reclassification, recapitalization, stock split or stock dividend with a record date within said period, the number of Trustmark common shares to be issued and delivered upon the Merger as provided in this Agreement shall be appropriately and proportionately adjusted so that the number of such shares that will be issued and delivered as a result of the Merger will equal the number of Trustmark common shares that holders of shares of Bank common stock would have received had the record date for such reclassification, recapitalization, stock split of stock dividend been immediately following the Effective Time of the Merger.

         4.      Termination.

                 a. Subparagraph 11(c) of the Merger Agreement is hereby amended to provide as follows:

                          By any party if the Closing Date shall not have occurred on or prior to the day that is one year after the date of this First Amendment to Merger Agreement without the fault of such party.

                 b. Subparagraph 11(g) of the Merger Agreement is hereby deleted.

         5. Except as modified or amended herein, the Merger Agreement is ratified and shall remain unchanged and in full force and effect.

         WITNESS the signature of the undersigned parties as of the date first above written.

                             TRUSTMARK CORPORATION


         (Seal)              By:
                                ------------------------------
                                Richard G. Hickson,
                                President and Chief Executive Officer

                             TRUSTMARK NATIONAL BANK


         (Seal)              By:
                                ------------------------------
                                Richard G. Hickson, Vice Chairman and
                                Chief Executive Officer


                             SMITH COUNTY BANK


         (Seal)              By:
                                ------------------------------
                                Friend B. Walker, Jr., President

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Pursuant to Article VI, Section 2 of the bylaws of Trustmark Corporation, the corporation may indemnify or reimburse the expenses of any person against all reasonable expenses incurred in connection with any litigation or proceeding in which such person may have been involved because he is or was a director (including honorary or advisory directors) officer or employee of the corporation or of any other firm, corporation or organization which he served in any such capacity at the request of the corporation. Provided, such person shall have no right to indemnification or reimbursement in relation to any matters in which he is finally adjudged to have been guilty of or liable for negligence or willful misconduct in the performance of his duties; and, provided further, that no person shall be so indemnified or reimbursed in relation to any administrative proceeding or action instituted by any appropriate bank regulatory agency which proceeding or action results in a final order assessing civil monetary penalties or requiring affirmative action by an individual or individuals in the form of payments to the corporation.

         In addition, pursuant to the Mississippi Business Corporation Act, directors and officers are entitled to indemnification in certain events as summarized below:

         The Mississippi Business Corporation Act provides for indemnification of directors and officers in certain events. Directors and officers are entitled to indemnification if they are wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person is a party because he was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. A corporation may indemnify an individual who is a party to a proceeding because he is or was a director or officer against a liability incurred in the proceeding if the person conducted himself in good faith and he reasonably believed, in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and, in all other cases, that his conduct was not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful or, he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the corporation's articles of incorporation. Unless ordered by a court, a corporation may not indemnify a director or officer in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct specified above, or, in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

         A corporation may, additionally, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by the director or officer who is a party to a proceeding under certain circumstances.

ITEM 21.(a)

EXHIBITS

  EXHIBIT
    NO.                                          DESCRIPTION
  -------                                        -----------
       2.        Merger Agreement                                          **

       3.        Articles of Incorporation of
                 Trustmark Corporation                                     *

       3.1       Bylaws of Trustmark                                       *

       5.        Proposed Opinion of Brunini,
                 Grantham, Grower, & Hewes, PLLC                           **

       8.        Proposed Tax Opinion of Brunini,
                 Grantham, Grower, & Hewes, PLLC                           **

      10.        Material Contracts                                        *

      13.        Annual Report to Security Holders                         *

      13.1       Quarterly Report to Security Holders                      *

      21.        Subsidiaries of Registrant                                *

      23.1       Consent of Arthur Andersen LLP                            **

      23.2       Consent of May & Company                                  **

      23.3       Consent of Brunini, Grantham,
                 Grower, & Hewes, PLLC                                     **

      23.4       Consent of Chaffe & Associates, Inc.                      **

      23.5       Consent of Southard Financial                             **

      27         Financial Data Schedule                                   *
      99         Form of Letter to Shareholders, Notice of Special         ***
                 Meeting and Proxy to be used
                 in connection with Special Meeting
                 of Shareholders of SCB


(*)      Included in documents incorporated by reference

(**)     Previously filed


(***)    Filed herewith

ITEM 22. UNDERTAKINGS

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement pursuant to Items 4, 10(b), 11 or 13 of the Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first
class mail or equally prompt means.   This includes information contained in
documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it becomes effective.

         The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Trustmark pursuant to Trustmark's bylaws, or otherwise, Trustmark has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Trustmark of expenses incurred or paid by a director, officer or controlling person of Trustmark in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Trustmark will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Jackson, State of Mississippi on February 2, 1998.

                                        TRUSTMARK CORPORATION


                                        BY: /s/ RICHARD G. HICKSON RICHARD
                                            ------------------------------
                                            G. HICKSON, President and
                                            Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           SIGNATURE                         TITLE                      DATE
   ---------------------------        ------------------           --------------
   /s/ GERARD R. HOST                 Principal Financial &        February 2, 1998
   ---------------------------        Accounting Officer of
   Gerard R. Host                     Trustmark


   /s/ FRANK R. DAY                   Chairman                     February 2, 1998
   ---------------------------
   Frank R. Day


   /s/ RICHARD G. HICKSON             Director & Chief             February 2, 1998
   ---------------------------        Executive Officer
   Richard G. Hickson


   /s/ J. KELLY ALLGOOD               Director                     February 2, 1998
   ---------------------------
   J. Kelly Allgood


   /s/ REUBEN V. ANDERSON             Director                     February 2, 1998
   ---------------------------
   Reuben V. Anderson


   /s/ JOHN L. BLACK, JR.             Director                     February 2, 1998
   ---------------------------
   John L. Black, Jr.


   /s/ HARRY H. BUSH                  Director                     February 2, 1998
   ---------------------------
   Harry H. Bush

   /s/ ROBERT P. COOKE, III           Director                     February 2, 1998
   ---------------------------
   Robert P. Cooke, III


   /s/ WILLIAM C. DEVINEY, JR.        Director                     February 2, 1998
   ---------------------------
   William C. Deviney, Jr.


   /s/ D. G. FOUNTAIN, JR.            Director                     February 2, 1998
   ---------------------------
   D. G. Fountain, Jr.


   /s/ GERALD GARNETT                 Director                     February 2, 1998
   ---------------------------
   Gerald Garnett



            SIGNATURE                          TITLE                   DATE
    -------------------------             ------------------      --------------

    /s/ MATTHEW L. HOLLEMAN, III          Director                February 2, 1998
    ----------------------------
    Matthew L. Holleman, III

    /s/ FRED A. JONES                     Director                February 2, 1998
    ----------------------------
    Fred A. Jones

    /s/ T. H. KENDALL, III                Director                February 2, 1998
    ----------------------------
    T. H. Kendall, III

    /s/ LARRY L. LAMBIOTTE                Director                February 2, 1998
    ----------------------------
    Larry L. Lambiotte

    /s/ ROBERT V. MASSENGILL              Director                February 2, 1998
    ----------------------------
    Robert V. Massengill

    /s/ DONALD E. MEINERS                 Director                February 2, 1998
    ----------------------------
    Donald E. Meiners

    /s/ WILLIAM NEVILLE, III              Director                February 2, 1998
    ----------------------------
    William Neville, III

    /s/ RICHARD H. PUCKETT                Director                February 2, 1998
    ----------------------------
    Richard H. Puckett

    /s/ CHARLES W. RENFROW                Director                February 2, 1998
    ----------------------------
    Charles W. Renfrow
                                          Director                January ___, 1998
    ----------------------------
    Clyda S. Rent

    /s/ WILLIAM THOMAS SHOWS              Director                February 2, 1998
    ----------------------------
    William Thomas Shows

    /s/ HARRY M. WALKER                   Director                February 2, 1998
    ----------------------------
    Harry M. Walker

    /s/ LEROY G. WALKER, JR.              Director                February 2, 1998
    ----------------------------
    LeRoy G. Walker, Jr.

                                          Director                January ___, 1998
    ----------------------------
    Paul H. Watson, Jr.

    /s/ JOHN C. WHEELESS, JR.             Director                February 2, 1998
    ----------------------------
    John C. Wheeless, Jr.

    /s/ ALLEN WOOD                        Director                February 2, 1998
    ----------------------------
    Allen Wood

                               INDEX TO EXHIBITS

EXHIBITS

  EXHIBIT
    NO.                                    DESCRIPTION
    ---                                    -----------
     2.       Merger Agreement                                              **

     3.       Articles of Incorporation of
              Trustmark Corporation                                          *

    3.1       Bylaws of Trustmark                                            *

    5.        Proposed Opinion of Brunini,
              Grantham, Grower, & Hewes, PLLC                               **

    8.        Proposed Tax Opinion of Brunini,
              Grantham, Grower, & Hewes, PLLC                               **

   10.        Material Contracts                                             *

   13.        Annual Report to Security Holders                              *

   13.1       Quarterly Report to Security Holders                           *

   21.        Subsidiaries of Registrant                                     *

   23.1       Consent of Arthur Andersen LLP                                **

   23.2       Consent of May & Company                                      **

   23.3       Consent of Brunini, Grantham,
              Grower, & Hewes, PLLC                                         **

   23.4       Consent of Chaffe & Associates, Inc.                          **

   23.5       Consent of Southard Financial                                 **

   27         Financial Data Schedule                                        *

   99         Form of Letter to Shareholders, Notice of Special             ***
              Meeting and Proxy to be used
              in connection with Special Meeting
              of Shareholders of SCB


(*)      Included in documents incorporated by reference
(**)     Previously filed

(***)    Filed herewith